SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement.
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☐	Definitive Proxy Statement.
☐	Definitive Additional Materials.
☐	Soliciting Material Pursuant to Rule 14a-12.

ADMIRALTY BANCORP, INC.

(Name of Registrant as Specified in Its Charter)

Not applicable

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Admiralty Bancorp, Inc. common stock, no par value per share.
	(2)	Aggregate number of securities to which transaction applies: 6,048,573 shares of Admiralty common stock (including 760,136 shares underlying outstanding options).
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The filing fee was determined based on the aggregate merger consideration, which is the sum of (a) $137,499,362, which equals the product of 5,288,437 shares of Admiralty common stock and the cash merger consideration of $26.00 per share and (b) $12,235,196, which equals the product of 760,136 shares underlying options and $26.00 per share less the exercise price per share of each of such options. The filing fee equals $92.00 per million of the aggregate merger consideration.
	(4)	Proposed maximum aggregate value of transaction: $149,734,558
	(5)	Total fee paid: $13,775.58
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

[ADMIRALTY BANCORP, INC. LOGO]

Dear Admiralty Stockholder:

      The boards of directors of Admiralty Bancorp, Inc., RBC Centura Banks, Inc. and Royal Bank of Canada have adopted a merger agreement that will result in Admiralty becoming a wholly owned subsidiary of RBC Centura. RBC Centura is the U.S. banking subsidiary of Royal Bank of Canada, which is Canada’s largest financial institution as measured by market capitalization and assets, and is one of North America’s leading diversified financial services companies.

      If the merger is completed, each outstanding share of Admiralty common stock owned by you will be cancelled and converted into the right to receive the cash merger consideration equal to $26.00 per share. At $26.00 per share, the cash merger consideration represents a premium of approximately 11.50% over the $23.319 closing price of the Admiralty common stock on the Nasdaq National Market on August 28, 2002, the day before public announcement of the merger. The receipt of the cash will be taxable to you.

      Under the terms of the merger agreement, holders of options to purchase Admiralty common stock that remain outstanding at the closing of the merger will be entitled to receive for each option cash equal to the difference between the cash merger consideration and the applicable exercise price of the options, multiplied by the number of shares of common stock covered by the option, less applicable withholding taxes. All options outstanding as of the closing of the merger will be cancelled.

      The merger is subject to several conditions, including obtaining the approval of holders of a majority of the outstanding shares of Admiralty common stock, receipt of regulatory approvals, and other customary closing conditions. Assuming all of the conditions of the merger are satisfied, we expect that the closing of the merger will occur in January 2003.

      Our board of directors has carefully reviewed and considered the terms and conditions of the proposed merger. Based on this review, our board of directors has unanimously determined that the terms of the merger agreement and merger are fair to and in the best interests of Admiralty and our stockholders. In making this determination, our board of directors considered, among other things, an opinion received from Sandler O’Neill & Partners, L.P., our financial advisor, as to the fairness of the cash merger consideration to be received by our stockholders from a financial point of view. Sandler O’Neill’s opinion is subject to the various factors and assumptions that are described in its written opinion, which is attached as Annex B to the enclosed proxy statement. Our board of directors has unanimously approved the merger agreement and the merger, and has determined that the merger agreement and merger are advisable, fair to and in the best interests of Admiralty and its stockholders, and unanimously recommends that you approve the merger agreement and the merger.

      Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you attend the special meeting, you may vote in person even if you previously returned your proxy. To approve the merger agreement and merger, please vote “FOR” the proposal by following the instructions stated on the enclosed proxy card. Your vote is very important regardless of the number of shares of Admiralty common stock that you own. We urge you to vote “FOR” the merger.

      The enclosed proxy statement provides you with detailed information about the proposed merger. We encourage you to read the entire proxy statement and its annexes carefully.

Sincerely yours,

Bruce A. Mahon
Chairman of the Board

      The enclosed proxy statement is dated October   , 2002 and is first being mailed to Admiralty’s stockholders on or about October   , 2002.

ADMIRALTY BANCORP, INC.

4400 PGA Boulevard
Palm Beach Gardens, Florida 33410

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER            , 2002

To the Stockholders of Admiralty Bancorp, Inc.:

      We will hold a special meeting of stockholders of Admiralty Bancorp, Inc., a Delaware corporation, at the                , at 10:00 a.m. local time, on December   , 2002 for the following purposes:

1. To consider and vote upon a proposal to approve the merger agreement dated August 29, 2002 and the resulting merger whereby, among other things:

•	A wholly owned subsidiary of RBC Centura Banks, Inc. will merge with and into Admiralty, which will survive the merger and become a wholly owned subsidiary of RBC Centura;

•	Each outstanding share of Admiralty common stock, except those shares held by stockholders who are exercising their appraisal rights under Delaware law, will be converted into the right to receive the cash merger consideration of $26.00 per share, without interest; and

•	Each option to purchase Admiralty common stock that remains outstanding at the closing of the merger will be cancelled and the holder will be entitled to receive cash equal to the difference between the cash merger consideration and the applicable exercise price of the option, multiplied by the number of shares of common stock covered by the option, less applicable withholding taxes.

2. To transact any other business as may properly come before the special meeting or any adjournments or postponements thereof.

      AFTER CAREFUL CONSIDERATION, ADMIRALTY’S BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER AGREEMENT AND MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF ADMIRALTY AND ITS STOCKHOLDERS. ADMIRALTY’S BOARD OF DIRECTORS HAS UNANIMOUSLY ADOPTED A RESOLUTION APPROVING THE MERGER AGREEMENT AND THE RESULTING MERGER AND UNANIMOUSLY RECOMMENDS THAT THE ADMIRALTY STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE THE MERGER AGREEMENT AND MERGER.

      Only stockholders of record at the close of business on October   , 2002 are entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof. YOUR VOTE IS VERY IMPORTANT. Approval of the merger agreement and merger proposal described in the attached proxy statement requires the favorable vote of the holders of a majority of the outstanding shares of Admiralty common stock.

      Admiralty stockholders are entitled to appraisal rights in connection with the merger pursuant to Section 262 of the Delaware General Corporation Law. If Admiralty stockholders approve the merger agreement, Admiralty stockholders who elect to demand appraisal of their shares will be entitled to receive the “fair value” of their shares of Admiralty common stock if they comply with the provisions of Section 262. We have attached a copy of Section 262 of the Delaware General Corporation Law as Annex D to the accompanying proxy statement, and a summary of Section 262 is provided under “The Merger — Appraisal Rights” in the accompanying proxy statement.

      Whether or not you expect to be present at the special meeting, please sign, date and return the enclosed proxy card in the pre-addressed envelope provided for that purpose as promptly as possible. No postage is required if your signed and dated proxy card is mailed in the United States. Please do not send in your stock certificates at this time. If the merger is completed, you will receive instructions explaining how to exchange your shares for the cash merger consideration.

By Order of the Board of Directors,

Bruce A. Mahon,
Chairman of the Board

QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY OF TERMS OF THE MERGER
The Special Meeting (See pages 8-10)
Voting and Support Agreements (See pages 35-36)
The Merger
Background of the Merger; Admiralty’s Reasons for the Merger (See pages 11-21)
Royal Bank of Canada’s Reasons for the Merger (See page 22)
Opinion of Admiralty’s Financial Advisor (See pages 14-20)
Recommendation of Admiralty’s Board of Directors (See page 22)
U.S. Federal Income Tax Considerations (See pages 23-24)
Regulatory Requirements (See pages 24-25)
Appraisal Rights (See pages 25-26)
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
THE PARTIES TO THE MERGER
THE SPECIAL MEETING
Where and When the Special Meeting Will Be Held
Purpose of the Special Meeting
October , 2002 Record Date; Voting Power
Required Quorum and Required Vote
Voting of Proxies
Revoking the Proxy
Abstentions; Broker Non-Votes
Solicitation of Proxies; Payment of Expenses
Adjournments or Postponements
Stock Certificates
THE MERGER
Description of the Merger
Background of the Merger
Opinion of Admiralty’s Financial Advisor
Admiralty’s Reasons for the Merger
Recommendation of Admiralty’s Board of Directors
Royal Bank of Canada’s Reasons for the Merger
Interests of Directors and Officers in the Merger that Differ from Yours
U.S. Federal Income Tax Considerations
Regulatory Requirements
Appraisal Rights
Delisting and Deregistration of Admiralty Common Stock after the Merger
Accounting Treatment
Stock Transfer and Paying Agent
Exchange Procedures
THE MERGER AGREEMENT
Merger Structure
Effective Time of the Merger
Treatment of Admiralty Common Stock
Procedure for Exchange of Admiralty Common Stock Certificates
Treatment of Stock Options
Representations and Warranties
Conduct of Business Pending the Merger
No Solicitation of Acquisition Proposals
Stock Options
Other Employee Benefits
Insurance and Indemnification.
Other Covenants
Conditions to the Merger
Termination of the Merger Agreement
Fee if the Merger Agreement Is Terminated
Expenses
Amendment and Waiver
Voting and Support Agreements
BENEFICIAL SECURITY OWNERSHIP OF ADMIRALTY
ADDITIONAL INFORMATION
Who Can Help Answer Your Questions
Where You Can Find More Information
ANNEX A
ANNEX B
ANNEX C
ANNEX D

i

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What effect will the merger have on Admiralty?

A:	After the merger is completed, 100% of the Admiralty Bancorp, Inc. common stock will be owned by RBC Centura Banks, Inc. and the stock will no longer be publicly traded.

Q:	What will I receive in the merger?

A:	If the merger is completed, you will receive the cash merger consideration equal to $26.00, without interest, in exchange for each share of the Admiralty common stock that you own at the time of the merger. The cash merger consideration represents a premium of approximately 11.50% over the $23.319 closing price of the Admiralty common stock on the Nasdaq National Market on August 28, 2002, the business day prior to the execution of the merger agreement.

Q:	What is the board of directors’ recommendation?

A:	Our board of directors has unanimously:

• Adopted the merger agreement and the resulting merger;

• Determined that the merger agreement and merger are advisable and are fair to, and in the best interests of, Admiralty and its stockholders; and

• Recommended the merger agreement and merger proposal.

In making this determination, our board of directors carefully reviewed and evaluated the terms and conditions of the merger agreement and the merger. The board of directors also considered the opinion of Admiralty’s financial advisor, Sandler O’Neill & Partners, L.P., as to the fairness of the merger consideration to be received by our stockholders from a financial point of view.

Our board of directors recommends that you vote “FOR” approval of the merger agreement and merger proposal.

Q:	What am I being asked to vote upon?

A:	You are being asked to vote to approve the merger agreement and the resulting merger.

Q.	What vote of stockholders is required to approve the merger agreement and merger proposal?

A:	The merger agreement and merger proposal must be approved by the affirmative vote of the holders of a majority of the outstanding shares of the Admiralty common stock. Proxies returned to us, if properly signed and dated but not marked to indicate your voting preference, will be counted as votes “FOR” approval of the merger agreement and merger. If you do not return your proxy, properly signed and dated, or attend the special meeting and vote in person, this will have the same effect as a vote “AGAINST” approval of the merger agreement and merger.

Q.	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, you should complete, date and sign your proxy card and mail it in the enclosed return envelope as soon as possible so that your shares may be represented at the meeting, even if you plan to attend the meeting in person.

Q.	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote by sending to us a later dated, signed proxy card or a written revocation before the special meeting or by attending the special meeting and voting in person. Your attendance at the special meeting will not, by itself, revoke your proxy. You must also vote your shares in person at the special meeting. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change your vote.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	No. Your broker will vote your shares only if you provide instructions on how you desire to vote. You should follow the procedures provided by your broker as to how to vote your shares.

Q:	What happens if I do not send in my proxy or if I abstain from voting?

A:	If you do not send in your proxy, if you do not instruct your broker to vote your shares, or if you abstain from voting, it will have the same effect as a vote against the merger proposal.

Q:	Should I send my stock certificates now?

A:	No. If the merger is completed, you will receive written instructions for exchanging your Admiralty common stock certificates for the cash merger consideration.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger as quickly as possible. We plan to complete the merger shortly after we receive stockholder and regulatory approvals for the merger, which we anticipate will result in a January 2003 closing, although there can be no assurances that we will be able to do so.

Q:	What are the tax consequences of the merger?

A:	The merger will be a taxable transaction to you for federal income tax purposes. A summary of the possible tax consequences appears on pages - of this proxy statement. You should consult your tax advisor regarding the specific tax consequences of the merger to you based on your particular circumstances.

Q:	Who can help answer my questions?

A:	If you have additional questions about the merger or would like additional copies of the proxy statement, you should call , toll-free at .

SUMMARY OF TERMS OF THE MERGER

      This summary contains selected information from this proxy statement regarding the proposed merger and may not contain all of the information that is important to you. To understand the merger fully, we strongly encourage you to read this entire proxy statement carefully, including the annexes, and the documents referred to in this proxy statement.

The Parties to the Merger (See page 7)

     Admiralty Bancorp, Inc.

Admiralty Bancorp, Inc.

4400 PGA Boulevard
Palm Beach Gardens, Florida 33410
Telephone: (561) 624-4701

      Admiralty Bancorp, Inc. is a financial holding company whose wholly owned subsidiary is Admiralty Bank, a Florida-chartered commercial bank with its main office in Palm Beach Gardens, Florida and branch offices in Altamonte Springs, Boca Raton, Cocoa Beach, Fort Lauderdale, Juno Beach, Jupiter, Melbourne and Orlando, Florida. Admiralty’s common stock is designated for trading in the Nasdaq National Market under the symbol “AAAB.”

     Royal Bank of Canada

      Royal Bank of Canada is a Canadian-chartered bank, with its head office located at 1 Place Ville Marie, Montreal, Quebec, Canada HC3 3A9, and its corporate headquarters located at Royal Bank Plaza, 200 Bay Street, Toronto, Ontario, Canada M5J 2J5. Royal Bank of Canada’s common shares are listed on the New York Stock Exchange under the trading symbol “RY” and on stock exchanges in Canada and Switzerland. Its preferred shares are listed on the Toronto Stock Exchange in Canada.

     RBC Centura Banks, Inc.

      RBC Centura Banks, Inc. is a financial holding company organized as a North Carolina corporation and wholly owned subsidiary of Royal Bank of Canada, with its principal office located at 1417 Centura Highway, Rocky Mount, North Carolina 27804.

The Special Meeting (See pages 8-10)

     October   , 2002 Record Date; Voting Power

      You are entitled to vote at the special meeting if you owned shares of Admiralty common stock as of the record date for the special meeting, which was the close of business on October   , 2002. For each share of Admiralty common stock owned on that date, Admiralty stockholders will have one vote at the special meeting.

      On October   , 2002, there were           shares of Admiralty common stock outstanding.

     Required Quorum and Required Vote

      The holders of a majority of the outstanding shares of Admiralty common stock must be present, in person or by proxy, at the special meeting for a quorum to be present. The merger requires the approval of a majority of all of the outstanding shares of Admiralty common stock entitled to vote at the special meeting. If you fail to vote or abstain from voting, it will have the same effect as a vote against the merger.

Voting and Support Agreements (See pages 35-36)

      In connection with the merger, each of Admiralty’s directors has entered into a voting and support agreement with Royal Bank of Canada in which each director, in his capacity as a stockholder of

Admiralty, agreed to vote all of his Admiralty shares in favor of the merger agreement and merger at the special meeting. As of the record date, the Admiralty directors beneficially owned a total of 1,378,430 shares of Admiralty common stock, or approximately      % of the outstanding shares.

      Each director also agreed to refrain from engaging in competitive businesses, as described in the agreements, in the state of Florida for one year from the date of the merger.

      A copy of the form of voting and support agreement is attached as Annex C to this proxy statement.

The Merger

     Description of the Merger (See page 11)

      In the merger, a newly formed merger subsidiary will merge with and into Admiralty, and Admiralty will be the surviving company.

      If the merger is completed, you will receive the merger consideration of $26.00 in cash in exchange for each share of Admiralty common stock that you own at the time of the merger. Holders of options to purchase Admiralty common stock that remain outstanding at the closing of the merger will receive for each option cash equal to the difference between the cash merger consideration and the applicable exercise price of the options, multiplied by the number of shares of common stock covered by the option, less applicable withholding taxes. All outstanding options as of the effective date of the merger will be cancelled.

      The merger is subject to several conditions. We strongly encourage you to carefully read the merger agreement in its entirety, a copy of which attached as Annex A to this proxy statement, because it is the legal document that governs the merger.

      We are working to complete the merger as soon as possible. We anticipate completing the merger in January 2003, subject to receipt of stockholder approval and satisfaction of other conditions to closing, including those described in “The Merger Agreement — Conditions to the Merger.” See “The Merger Agreement — Effective Time of the Merger.”

     Background of the Merger; Admiralty’s Reasons for the Merger (See pages 11-21)

      A chronological summary of the material events that resulted in approval of the merger agreement and the resulting merger by our board of directors is set forth in “The Merger — Background of the Merger.”

      Our board of directors considered several factors in making its determination to recommend the merger agreement and the resulting merger, including among others:

•	the current conditions and competitive environment in the financial services industry;

•	Admiralty’s future prospects, including its ability to successfully compete with larger financial institutions that are able to provide a broader range of products and services;

•	the possibility of alternatives to the merger;

•	Admiralty’s ability to further enhance stockholder value if it remained independent;

•	the cash merger consideration offered by Royal Bank of Canada and the premium over Admiralty’s then-current stock price;

•	the terms of the merger agreement, and a comparison of the terms to those in other similar transactions;

•	the likelihood of closing a transaction with Royal Bank of Canada and RBC Centura; and

•	the impact of the merger on Admiralty’s customers and employees.

      In its consideration of these and other relevant factors when evaluating the merger proposal, Admiralty’s board of directors did not assign specific or relative weights to any of these factors. Further, individual directors may have weighed the various factors differently than other directors.

     Royal Bank of Canada’s Reasons for the Merger (See page 22)

      Over the past several years, Royal Bank of Canada has acquired a U.S. presence in banking, securities brokerage, insurance and mortgage lending. The proposed acquisition of Admiralty represents the continuation of Royal Bank of Canada’s U.S. growth strategy and is consistent with Royal Bank of Canada’s previously stated intention to grow in personal and commercial banking in the highly attractive southeastern U.S. market, making manageable and disciplined acquisitions.

      The merger with Admiralty and the acquisition of Admiralty Bank with its 10 locations in the state of Florida will quickly give Royal Bank of Canada and RBC Centura an expanded presence in this growing area of the southeastern U.S.

     Opinion of Admiralty’s Financial Advisor (See pages 14-20)

      Sandler O’Neill & Partners, L. P. rendered an opinion to our board of directors on August 29, 2002, as to the fairness, from a financial point of view, of the cash merger consideration to be paid to the Admiralty stockholders. Sandler O’Neill stated that, as of the date of its opinion and based upon and subject to the various factors and assumptions set forth in its opinion, the cash merger consideration is fair, from a financial point of view, to the holders of Admiralty common stock. In connection with rendering its opinion, Sandler O’Neill performed analyses of Admiralty’s performance, comparable public companies, comparable transactions and transaction premiums paid in other recent transactions. In addition, Sandler O’Neill participated in discussions with Admiralty’s management concerning the business strategy, financial performance and prospects of Admiralty, and the rationale for the merger.

      We have included this opinion in its entirety as Annex B to this document. We urge you to read carefully the opinion in its entirety.

     Recommendation of Admiralty’s Board of Directors (See page 22)

      Our board of directors has unanimously approved the merger agreement and the resulting merger and determined that the merger agreement and merger are advisable and are fair to, and in the best interests of, Admiralty and its stockholders. After careful review and consideration, our board of directors unanimously recommends that Admiralty stockholders vote “FOR” the approval of the merger agreement and merger proposal.

     Interests of Certain Directors and Officers in the Merger (See pages 22-23)

      Some of the directors and officers of Admiralty have interests in the merger in addition to their interests as stockholders generally, including the following:

•	the directors and members of Admiralty Bank’s senior management will receive change-in-control payments in connection with the merger;

•	RBC Centura will provide generally to officers and employees of Admiralty who continue employment with RBC Centura or its subsidiaries employee retirement, welfare and other benefits, fringe benefits, and perquisites that are generally comparable in the aggregate to those provided to similarly situated officers and employees of RBC Centura and its subsidiaries;

•	some officers of Admiralty will be entitled to severance payments, under certain circumstances;

•	some of the officers and the directors of Admiralty will benefit from the acceleration of vesting benefits under Admiralty’s 401(k) plan as a result of its termination in connection with the merger; and

•	directors and officers of Admiralty are entitled to indemnification in certain circumstances pursuant to provisions in the merger agreement.

      For a detailed description of these differences, you should refer to “The Merger — Interests of Directors and Officers in the Merger that Differ from Yours.”

     U.S. Federal Income Tax Considerations (See pages 23-24)

      The cash received by the Admiralty stockholders in exchange for the Admiralty common stock will be taxable to Admiralty stockholders for U. S. federal income tax purposes. In general, each stockholder will recognize a gain or loss equal to the difference, if any, between the cash payment received and the stockholder’s tax basis in the shares surrendered in the merger.

      The U.S. federal income tax consequences are summarized under the heading “U.S. Federal Income Tax Considerations.” Tax matters are very complex and the tax consequences of the merger to you could vary depending on your own situation. We urge you to consult your tax advisors for a full description of the tax consequences of the merger to you.

     Regulatory Requirements (See pages 24-25)

      The merger is subject to a number of regulatory approvals under U.S. federal, Florida and Canadian law. While Admiralty, RBC Centura and Royal Bank of Canada believe that they will be able to obtain these regulatory approvals in a timely manner and without burdensome conditions, there can be no assurances that they will be able to do so.

     Appraisal Rights (See pages 25-26)

      A holder of Admiralty shares will be entitled to an appraisal of the fair value of the holder’s shares under Delaware law if the stockholder does not vote in favor of the merger and follows the other procedures specified by Section 262 of the Delaware General Corporation Law. That section requires, among other things, a stockholder intending to exercise his or her appraisal rights to notify Admiralty of that intention in writing prior to the special meeting.

      Any stockholder who returns a signed and dated proxy but fails to provide instructions as to the manner in which the stockholder’s shares are to be voted will be deemed to have voted in favor of the merger agreement and merger and will not be entitled to exercise appraisal rights.

      For a more complete description of these appraisal rights, please see “The Merger — Appraisal Rights.”

Principal Provisions of the Merger Agreement (See pages 27-35)

      The merger agreement contemplates the merger of a wholly owned subsidiary of RBC Centura with and into Admiralty, with Admiralty surviving the merger. Upon the completion of the merger, Admiralty will become a wholly owned subsidiary of RBC Centura. The merger will become effective as of the date and time that the certificate of merger is filed with the Delaware Secretary of State or such other date and time specified in the certificate of merger.

      The merger agreement contains representations and warranties by Admiralty and by Royal Bank of Canada that are customary for agreements of this nature. The merger agreement also contains customary covenants. Some of the covenants include Admiralty’s covenant to carry on its business in the same manner as it has done prior to the date of the merger agreement and to obtain Royal Bank of Canada’s consent before engaging in certain activities. In addition, Admiralty has agreed to provide Royal Bank of Canada with notice of certain developments in its business. Admiralty also agreed that it will not solicit or encourage an acquisition proposal from a third party other than Royal Bank of Canada or engage in negotiations with or disclose any nonpublic information to any person who is considering making or has made an acquisition proposal to Admiralty. Admiralty may, however, provide information to and engage in discussions or negotiations with a potential acquirer other than Royal Bank of Canada, under certain limited conditions as described in the merger agreement.

      The completion of the merger depends on a number of conditions being satisfied, including the following:

•	the merger agreement and merger have been approved by the vote of the holders of a majority of the outstanding shares of Admiralty common stock;

•	all material consents and approvals have been obtained;

•	the absence of any legal restraint blocking the merger;

•	Admiralty’s and Royal Bank of Canada’s representations and warranties to each other, as set forth in the merger agreement, are true and correct, except where the failure to be true and correct would not have a material adverse effect on Admiralty or Royal Bank of Canada, respectively;

•	Admiralty and Royal Bank of Canada have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the closing of the merger; and

•	retention agreements with specified key Admiralty employees remain in full force and effect.

      If applicable law permits, either party could choose to waive a condition to its obligation to complete the merger even though that condition has not been satisfied.

      The merger agreement may be terminated at any time before the merger is completed upon the occurrence of certain events described in the merger agreement. In certain circumstances, Admiralty has agreed to pay Royal Bank of Canada a termination fee of $6,000,000 in the event the merger agreement is terminated. The termination fee, along with the non-solicitation provisions described above, may discourage third parties who are interested in acquiring a significant stake in Admiralty. These provisions are intended by Royal Bank of Canada to increase the likelihood that the merger will be completed in accordance with its terms.

Admiralty Bancorp, Inc. Stock Price (See page 37)

      Admiralty’s common stock is traded on the Nasdaq National Market under the symbol “AAAB.”

      On August 28, 2002, the business day prior to public announcement of the merger agreement, the closing price per share of the Admiralty common stock was $23.319 as reported by the Nasdaq National Market. On October   , 2002, the most recent practicable date prior to the mailing of this proxy statement, the closing price per share of the Admiralty common stock was $          as reported by the Nasdaq National Market. We urge stockholders to obtain a current quotation. See “Price Range of Admiralty Common Stock and Dividend Information.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      Admiralty cautions you that certain important factors may affect Admiralty’s actual results and could cause such results to differ materially from any forward-looking statements that may be deemed to have been made in this proxy statement or that are otherwise made by it or on its behalf. For this purpose, any statements contained in this proxy statement that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements. Factors that may affect Admiralty’s results include, but are not limited to, those described from time to time in Admiralty’s filings with the SEC.

THE PARTIES TO THE MERGER

Admiralty Bancorp, Inc.

      Admiralty Bancorp, Inc. is a financial holding company with principal executive offices located at 4400 PGA Boulevard, Palm Beach Gardens, Florida 33410, telephone: (561) 624-4701. Admiralty is the parent company of Admiralty Bank, a Florida-chartered commercial bank with its main office in Palm Beach Gardens, Florida, and branch offices in Altamonte Springs, Boca Raton, Cocoa Beach, Fort Lauderdale, Juno Beach, Jupiter, Melbourne and Orlando, Florida. Admiralty Bank’s deposits are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation up to applicable limits.

      Admiralty Bank conducts a traditional commercial banking business and offers services that include personal and business checking accounts and time deposits, money market accounts, and regular savings accounts. Admiralty Bank engages in a wide range of lending activities and offers commercial loans, consumer loans, residential and non-residential mortgage loans, and construction loans.

      Admiralty’s common stock is designated for trading on the Nasdaq National Market under the symbol “AAAB.”

Royal Bank of Canada

      Royal Bank of Canada is a Canadian-chartered bank, with its head office located at 1 Place Ville Marie, Montreal, Quebec, Canada H3C 3A9, telephone: (514) 874-2110, and its corporate headquarters located at Royal Bank Plaza, 200 Bay Street, Toronto, Ontario, Canada M5J 2J5, telephone: (416) 974-5151. Royal Bank of Canada’s common shares are listed on the New York Stock Exchange under the trading symbol “RY” and on stock exchanges in Canada and Switzerland. Its preferred shares are listed on the Toronto Stock Exchange in Canada.

      Royal Bank of Canada and its subsidiaries provide personal and commercial banking, wealth management services, insurance, corporate and investment banking and transaction processing on a global basis.

      The United States activities of Royal Bank of Canada and its subsidiaries include retail banking, corporate banking, investment and private banking operations, full-service securities operations, mortgage origination and insurance services. Royal Bank of Canada’s principal subsidiaries in the U.S. include RBC Centura Bank, RBC Dominion Securities, RBC Dain Rauscher Corp., RBC Mortgage Company, Liberty Life Insurance Company and Liberty Insurance Services Corporation.

RBC Centura Banks, Inc.

      RBC Centura Banks, Inc. is a financial holding company organized as a North Carolina corporation and wholly owned subsidiary of Royal Bank of Canada, with its principal office located at 1417 Centura Highway, Rocky Mount, North Carolina 27804, telephone: (252) 454-4400. Through its subsidiaries, RBC Centura delivers a wide range of financial services and advice, including a complete line of banking, investment, insurance, leasing and asset-management services to individuals and businesses in North Carolina, South Carolina, Georgia, Florida and Virginia. RBC Centura’s multifaceted customer access network includes more than 240 full-service financial offices, an extensive ATM network, and telephone and Internet banking. “RBC Centura” is a brand name used by RBC Centura Banks, Inc. Additional information about RBC Centura may be found at www.rbccentura.com.

Springs Acquisition Sub, Inc.

      Springs Acquisition Sub, Inc. is a Delaware corporation and a wholly owned subsidiary of RBC Centura formed solely for the purpose of engaging in the merger. Pursuant to the terms of the merger agreement, at the effective time of the merger, Springs Acquisition Sub will be merged with and into Admiralty, with Admiralty being the surviving corporation.

THE SPECIAL MEETING

      We are furnishing this proxy statement to Admiralty stockholders in connection with the solicitation of proxies by Admiralty’s board of directors at a special meeting of its stockholders, and at any adjournments or postponements of the special meeting.

Where and When the Special Meeting Will Be Held

      The special meeting will be held at the                at 10:00 a.m., local time, on December   , 2002.

Purpose of the Special Meeting

      At the special meeting, Admiralty stockholders will consider and vote upon a proposal to approve the merger agreement and the resulting merger, and such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

October   , 2002 Record Date; Voting Power

      Currently, the only outstanding voting securities of Admiralty are shares of Admiralty common stock. Only holders of record of Admiralty common stock on the record date, October   , 2002, are entitled to notice of and vote at the Admiralty special meeting. Each holder of record, as of the record date, of Admiralty common stock is entitled to cast one vote per share. On the record date, there were                shares of Admiralty common stock outstanding and entitled to be voted at the special meeting. These outstanding shares are held by approximately                stockholders of record.

Required Quorum and Required Vote

      The holders of a majority of the outstanding shares of Admiralty common stock must be present, in person or by proxy, at the special meeting for a quorum to be present. The affirmative vote of a majority of the shares of Admiralty common stock outstanding on the record date is required for approval of the merger agreement and merger.

      If you fail to vote or abstain from voting, it will have the effect of a vote against the merger.

Voting of Proxies

      All shares of Admiralty common stock represented by properly signed and dated proxies that are received prior to or at the special meeting, and not revoked, will be voted in accordance with the instructions indicated in the proxies. If a stockholder does not indicate any instructions on a properly signed and dated proxy, that proxy will be voted “FOR” the approval of the merger agreement and merger.

      Admiralty does not expect any other matters other than approval of the merger agreement and merger to be brought before the special meeting. If, however, any other matters are properly presented at the special meeting for consideration, the persons named in the enclosed form of proxy, and acting under that proxy, will have discretion to vote on those matters in accordance with their best judgment.

Revoking the Proxy

      Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

•	filing, including by telegram or telecopy, with Admiralty’s secretary, before the taking of the vote at the special meeting, a written notice of revocation bearing a later date than the date of the proxy or a later-dated proxy relating to the same shares; or

•	attending the special meeting and voting in person.

      In order to vote in person at the special meeting, stockholders must attend the special meeting and cast their votes in accordance with the voting procedures established for the special meeting. Attendance at the special meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy must be sent so as to be delivered at or before the taking of the vote at the special meeting as follows to: Admiralty Bancorp, Inc., 4400 PGA Boulevard, Palm Beach Gardens, Florida 33410, telecopy: (561) 627-9510, Attention: Corporate Secretary.

      Admiralty stockholders who require assistance in changing or revoking a proxy should contact the person at the address or phone number provided in this proxy statement under the caption “Who Can Help Answer Your Questions.”

Abstentions; Broker Non-Votes

      Approval of the merger agreement and merger requires a favorable vote of the majority of all outstanding shares of Admiralty common stock. As a result, an abstention will have the same effect as a vote against the merger agreement and merger. The failure of an Admiralty stockholder to return a proxy will also have the same effect as a vote against the merger agreement and merger.

      Under applicable rules, brokers who hold shares in street name for customers have the authority to vote on some routine proposals when they have not received instructions from beneficial owners. Broker “non-votes” occur because under these rules, brokers are not permitted to vote on non-routine matters such as the merger agreement and merger. Therefore, without specific instructions from the beneficial owner of shares held in street name, brokers are not permitted to vote those shares for the approval of the merger agreement and merger. As a result, a broker non-vote will be counted for purposes of determining the presence of a quorum, but will otherwise have the effect of a vote against the merger agreement and merger.

Solicitation of Proxies; Payment of Expenses

      Admiralty and Royal Bank of Canada will share the cost of soliciting proxies for the special meeting and of printing and mailing of this proxy statement. In addition to solicitation by mail, Admiralty directors, officers and other employees may solicit proxies in person, or by telephone, telecopy or other means of electronic communication. Admiralty may also engage a third party proxy solicitation firm to assist it in the solicitation of proxies, using the means described above, for which Admiralty will pay customary fees including reimbursement for customary out-of-pocket expenses. Admiralty will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners, and Admiralty will, upon written request, reimburse those brokerage houses and custodians for their reasonable expenses in so doing. To the extent necessary in order to ensure sufficient representation at the special meeting, Admiralty may request the return of proxy cards by telecopy. The extent to which this will be necessary depends entirely upon how promptly proxies are received. We urge stockholders to vote proxies without delay.

Adjournments or Postponements

      Although it is not expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment or postponement may be made without notice, including by an announcement made at the special meeting, with the approval of the holders of a majority of the outstanding shares of Admiralty’s common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists. Any signed proxies received by Admiralty will be voted in favor of an adjournment or postponement in these circumstances unless a written note on the proxy by the stockholder directs otherwise. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Admiralty stockholders who have already sent in their proxies to revoke them at any time before they are used.

Stock Certificates

      Do not send your Admiralty common stock certificates with your proxy cards. Promptly after the merger, the paying agent for the merger will send a transmittal letter to you with instructions for surrendering your Admiralty common stock certificates in exchange for the cash merger consideration.

THE MERGER

Description of the Merger

      The boards of directors of Admiralty, Royal Bank of Canada and RBC Centura have adopted a merger agreement whereby Admiralty will become an indirect subsidiary of Royal Bank of Canada and a direct, wholly owned subsidiary of RBC Centura. If the merger agreement and merger are approved, a newly formed merger subsidiary will be merged with and into Admiralty, and Admiralty will be the surviving company in the merger. We strongly encourage you to read carefully the merger agreement in its entirety, a copy of which is attached as Annex A to this proxy statement, because it is the legal document that governs the merger.

      If the merger is completed, you will receive the cash merger consideration equal to $26.00, without interest, in exchange for each share of Admiralty common stock that you own at the time of the merger. Holders of options to purchase Admiralty common stock that remain outstanding at the closing of the merger will be entitled to receive for each option cash equal to the difference between the cash merger consideration and the applicable exercise price of the options, multiplied by the number of shares of common stock covered by the option, less applicable withholding taxes. All options outstanding as of the closing of the merger will be cancelled.

      The merger will terminate the interests of all Admiralty stockholders in Admiralty’s common stock. RBC Centura will become the sole stockholder of Admiralty and the sole beneficiary of any earnings and growth of Admiralty following the merger. As a result, following the merger, Admiralty stockholders and holders of options will no longer benefit from any increase in Admiralty’s value nor will they bear any risk of a decrease in Admiralty’s value.

      Admiralty’s common stock is currently registered under the Exchange Act and is designated for trading on the Nasdaq National Market under the symbol “AAAB.” Following the merger, Admiralty’s common stock will be delisted from the Nasdaq National Market and will no longer be publicly traded, and the registration of Admiralty’s common stock under the Securities Exchange Act of 1934 will be terminated.

Background of the Merger

      We have set forth below a chronological summary of the material events that resulted in Admiralty’s board of directors considering and approving the merger agreement and merger with Royal Bank of Canada and RBC Centura.

      Members of Admiralty’s management and board of directors had been contacted on an informal basis from time to time by other financial institutions headquartered in Florida and elsewhere regarding possible merger or acquisition transactions. Admiralty believed that its branch network located in southeast and central Florida and its strength as a community-oriented commercial bank made it an attractive acquisition candidate for institutions of various sizes. These informal contacts included an introductory meeting in August 2001 between Ward Kellogg, Admiralty’s President and Chief Executive Officer, and representatives of RBC Centura regarding Admiralty’s growth and progress to date, RBC Centura’s expansion plans for Florida, and Admiralty’s possible interest in future discussions regarding a potential transaction in the following year. No specific transaction among Admiralty, RBC Centura and Royal Bank of Canada was discussed during this meeting.

      In July 2001, the board designated an acquisition committee and delegated to the members of this committee the task of reviewing offers and proposals and conducting initial discussions and negotiations regarding potential acquisitions by Admiralty or offers to acquire Admiralty. The members of this committee were Bruce Mahon, Ward Kellogg, David Dickenson, Thomas Gray and Douglas Hooker, who was subsequently replaced by Randy Burden. In late 2001, the acquisition committee determined to begin contacting investment banking firms to provide assistance and advice to Admiralty in any possible transaction. At its December 2001 meeting, the acquisition committee recommended to Admiralty’s board that the investment banking firm of Sandler O’Neill be retained to serve as advisor to Admiralty and the board and to provide a fairness opinion, if requested. The board, also at its December 2001 meeting, authorized the acquisition committee to negotiate the terms of Sandler O’Neill’s engagement by Admiralty. These negotiations were completed and an engagement letter dated as of December 12, 2001 was signed by Admiralty and Sandler O’Neill.

      In January and February 2002, Sandler O’Neill began obtaining preliminary indications of interest from possible acquirors. Two offers were received as a result of these efforts, both of which were determined by the acquisition committee and the board to be unacceptable after consultation with Sandler O’Neill. The acquisition committee determined at its February 2002 meeting that it was unlikely at that time to be able to negotiate more favorable terms with either of the offerors or to obtain any other acceptable proposals. The acquisition committee recommended to the board that further efforts be delayed while Admiralty pursued its 2002 business plan, which called for additional growth, both internally and through acquisitions, and emphasized improving Admiralty’s net income. These recommendations were unanimously approved by the board at its March 2002 meeting.

      When Admiralty’s financial results for the second quarter of 2002 became available, Sandler O’Neill provided updated financial information to those institutions who had expressed interest earlier in the year and who executed confidentiality agreements, including Royal Bank of Canada. Admiralty and Royal Bank of Canada executed a second mutual confidentiality agreement on July 3, 2002, after which Admiralty provided certain additional information requested by Royal Bank of Canada. Mr. Kellogg also had conversations with and provided additional information to other potential acquirors. Admiralty continued to receive financial advice from Sandler O’Neill and requested that Sandler O’Neill be prepared to provide its opinion regarding the fairness of a transaction, from a financial point of view, at the appropriate time.

      On July 29, 2002, Admiralty received a written proposal from a financial institution headquartered in Florida to acquire all of Admiralty’s outstanding common stock in exchange for shares of the offeror’s publicly traded common stock. After consultation with Sandler O’Neill, Admiralty’s board determined this proposal to be unacceptable both as to the amount and form of consideration offered.

      On August 13, 2002, Admiralty received a written proposal from a financial institution headquartered in the southeastern United States with an existing branch network in Florida regarding a proposal to acquire all of Admiralty’s outstanding common stock for a price of $26.00 per share to be paid in the form of all cash, the party’s common stock, or a combination of the two. The party would also pay, in exchange for cancellation of each outstanding stock option, cash in an amount equal to the acquisition price per share, less the exercise price of each option, multiplied by the number of shares of Admiralty common stock covered by each option. The proposal was subject to this party’s due diligence investigation of Admiralty and to further discussions with Admiralty’s management regarding continued employment with the offeror after completion of the transaction. Admiralty was advised by this party that the $26.00 per share price was the highest price this party would propose to offer. In subsequent telephone conversations with Mr. Kellogg, representatives of this party advised him that there was significant overlap between this party’s existing Florida branch network and Admiralty’s branch offices. Despite the overlap, this party advised Mr. Kellogg that there would be employment opportunities for Admiralty’s officers and employees following the proposed acquisition, in large part because this party had recently experienced employee departures.

      Admiralty received a written proposal from RBC Centura on August 14, 2002, regarding a possible transaction with RBC Centura and Royal Bank of Canada, also involving the acquisition of all of Admiralty’s outstanding common stock for cash at a price per share ranging from $23.00 to $26.00. After further telephone conversations between representatives of RBC Centura and Admiralty, RBC Centura delivered to Admiralty a revised proposal dated August 16, 2002 setting forth RBC Centura’s proposal to acquire all of Admiralty’s common stock at a price of $26.00 per share. The RBC Centura proposal also contemplated, in exchange for cancellation of outstanding options, the payment for each option of cash equal to $26.00 less the exercise price of each option, multiplied by the number of shares covered by each option. In this proposal, RBC Centura stated its intention to retain most of Admiralty’s current employees and to enter into employment agreements with Mr. Kellogg and other members of senior management. RBC Centura’s original and revised proposals were subject to completion of a due diligence investigation, approval by the board of directors of Royal Bank of Canada, and negotiation of a definitive merger agreement. RBC Centura requested the right to negotiate exclusively with Admiralty, with a view to completing due diligence and entering into a definitive merger agreement by August 31, 2002. Admiralty was also advised by this party that the $26.00 per share price was the highest price this party would propose to offer.

      Admiralty’s board conducted a teleconference meeting on Monday, August 19, 2002 during which the two pending proposals were discussed. Both of the parties, including their respective financial ability to complete an all-cash transaction, were known to the board. Mr. Kellogg relayed to the board his conversations with each party regarding its respective plans for expansion in the state of Florida and how Admiralty’s branch offices and employees fit into each of those plans. Mr. Kellogg advised the board that Royal Bank of Canada had indicated its intention to keep all of Admiralty’s branch offices open initially and to retain Admiralty’s branch personnel. He also advised the board of the significant overlap between the other party’s existing Florida branch network and Admiralty’s branch offices, and relayed to the board this party’s subsequent statement that employment opportunities would be available due in large part to employee turnover.

      The board determined that the price proposed by each party was the minimum price that would be acceptable. Because both proposals were subject to completion of due diligence investigations and certain other conditions, the board further determined to allow both parties to proceed with due diligence and to begin negotiation of definitive agreements. Both Royal Bank of Canada and the other party were notified by Mr. Kellogg of this decision, whereupon Royal Bank of Canada requested to begin its due diligence immediately, and the other party’s due diligence was to begin on or after August 26, 2002.

      Royal Bank of Canada’s internal and external advisors began a due diligence investigation of Admiralty on Wednesday, August 21, 2002.

      At the regularly scheduled meeting of Admiralty’s board on Friday, August 23, 2002 held in West Palm Beach, Florida, the board reviewed the status of the pending proposals and the ongoing due diligence. H. Kel Landis, III, the Chief Executive Officer of RBC Centura, made a brief statement to the board, in which he spoke briefly about RBC Centura and its plans in Florida, and then departed from the meeting. Representatives of Sandler O’Neill next reported on the progress of Royal Bank of Canada’s due diligence.

      Mr. Kellogg also reported to the board the condition relayed by the representatives of Royal Bank of Canada that Royal Bank of Canada would continue its due diligence only if it were given the exclusive opportunity to complete its due diligence investigation and negotiate a definitive agreement with Admiralty’s management and advisors, with the intention of entering into a definitive agreement with Admiralty by Friday, August 30, 2002. This condition was discussed at length by Admiralty’s board with counsel to Admiralty and the representatives of Sandler O’Neill. The board considered the risk of losing the other proposal if Royal Bank of Canada’s condition were agreed to, and the risk of losing Royal Bank of Canada’s proposal if it were not. The board acknowledged that the price per share proposed in each of the pending proposals was the same and that both parties had stated that the price proposed was the highest price each would offer. The board also analyzed the differences between the two pending proposals. The board considered that, although the other party had proposed to offer shares of the party’s common stock in exchange for their shares of Admiralty common stock, the board believed it was unlikely that Admiralty’s stockholders would prefer to receive shares because of the current volatility in the stock market. Therefore, the other proposal, assuming that the merger consideration would be paid all in cash or primarily in cash, would be taxable to Admiralty’s stockholders to the same extent as Royal Bank of Canada’s proposal. The board also considered that, because the other party was a financial institution already present in the Florida market, the other proposal may not be viewed as favorably by Admiralty’s customers and employees as Royal Bank of Canada’s proposal. After considering these and other factors, the board authorized the continuation of Royal Bank of Canada’s due diligence investigation and the negotiation of a definitive agreement with Royal Bank of Canada on an exclusive basis, to be completed as expeditiously as possible.

      The board also directed that the other party’s due diligence be delayed accordingly. When notified of the delay, the other party withdrew its proposal.

      An initial draft of the merger agreement was delivered to Admiralty and its counsel on Friday, August 23, 2002. Over the course of the next several days, Royal Bank of Canada completed its due diligence investigation, and representatives of Admiralty and Royal Bank of Canada and their respective advisors negotiated the terms of the definitive merger agreement and of the form of voting and support agreements that Royal Bank of Canada was requesting each of Admiralty’s directors to sign in his capacity as a stockholder of Admiralty.

      Royal Bank of Canada also requested, as a condition to signing the merger agreement, that certain key employees of Admiralty enter into retention agreements with Admiralty, which agreements would set forth the salary, retention bonuses and other benefits to which each key employee would be entitled. The key employees were identified through discussions with Mr. Kellogg, and the terms of these agreements were negotiated over the next several days.

      Admiralty’s board convened a special meeting on August 28, 2002, at which its counsel and representatives of Sandler O’Neill were present, for the purpose of reviewing the latest draft of the merger agreement and the status of the other conditions to signing the merger agreement, including the retention agreements with key employees and the voting and support agreements. The board had been furnished with drafts of the merger agreement and form of voting and support agreement and a copy of the presentation concerning the fairness of the transaction by Sandler O’Neill prior to the meeting. Admiralty’s counsel and Sandler O’Neill were present to review and discuss terms of the proposed merger transaction.

      Admiralty’s counsel reviewed with the directors their duties and responsibilities as directors in a transaction of this type. Counsel also reviewed with the directors the key provisions of the merger agreement and the voting and support agreements. The retention agreements being entered into by the key employees, including Mr. Kellogg, were also reviewed. The directors asked questions of the financial advisors, counsel and senior management, and an extensive question, answer and discussion period ensued.

      The representatives of Sandler O’Neill reviewed the proposed transaction with the board. The review included an overview of Royal Bank of Canada and its financial ability to complete an all-cash transaction. Sandler O’Neill also noted that the Admiralty directors would enter into voting and support agreements, that Admiralty had negotiated a provision allowing Admiralty to terminate the merger agreement upon payment of a termination fee if a superior proposal were received, and that the amount of the termination fee, after negotiation with Royal Bank of Canada, had been reduced to an amount well within the range of termination fees agreed to in comparable transactions.

      The board of directors then adjourned until the afternoon of August 29, 2002, to provide the directors additional time to consider the proposed transaction. Admiralty’s board reconvened on August 29, 2002 to review the final merger agreement and vote on the proposed acquisition by Royal Bank of Canada. At this meeting, certain important terms of the proposed transaction were again reviewed with the board and further questions were again received and answered, and additional discussion ensued.

      Following these presentations and discussions, Admiralty’s board of directors unanimously approved the merger agreement and merger and recommended to Admiralty’s stockholders that they vote in favor of the merger agreement and merger. Following receipt of the board’s approval, Admiralty, Royal Bank of Canada and RBC Centura executed the merger agreement. The directors thereafter executed and delivered to Royal Bank of Canada their voting and support agreements. Admiralty and Royal Bank of Canada issued press releases announcing the execution of the merger agreement after the close of the markets on August 29, 2002.

Opinion of Admiralty’s Financial Advisor

      By letter agreement dated as of December 12, 2001, Admiralty retained Sandler O’Neill as an independent financial advisor in connection with Admiralty’s consideration of a possible business combination involving Admiralty and a second party. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

      Sandler O’Neill acted as financial advisor to Admiralty in connection with the proposed merger with RBC Centura and participated in certain of the negotiations leading to the merger agreement. At the request of the Admiralty board, representatives of Sandler O’Neill attended the August 28 and 29, 2002 meetings at which the board considered the merger and approved the merger agreement. At the August 29th meeting, Sandler O’Neill delivered to the Admiralty board its oral opinion, subsequently confirmed in writing, that, as of such date, the merger consideration was fair to Admiralty stockholders from a financial point of view. Sandler O’Neill has also delivered to the Admiralty board a written opinion dated the date of this proxy statement which is substantially identical to the August 29, 2002 opinion. The full text of Sandler O’Neill’s opinion, dated October   , 2002, is attached as Annex B to this proxy statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering the opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. Admiralty stockholders are urged to read the opinion carefully and in its entirety in connection with their consideration of the proposed merger.

      Sandler O’Neill’s opinion was addressed to the Admiralty board and was provided to the board for its information in considering the merger. The opinion is addressed only to the fairness of the merger consideration to Admiralty stockholders from a financial point of view. It does not address the underlying business decision of Admiralty to engage in the merger or any other aspect of the merger and is not a recommendation to any Admiralty stockholder as to how such stockholder should vote at the special meeting with respect to the merger or any other matter.

      In connection with rendering its August 29, 2002 opinion, Sandler O’Neill reviewed and considered, among other things:

(1) the merger agreement and certain of the exhibits, schedules and other documents related to the merger agreement;

(2) certain publicly available financial statements and other historical financial information of Admiralty that they deemed relevant;

(3) certain publicly available financial statements and other historical financial information of Royal Bank of Canada and RBC Centura that they deemed relevant;

(4) internal financial projections for Admiralty for the years ending December 31, 2002 and 2003, prepared by and reviewed with management of Admiralty, and the views of senior management of Admiralty, based on limited discussions with them, regarding Admiralty’s business, financial condition, results of operations and future prospects;

(5) the publicly reported historical price and trading activity for Admiralty’s common stock, including a comparison of certain financial and stock market information for Admiralty with similar publicly available information for certain other companies, the securities of which are publicly traded;

(6) the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;

(7) the current market environment generally and the banking environment in particular; and

(8) such other information, financial studies, analyses and investigations and financial, economic and market criteria as they considered relevant.

      In performing its reviews and analyses and in rendering its opinion, Sandler O’Neill assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it and further relied on the assurances of management of Admiralty, Royal Bank of Canada and RBC Centura that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Sandler O’Neill was not asked to and did not undertake an independent verification of the accuracy or completeness of any of such information and they did not assume any responsibility or liability for the accuracy or completeness of any of such information. Sandler O’Neill did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of Admiralty, Royal Bank of Canada or RBC Centura or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O’Neill is not an expert in the evaluation of allowances for loan losses and it has not made an independent evaluation of the adequacy of the allowance for loan losses of Admiralty or Royal Bank of Canada or any of their subsidiaries, nor has it reviewed any individual credit files relating to Admiralty or Royal Bank of Canada or any of their subsidiaries. With Admiralty’s consent, Sandler O’Neill has assumed that the respective allowances for loan losses for both Admiralty and Royal Bank of Canada and their respective subsidiaries are adequate to cover such losses. In addition, Sandler O’Neill has not conducted any physical inspection of the properties or facilities of Admiralty or Royal Bank of Canada or any of their subsidiaries. Sandler O’Neill also assumed, with Admiralty’s consent, that there has been no material change in Admiralty’s, Royal Bank of Canada’s or RBC Centura’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them and that Admiralty, Royal Bank of Canada and RBC Centura will remain as going concerns for all periods relevant to its analyses.

      Sandler O’Neill’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O’Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived.

      In rendering its August 29, 2002 opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Admiralty and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Admiralty or the companies to which it is being compared.

      The earnings projections for Admiralty relied upon by Sandler O’Neill in its analyses were based upon internal projections provided by Admiralty’s management for the years ended December 31, 2002 and 2003. With respect to such financial projections, Admiralty’s management confirmed to Sandler O’Neill that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management of the future financial performance of Admiralty and Sandler O’Neill assumed for purposes of its analyses that such performance would be achieved. Sandler O’Neill expressed no opinion as to such financial projections or the assumptions on which they were based. The financial projections furnished to Sandler O’Neill by Admiralty were prepared for internal purposes only and not with a view towards public disclosure. These projections were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

      In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Admiralty, Royal Bank of Canada, RBC Centura and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Admiralty board at the August 28th meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Admiralty’s common stock or the prices at which Admiralty’s common stock may be sold at any time.

      Summary of Proposal. Sandler O’Neill reviewed the financial terms of the proposed transaction. Based upon the per share consideration of $26.00 and Admiralty’s June 30, 2002 financial information, Sandler O’Neill calculated the following ratios:

Transaction value/Last twelve months earnings	38.73	x
Transaction value/Last quarter earnings annualized	25.00	x
Transaction value/2002 estimated net income(1)	23.99	x
Transaction value/book value	322.40%
Transaction value/tangible book value	346.54%
Tangible book premium/core deposits(2)	26.08%
Premium to thirty-day trailing average stock price(3)	21.09%
Premium to closing price as of August 28, 2002(4)	11.50%

(1)	Based on management estimates of $1.10 in 2002.
(2)	Assumes 22.50% of total deposits are non-core deposits.
(3)	The thirty-day trailing average stock price was $21.47.
(4)	The closing price on August 28, 2002 was $23.32.

      The aggregate transaction value was approximately $149.7 million, based upon 5.76 million fully diluted shares of Admiralty common stock outstanding, which was determined using the treasury stock method at the per share transaction value. For purposes of Sandler O’Neill’s analyses, earnings per share were based on fully diluted earnings per share.

      Stock Trading History. Sandler O’Neill reviewed the history of the reported trading prices and volume of Admiralty’s common stock and the relationship between the movements in the prices of Admiralty’s common stock to movements in certain stock indices, including the Standard & Poor’s 500 Index, the NASDAQ Bank Index, the Philadelphia / KBW Banks Index (BKX) and the median performance of a composite group of publicly traded regional commercial banks selected by Sandler O’Neill. During the one year and three year periods ended August 26, 2002, Admiralty’s common stock outperformed each of the indices to which it was compared.

	Beginning Index Value	Ending Index Value
	August 24, 2001	August 26, 2002

Admiralty	100.00%	130.31%
Regional Group	100.00	118.75
Nasdaq Bank Index	100.00	109.96
Philadelphia/KBW Banks Index	100.00	89.69
S&P 500 Index	100.00	79.41

	Beginning Index Value	Ending Index Value
	August 26, 1999	August 26, 2002

Admiralty	100.00%	314.15%
Regional Group	100.00	138.54
Nasdaq Bank Index	100.00	133.99
Philadelphia/KBW Banks Index	100.00	96.18
S&P 500 Index	100.00	69.09

      Comparable Company Analysis. Sandler O’Neill used publicly available information to compare selected financial and market trading information for Admiralty and two groups of selected financial institutions. The first group consisted of Admiralty and the following eighteen publicly traded southeast commercial banks (the “Regional Group”):

Capital City Bank Group Inc.	Main Street Banks Inc.	Seacoast Banking Corp. of FL
ABC Bancorp	Fidelity National Corp.	Colony Bankcorp Inc.
CNB Florida Bancshares Inc.	Commercial Bankshares Inc.	GB&T Bancshares Inc.
TIB Financial Corp.	Georgia Bank Financial Corp.	SNB Bancshares Inc.
Habersham Bancorp	United Financial Holdings Inc.	Centerstate Banks of Florida
Southeastern Banking Corp.	Pointe Financial Corp.	First National Bancshares Inc.

      Sandler O’Neill also compared Admiralty to a group of eighteen publicly traded commercial banks which had a return on average equity (based on last twelve months’ earnings) of greater than 15% and a price-to-tangible book value of greater than 200% (the “High Performing Group”). The High Performing Group was comprised of the following institutions:

S.Y. Bancorp Inc.	PennRock Financial Services	Interchange Financial Services
Southern Financial Bancorp	Peapack-Gladstone Financial	Greater Community Bancorp
Pennsylvania Commerce Bancorp	Resource Bankshares Corp.	Virginia Commerce Bancorp Inc.
TIB Financial Corp.	Bank of Kentucky Finl Corp.	Bryn Mawr Bank Corp.
Bridge Bancorp Inc.	Smithtown Bancorp Inc.	Orrstown Financial Services
WGNB Corporation	Bridge View Bancorp	Community Bank

      The analysis compared publicly available financial information for Admiralty and the median data for each of the Regional Group and High Performing Group as of and for each of the years ended December 31, 1997 through December 31, 2001 and as of and for the twelve months ended June 30, 2002.

The table below sets forth the comparative data as of and for the twelve months ended June 30, 2002, with pricing data as of August 26, 2002.

Regional	High Performing
Admiralty	Group	Group

Total assets (in millions)	$578	$560	$558
Tangible equity/total assets	7.48%	8.04%	8.09%
Intangible assets/total equity	6.97%	2.26%	0.83%
Net loans/total assets	73.15%	72.70%	67.02%
Gross loans/total deposits	81.08%	90.57%	83.53%
Total borrowings/total assets	0.56%	8.74%	5.81%
Non-performing assets/total assets	0.13%	0.51%	0.20%
Loan loss reserve/gross loans	1.07%	1.29%	1.20%
Net interest margin	3.97%	4.39%	4.37%
Non-interest income/average assets	0.24%	1.23%	1.09%
Non-interest expense/average assets	2.46%	3.56%	2.92%
Efficiency ratio	61.44%	67.43%	56.77%
Return on average assets	0.76%	1.03%	1.46%
Return on average equity	8.82%	12.40%	17.08%
Price/tangible book value per share	285.33%	174.65%	252.45%
Price/earnings per share	33.7	x	14.52	x	15.01	x
Dividend yield	0.00%	1.78%	1.69%
Dividend payout ratio	0.00%	30.72%	29.53%

      Analysis of Selected Merger Transactions. Sandler O’Neill reviewed other nationwide transactions announced from January 1, 2002 to August 26, 2002 and Florida transactions announced from January 1, 2000 to August 26, 2002, in each case involving publicly traded commercial banks as acquired institutions and transaction values greater than $15 million. Sandler O’Neill reviewed 39 transactions announced nationwide and 11 transactions in Florida. Sandler O’Neill reviewed the multiples of transaction value at announcement to last twelve months’ earnings, transaction value to estimated 2002 earnings, transaction value to book value, transaction value to tangible book value, tangible book premium to core deposits and premium to market price and computed high, low, mean and median multiples and premiums for each group of transactions. These multiples were applied to Admiralty’s financial information as of and for the period ended June 30, 2002. As illustrated in the following table, Sandler O’Neill derived an imputed range of values per share of Admiralty’s common stock of $12.70 to $26.91 based upon the median multiples for nationwide transactions and $15.80 to $30.27 based upon the median multiples for Florida.

	Nationwide			Florida
	Transactions			Transactions
	Median Implied			Median Implied
	Multiple Value			Multiple Value

Transaction value/LTM EPS	18.09	x	$12.70	22.49	x	$15.80
Transaction value/Estimated EPS(1)	16.13	x	$17.67	15.22	x	$16.67
Transaction value/Book value	214.90%		$18.87	285.21%		$25.04
Transaction value/Tangible book value	225.99%		$18.46	294.50%		$24.05
Tangible book premium/Core deposits(2)	13.51%		$18.60	20.48%		$23.98
Premium to market price(3)	26.01%		$26.91	41.77%		$30.27

(1)	Based on management estimates of $1.10 in 2002.
(2)	Assumes 22.50% of total deposits are non-core deposits.
(3)	Thirty day trailing average as of August 26, 2002.

      Discounted Dividend Stream and Terminal Value Analysis. Sandler O’Neill also performed an analysis which estimated the future stream of after-tax dividend flows of Admiralty through December 31, 2006 under various circumstances, assuming Admiralty’s current dividend payout ratio and that Admiralty performed in accordance with the earnings forecasts for 2002 and 2003 reviewed with management. For periods after 2003, Sandler O’Neill assumed an annual growth rate of earning assets of approximately 20% and an annual growth rate in earnings per share of approximately 15%. To approximate the terminal value of Admiralty common stock at December 31, 2006, Sandler O’Neill applied price/earnings multiples ranging from 12x to 22x and multiples of tangible book value ranging from 225% to 325%. The dividend income streams and terminal values were then discounted to present values using different discount rates, ranging from 9% to 15%, chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Admiralty common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of Admiralty common stock of $14.88 to $34.73 when applying the price/earnings multiples and $20.66 to $37.99 when applying multiples of tangible book value.

	Earnings Per Share Multiples				Tangible Book Value Multiples
Discount
Rate	12x	16x	18x	22x	225%	245%	305%	325%

9%	$18.94	$25.26	$28.41	$34.73	$26.30	$28.64	$35.65	$37.99
11	17.45	23.27	26.18	32.00	24.23	26.39	32.85	35.00
13	16.11	21.48	24.16	29.53	22.36	24.35	30.31	32.30
15	14.88	19.85	22.33	27.29	20.66	22.50	28.01	29.85

      Sandler O’Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

      In connection with rendering the opinion included as an exhibit to this proxy statement, Sandler O’Neill confirmed the appropriateness of its reliance on the analyses used to render its August 29, 2002 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the other factors considered in rendering its opinion.

      In connection with the merger, Admiralty has agreed to pay Sandler O’Neill a transaction fee of 1% of the aggregate purchase price being paid in the transaction, or approximately $1.5 million, of which $50,000 has been paid with the balance contingent and payable upon closing of the merger. Sandler O’Neill has also received a fee of $50,000 for rendering its opinion at the August 29, 2002 board meeting, which will be credited against that portion of the fee due and payable upon closing. Admiralty has also agreed to reimburse Sandler O’Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement up to a maximum of $5,000 and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

      Sandler O’Neill has in the past provided investment banking services to Admiralty and received compensation for such services. As of the date of this proxy statement, Sandler O’Neill owns an aggregate of 100,207 shares of Admiralty common stock. In addition, in the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Admiralty and Royal Bank of Canada and their respective affiliates and may actively trade the debt and/or equity securities of Admiralty and Royal Bank of Canada and their respective affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Admiralty’s Reasons for the Merger

      The decision of Admiralty’s board of directors to approve the merger agreement on August 29, 2002 followed several months of exploring and analyzing the various alternatives available to Admiralty. During this period, the board of directors met numerous times and reviewed in detail the business, results of operations and prospects of Admiralty.

      The board of directors considered a number of factors in making its recommendation to the Admiralty stockholders to approve the merger agreement and the merger. These factors include the following:

•	The knowledge and review by the board of directors and its advisors of the historical and current business, assets and financial condition of Admiralty, the prospects for Admiralty’s business and its ability to compete against larger financial institutions that are able to provide a broader range of products and services;

•	The current conditions and competitive environment in the financial services industry;

•	Admiralty’s ability to raise capital in order to support its growth, which the board believed would likely be difficult as a result of conditions in the financial markets;

•	Whether other, better offers could be obtained, taking into account that other offers received by Admiralty were not superior to Royal Bank of Canada’s offer;

•	The information provided to Admiralty’s board of directors by Admiralty’s officers and advisors regarding the financial terms and other aspects of the merger;

•	The review of the material terms and conditions of the merger as reflected in the merger agreement, including:

•	the amount and form of consideration, taking into account that the transaction would be taxable to Admiralty’s stockholders and that the receipt of cash in exchange for the Admiralty shares would prevent Admiralty’s stockholders from sharing in any future growth of the combined companies;

•	the non-solicitation and termination fee provisions included in the merger agreement as a condition to Royal Bank of Canada’s willingness to enter into the merger agreement, and the effect these provisions could have in deterring additional offers by third parties; and

•	the terms of the merger agreement as compared to agreements entered into in other comparable transactions;

•	That the merger consideration represented a premium of 11.50% over the $23.319 closing price of the Admiralty common stock on August 28, 2002, the day before public announcement of the merger, and a premium of 21.09% over the average price of Admiralty’s common stock for the 30 days ending August 28, 2002.

•	Admiralty’s ability to further enhance stockholder value if it remained independent;

•	The presentation of Sandler O’Neill, Admiralty’s financial advisor, to the board of directors at its meeting on August 28, 2002, and the opinion of Sandler O’Neill, based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, delivered verbally at the August 28, 2002 meeting and confirmed in writing on August 29, 2002, that the merger consideration is fair from a financial point of view to the holders of Admiralty common stock (see “Opinion of Admiralty’s Financial Advisor”);

•	The likelihood of closing a transaction with Royal Bank of Canada and RBC Centura;

•	The generally favorable impact the merger is expected to have on Admiralty’s customers and employees; and

•	Such other matters as the Admiralty board of directors deemed appropriate or necessary in considering the merger.

      In its consideration of these and other relevant factors when evaluating the merger proposal, Admiralty’s board of directors did not assign specific or relative weights to any of these factors. Further, individual directors may have weighed the various factors differently than other directors.

Recommendation of Admiralty’s Board of Directors

      Our board of directors has unanimously approved the merger agreement and determined that the merger agreement and merger are advisable and are fair to, and in the best interests of, Admiralty and its stockholders. After careful review and consideration, our board of directors unanimously recommends that Admiralty stockholders vote “FOR” approval of the merger agreement and the resulting merger.

Royal Bank of Canada’s Reasons for the Merger

      A stated strategic priority for Royal Bank of Canada has been the expansion of its U.S. operations in businesses in which Royal Bank of Canada is strong in Canada and sees opportunities for growth in the United States. Over the past several years, Royal Bank of Canada has acquired a U.S. presence in banking, securities brokerage, insurance and mortgage lending. The proposed acquisition of Admiralty represents the continuation of Royal Bank of Canada’s U.S. growth strategy and is consistent with Royal Bank of Canada’s previously stated intention to grow in personal and commercial banking in the highly attractive southeastern U.S. market, making manageable and disciplined acquisitions. This acquisition expands Royal Bank of Canada’s retail distribution into the state of Florida and helps to diversify its retail base.

      RBC Centura currently has only one location in the state of Florida. The merger with Admiralty and the acquisition of Admiralty Bank with its 10 locations in the state of Florida will quickly give Royal Bank of Canada and RBC Centura an expanded presence in this growing area of the southeastern U.S. In addition, Royal Bank of Canada will be able to use its resources to expand the range of services available to customers through Admiralty Bank’s branches, thus enhancing their competitiveness.

Interests of Directors and Officers in the Merger that Differ from Yours

      In considering the recommendation of Admiralty’s board of directors with respect to the merger agreement and merger, you should be aware that Admiralty’s directors and officers have interests in the merger that are different from your interests as a stockholder. The board of directors was aware of and considered these actual and potential conflicts of interest. These interests include those described below.

      Other than as described herein, no director or officer of Admiralty, and no associate of any such person, has any substantial interest, direct or indirect, in the merger, other than an interest arising from the ownership of Admiralty common stock, in which case the director or officer receives no extra or special benefit not shared on a pro rata basis by all other Admiralty stockholders.

      Directors’ Change-in-Control Payments. Each of Admiralty’s directors will receive a cash payment of $36,000 at the closing of the merger under Admiralty’s 2002 change-in-control bonus program for its directors, which program had been previously approved by Admiralty’s directors. The payment to Admiralty’s Chairman of the Board, Bruce A. Mahon, under this program will be $108,000. Under the terms of this program, if a director becomes subject to federal excise taxes on the change-in-control payment, the payment will be increased so that the director’s net payment after deduction of the excise taxes would be the same as if he had not been subject to the tax.

      Senior Management Change-in-Control Payments. Bruce A. Mahon, Admiralty’s Chairman of the Board, and Ward Kellogg, Admiralty’s President and Chief Executive Officer, will receive certain payments and benefits under change-in-control bonus agreements and arrangements previously approved by the board that are in addition to their payments under the directors’ program described above.

      Mr. Mahon will receive a cash payment of $200,000 under a change-in-control agreement previously approved by the board, a car valued at approximately $50,000, continued welfare benefits for up to 104 weeks, and continued medical insurance benefits for the remainder of his life.

      Mr. Kellogg will receive a cash change-in-control payment of $400,000 under his current employment agreement with Admiralty, a cash payment of $315,000 under a change-in-control agreement previously approved by the board, continued medical insurance and welfare benefits for up to 104 weeks, and a club membership previously paid for by Admiralty in the amount of $40,000.

      Cash change-in-control payments totaling $1,719,000 will be paid to 18 members of Admiralty Bank’s senior management, who are not also directors, under change-in-control programs previously approved by the board. Certain officers will also be entitled to continued medical insurance and welfare benefits for varying periods of up to 52 weeks.

      The payments described above will be made to the eligible officers regardless of whether their employment is terminated as a result of the merger. Certain of these payments will also be increased if the officer becomes subject to federal excise taxes on the change-in-control payments, so that the officer’s net payment after deduction of the excise taxes would be the same as if the officer had not been subject to the tax.

      RBC Centura Benefit Plans. RBC Centura will provide to officers and employees of Admiralty who continue employment with RBC Centura or its subsidiaries retirement, welfare and other benefits that are generally comparable in the aggregate to those provided to similarly situated officers and employees of RBC Centura and its subsidiaries.

      Admiralty’s 401(k) Plan. Admiralty’s existing 401(k) plan will be terminated immediately prior to the merger, which termination will result in the accelerated vesting of any unvested allocations at the time of the termination.

      Retention Agreements. At Royal Bank of Canada’s request in connection with the merger agreement, Admiralty Bank entered into retention agreements with 19 of its senior officers and employees. These agreements provide, in addition to salary and benefits, retention bonuses in varying amounts payable to the officers and employees at the end of two years of continued employment following the merger. The retention bonuses total $985,000, assuming that each eligible officer and employee remains employed by RBC Centura or a subsidiary at the end of two years.

      Indemnification. The merger agreement provides that Royal Bank of Canada will, for a period of six years after the effective time of the merger, provide for the indemnification of each present and former director and officer of Admiralty to the same extent allowable under applicable law and Admiralty’s certificate of incorporation and bylaws as currently in effect. Royal Bank of Canada will also provide liability insurance coverage with terms at least as favorable as Admiralty’s existing directors’ and officers’ liability insurance policies, for a period of four years after the effective time of the merger.

      Options. Options to purchase Admiralty common stock that remain outstanding at the closing of the merger will be cancelled. Cancelled options will be converted into the right to receive for each option cash equal to the difference between the cash merger consideration and the applicable exercise price of the options, multiplied by the number of shares of common stock covered by the option, less applicable withholding taxes. The cash payments to the option holders will total $12.2 million, before any withholding taxes.

U.S. Federal Income Tax Considerations

      The following is a summary of certain U.S. federal income tax considerations of the merger to you and our other stockholders receiving the cash merger consideration. The discussion is based upon the Internal Revenue Code, Treasury regulations, IRS rulings, and judicial and administrative decisions in effect as of the date of this proxy statement. The Internal Revenue Code is complex, and therefore the following discussion is limited to the material federal income tax aspects of the merger for a stockholder of Admiralty who is a citizen or resident of the United States and who, on the date on which the merger is completed, holds shares of Admiralty common stock as a capital asset. The general tax principles discussed below are subject to retroactive changes that may result from amendments to the Internal Revenue Code after the date of this proxy statement. The following discussion does not address taxpayers subject to special treatment under the U.S. federal income tax laws, such as insurance companies, financial institutions, dealers in securities, tax-exempt organizations, S corporations and taxpayers subject to the alternative minimum tax. In addition, the following discussion may not apply to stockholders who acquired their shares of Admiralty common stock upon the exercise of employee stock options or otherwise as compensation or who hold their shares as part of a hedge, straddle or conversion transaction. The following discussion does not address potential foreign, state, local and other tax consequences of the merger.

      The merger will be a taxable transaction to Admiralty stockholders for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. In general, you and other stockholders will recognize a gain or loss for federal income tax purposes equal to the difference, if any, between the cash payment received in connection with the merger and your adjusted tax basis in the shares surrendered in the merger. Your gain or loss will generally be a capital gain or loss if you hold your Admiralty common stock as a capital asset, and will be a long-term capital gain or loss with respect to shares of Admiralty common stock with a holding period of more than 12 months at the effective time of the merger. Net long-term capital gain is currently taxed, in the case of an individual, at a maximum rate of 20% for federal income tax purposes.

      You may be subject to “backup withholding” at a rate of 30% on payments received in connection with the merger unless you:

•	Provide a correct taxpayer identification number (which, if you are an individual, is your social security number) and any other required information to the paying agent, or

•	Are a corporation or are otherwise exempt from backup withholding and, when required, demonstrate this fact, and otherwise comply with applicable requirements of the backup withholding rules.

      If you do not provide a correct taxpayer identification number, you may be subject to penalties imposed by the IRS. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against your federal income tax liability. You should consult with your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining this exemption. You may prevent backup withholding by completing a Substitute Form W-9, which will be attached to or included in the transmittal letter sent to you by the paying agent, and by submitting it to the paying agent for the merger when you submit your Admiralty common stock certificate(s) following the effective time of the merger.

      Tax matters are very complex, and the tax consequences of the merger to you could vary depending on your own situation. All stockholders are urged to consult their own tax advisors regarding the federal income tax consequences, as well as the foreign, state and local tax consequences of the disposition of their shares in the merger.

Regulatory Requirements

      The consummation of the merger is subject to a number of regulatory approvals that are described below. While Admiralty, Royal Bank of Canada and RBC Centura have no reason to believe that they will not be able to obtain these regulatory approvals in a timely manner and without the imposition of burdensome conditions, they cannot be certain that these approvals will be obtained within the period of time contemplated by the merger agreement or on conditions that would not be detrimental to the combined company or at all. Further, no stockholder should construe an approval of an application by any regulator to be a recommendation that the stockholders should vote to approve the proposal.

      U.S. Federal Filing. Royal Bank of Canada and RBC Centura have filed a Notice of the merger pursuant to Section 3(a)(3) of the Bank Holding Company Act of 1956. Accordingly, the prior written approval of the Federal Reserve is required before the merger can be completed.

      Florida Filing. Royal Bank of Canada and RBC Centura have filed an application with the Florida Department of Banking and Finance pursuant to Florida law. Accordingly, the prior written approval of the Florida banking department is required before the merger can be completed.

      Canadian Filing. Under applicable Canadian law, the merger constitutes the acquisition of control by Royal Bank of Canada of a foreign financial institution. Accordingly, prior written approval of the Canadian Superintendent of Financial Institutions is required before the merger can be completed.

      At the time of mailing this proxy statement, all required regulatory applications have been filed, and all are being reviewed by the applicable regulators.

Appraisal Rights

      Admiralty is a Delaware corporation and, under Delaware law, Admiralty stockholders are entitled to appraisal rights in connection with the merger.

      The following summary of the provisions of Section 262 of the Delaware General Corporation Law is not intended to be a complete statement of the provisions and is qualified in its entirety by reference to the full text of Section 262 of the Delaware General Corporation Law, a copy of which is attached to this proxy statement as Annex D and is incorporated into this summary by reference.

      If the merger is completed, each holder of Admiralty common stock who:

•	files written notice with Admiralty of an intention to exercise the rights to appraisal of the stockholder’s shares prior to the Admiralty special meeting,

•	does not vote in favor of the merger, and

•	follows the procedures set forth in Section 262,

will be entitled to be paid for the stockholder’s Admiralty common stock by the surviving corporation the fair value in cash of the shares of common stock. The fair value of shares of Admiralty common stock will be determined by the Delaware Court of Chancery, exclusive of any element of value arising from the merger. The shares of Admiralty common stock with respect to which holders have perfected their appraisal rights in accordance with Section 262 and have not effectively withdrawn or lost their appraisal rights are referred to in this proxy statement as “dissenting shares.”

      Within 10 days after the effective date of the merger, Admiralty, as the surviving corporation in the merger, must mail a notice to all stockholders who have complied with the first two points above notifying such stockholders of the effective date of the merger. Within 120 days after the effective date, holders of Admiralty common stock may file a petition in the Delaware Court of Chancery for the appraisal of their shares, although they may, within 60 days of the effective date, withdraw their demand for appraisal. Within 120 days of the effective date, the holders of dissenting shares may also, upon written request, receive from Admiralty a statement setting forth the aggregate number of shares with respect to which demands for appraisals have been received.

      Appraisal rights are available only to the record holder of shares. If you wish to exercise appraisal rights but have a beneficial interest in shares that are held of record by or in the name of another person, such as a broker or nominee, you should act promptly to cause the record holder to follow the procedures set forth in Section 262 to perfect your appraisal rights.

      All demands for appraisal should be addressed to the Corporate Secretary at Admiralty Bancorp, Inc., 4400 PGA Boulevard, Palm Beach Gardens, Florida 33410, before the vote on the merger is taken at the special meeting, and should be signed by or on behalf of the stockholder exactly as the stockholder’s name appears on the stockholder’s stock certificates. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a record holder; in that case, however, the agent must identify in the demand the record owner or owners and expressly disclose that the agent is executing the demand as an agent for the record owner or owners. A record holder, such as a broker, who holds shares as nominee for several beneficial owners may exercise appraisal rights for the shares held for one or more beneficial owners and not exercise rights for the shares held for other beneficial owners. In this case, the written demand should state the number of shares for which appraisal rights are being demanded. When no number of shares is stated, the demand will be presumed to cover all shares held of record by the broker or nominee.

      If any holder of Admiralty common stock who demands appraisal of the holder’s shares under Section 262 fails to perfect, or effectively withdraws or loses the right to appraisal, the holder’s shares will be converted into a right to receive the cash merger consideration of $26.00 per share, in accordance with the terms of the merger agreement. Dissenting shares lose their status as dissenting shares if:

•	the merger is abandoned;

•	the dissenting stockholder fails to make a timely written demand for appraisal;

•	neither Admiralty nor the stockholder files a complaint or intervenes in a pending action within 120 days after the effective date of the merger; or

•	the stockholder delivers to Admiralty, as the surviving corporation, within 60 days of the effective date of the merger, or thereafter with Admiralty’s approval, a written withdrawal of the stockholder’s demand for appraisal of the dissenting shares, although no appraisal proceeding in the Delaware Court of Chancery may be dismissed as to any stockholder without the approval of the court.

      Failure to follow the steps required by Section 262 of the Delaware General Corporation Law for perfecting appraisal rights may result in the loss of appraisal rights. If that occurs, an Admiralty stockholder will be entitled to receive the cash merger consideration for the holder’s dissenting shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the Delaware General Corporation Law, Admiralty stockholders who are considering objecting to the merger should consult their own legal advisors.

Delisting and Deregistration of Admiralty Common Stock after the Merger

      When the merger is completed, the Admiralty common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.

Accounting Treatment

      The merger will be accounted for by the purchase method of accounting, in accordance with U.S. and Canadian GAAP. This means the Royal Bank of Canada will record as goodwill the excess of the purchase price of Admiralty over the fair value of Admiralty’s identifiable assets, including intangible assets, and liabilities.

Stock Transfer and Paying Agent

                     will act as the paying agent for the merger.

Exchange Procedures

      Admiralty stockholders should not send in their Admiralty common stock certificates with their proxy cards. Promptly after the merger, the paying agent for the merger will send a transmittal letter with instructions to you to be used for surrendering your Admiralty common stock certificates in exchange for the merger consideration.

THE MERGER AGREEMENT

      Set forth below is a description of the material terms of the merger agreement. We urge you to read carefully, in its entirety, the merger agreement, which we have attached as Annex A to this proxy statement and incorporated by reference into this document. If there is any discrepancy between the terms of the merger agreement and the following summary, the merger agreement will control.

Merger Structure

      The merger agreement contemplates that a newly formed subsidiary of RBC Centura will merge with and into Admiralty, with Admiralty surviving the merger and becoming an indirect subsidiary of Royal Bank of Canada and a wholly owned subsidiary of RBC Centura.

Effective Time of the Merger

      The merger will become effective when Admiralty files a certificate of merger with the Delaware Secretary of State or at a later date and time specified in the certificate of merger. The closing of the merger will take place on a date that is not later than the 10th business day after the conditions contained in the merger agreement have been satisfied or waived or, at the election of Royal Bank of Canada, the last business day of the month in which such day occurs, or on another date agreed upon by Royal Bank of Canada and Admiralty.

Treatment of Admiralty Common Stock

      At the effective time of the merger, each issued and outstanding share of Admiralty common stock, except those shares held by stockholders who are exercising their appraisal rights under Delaware law, will be converted into the right to receive the cash merger consideration of $26.00 per share.

Procedure for Exchange of Admiralty Common Stock Certificates

      Concurrently with the merger, RBC Centura will deposit or will cause one of its affiliates to deposit with the paying agent, for the benefit of Admiralty’s stockholders and holders of Admiralty stock options, cash sufficient to pay the cash merger consideration in exchange for shares of Admiralty common stock outstanding immediately prior to the merger and for the cancellation of outstanding stock options. The paying agent will mail to each stockholder of record promptly after the completion of the merger a letter of transmittal providing instructions for the surrender of stock certificates by the Admiralty stockholders. Holders of certificates who surrender their Admiralty common stock certificates, together with a duly executed letter of transmittal, will be entitled to receive the cash merger consideration, without interest. The surrendered Admiralty common stock certificates will be cancelled.

      Promptly upon receipt of the Admiralty common stock certificates in accordance with the transmittal letter, the paying agent will deliver the portion of the cash merger consideration due to that stockholder.

      Stockholders of record beneficially owning more than 52,884 shares of Admiralty common stock may request that the portion of the cash merger consideration to which they are entitled be delivered to them by wire transfer.

      Any portion of the cash deposited with the paying agent that remains unclaimed by an Admiralty stockholder for 180 days after the effective date of the merger will be returned to the merged company. After the return of these funds, the Admiralty stockholder must look only to Royal Bank of Canada for payment of the cash merger consideration.

      Holders of Admiralty common stock should not send in their Admiralty common stock certificates to the paying agent until they receive a transmittal letter from the paying agent.

Treatment of Stock Options

      The merger agreement provides that each vested stock option that remains outstanding at the closing of the merger will be cancelled and converted into the right to receive an amount equal to the difference between the cash merger consideration and the applicable exercise price of the option, multiplied by the number of shares of common stock covered by the option, less applicable withholding taxes. All of Admiralty’s outstanding stock options are fully vested.

Representations and Warranties

      The merger agreement contains representations and warranties of Admiralty and Royal Bank of Canada customary for agreements of this nature with regard to their respective businesses, financial condition and other facts pertinent to the merger. The representations given by Admiralty relate to Admiralty and its subsidiary, Admiralty Bank, and the representations given by Royal Bank of Canada relate, as applicable, to Royal Bank of Canada, RBC Centura and the merger subsidiary that will merge into Admiralty. The representations made by Admiralty relate to the following topics, among others:

•	organization, corporate standing, qualification to do business and corporate power;

•	Admiralty’s capital stock and stock options;

•	Admiralty’s subsidiaries;

•	authorization of the merger agreement and the merger;

•	regulatory approvals and consents required for the merger;

•	the absence of any breaches, violations or defaults as a result of the merger agreement;

•	Admiralty’s SEC filings and financial statements;

•	the absence of undisclosed liabilities and material adverse changes;

•	litigation;

•	compliance with applicable laws;

•	material contracts and other agreements, including certain specifically identified agreements;

•	property, liens and encumbrances;

•	employee benefit plans and labor matters;

•	environmental matters;

•	taxes;

•	interest rate risk management and allowance for loan losses;

•	insurance;

•	brokers’ and finders’ fees in connection with the merger;

•	intellectual property; and

•	completeness of representations and warranties.

      The representations given by Royal Bank of Canada cover the following topics as they relate to Royal Bank of Canada, RBC Centura and the merger subsidiary, Springs Acquisition Sub:

•	organization, corporate standing, qualification to do business and corporate power;

•	authorization of the merger agreement and the merger;

•	regulatory approvals and consents required for the merger;

•	the availability at the effective time of the merger of the funds necessary to complete the merger and pay the merger consideration;

•	formation of the merger subsidiary;

•	brokers’ and finders’ fees in connection with the merger; and

•	the absence of litigation that would materially impair or impede completion of the merger.

      The representations and warranties in the merger agreement are complicated and not easily summarized. We urge you to read carefully the sections of the merger agreement with respect to the representations and warranties of Admiralty and Royal Bank of Canada.

Conduct of Business Pending the Merger

      During the period from the signing of the merger agreement until the merger becomes effective, Admiralty has agreed, subject to the exceptions specified in the merger agreement, that Admiralty and Admiralty Bank will not, without the consent of Royal Bank of Canada or except as previously disclosed to Royal Bank of Canada, among other things:

•	carry on its business other than in the ordinary and usual course consistent with past practice and, to the extent consistent with that obligation, Admiralty will use reasonable efforts to preserve its business organization and assets and maintain its rights, franchises and existing relations with clients, customers, suppliers, employees and business associates;

•	take any action that would reasonably be expected to materially and adversely affect Admiralty’s ability to perform its obligations under the merger agreement;

•	engage in any material new activities or lines of business or make any material changes to its existing activities or lines of business;

•	issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock of Admiralty, nor permit any additional shares of its capital stock to become subject to new grants of rights, options or similar stock-based rights, with certain exceptions specified in disclosures to Royal Bank of Canada;

•	issue, sell or otherwise permit to become outstanding, encumber or otherwise dispose of or permit the creation of any lien on, or amend or modify the terms of, any equity interests held in any subsidiary;

•	repurchase, redeem, reclassify, split, combine or otherwise acquire any shares of Admiralty capital stock or declare or pay any dividend or other distribution on the capital stock of Admiralty or any of its subsidiaries, other than dividends or distributions from Admiralty Bank to Admiralty;

•	enter into, amend, modify, renew or terminate any employment, consulting, severance or similar contract except as specified in or in connection with the merger agreement;

•	increase the salary, wages or other benefits of employees except as specified in or in connection with the merger agreement;

•	enter into, adopt, modify or terminate, except as specified in or in connection with the merger agreement, any benefit plan for any current or former director, officer, employee or independent contractor of Admiralty or take any action to accelerate vesting thereunder;

•	sell, transfer, mortgage, lease, encumber or otherwise dispose of, or permit the creation of any lien on, or discontinue any material amount of its assets, deposits, businesses or properties, except in the ordinary course of business consistent with past practice;

•	acquire any material amount of assets, business, properties or deposits of another person except in the ordinary course of business consistent with past practice;

•	amend the corporate governance documents of Admiralty or Admiralty Bank;

•	implement or adopt any change in accounting principles, practices or methods except as may be required by GAAP;

•	enter into, amend, renew or terminate material contracts, except in the ordinary course of business consistent with past practice;

•	settle any claim, action or proceeding except those involving solely money damages in an amount not more than $60,000 and meeting the other conditions set out in the merger agreement;

•	except as required by applicable law or regulation: (1) implement or adopt any material change in its credit risk and interest rate risk management and hedging policies, procedures or practices; (2) fail to follow its existing policies or practices with respect to managing its exposure to credit and interest rate risk; or (3) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk;

•	incur debt other than in the ordinary course of business consistent with past practice;

•	except as required by applicable law, knowingly take any action that is reasonably likely to result in any of Admiralty’s representations or warranties being untrue in any material respect, any condition to the merger not being satisfied, or a material breach of any provision of the merger agreement;

•	make any loan other than in the ordinary course of business consistent with lending policies in effect on the date of the merger agreement or, except as set forth in the merger agreement, make any loan in excess of $3,000,000 or with a term of more than five years;

•	except pursuant to contracts entered into in the ordinary course of business prior to the date of the merger agreement, make any payment of cash or other consideration to, make any loan on behalf of, or enter into, amend or grant a consent or waiver under, or fail to enforce, any contract with a related person;

•	make any capital expenditures in excess of amounts provided in the merger agreement; or

•	agree, commit to or enter into any agreement to take any of the actions discussed above.

      In addition, during the period from the signing of the merger agreement until the merger becomes effective, Royal Bank of Canada has agreed that it and each of its subsidiaries will not knowingly take any action reasonably likely to result in any of Royal Bank of Canada’s representations and warranties becoming untrue, any of the conditions to the merger agreement not being satisfied, or a material breach of the merger agreement; except in each case, as may be required by applicable law.

No Solicitation of Acquisition Proposals

      Admiralty has agreed that it will not, and it will cause Admiralty Bank and each of their representatives not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to any acquisition proposal other than that contemplated by the merger agreement. Admiralty has the right, however, to:

•	make any disclosure to Admiralty’s stockholders if, in the good faith judgment of Admiralty’s board of directors, failure to do so would be inconsistent with its obligations under applicable law;

•	provide information to, or engage in discussions or negotiations with, any person who has made a bona fide written acquisition proposal, which was received after the date of the merger agreement and before the special meeting of stockholders, but which did not result from a breach of the non-solicitation provisions of the merger agreement; and

•	recommend an acquisition proposal to its stockholders, and withdraw its favorable recommendation of the merger, if (1) the acquisition proposal is a superior proposal, (2) Admiralty’s board of directors, after having consulted with and considered the advice of outside counsel, determines in good faith that providing information or engaging in negotiations or discussions, or making a recommendation is required under Delaware law, and (3) Admiralty has received a confidentiality agreement from the person making the superior proposal.

      A “superior proposal” is an acquisition proposal by a third party on terms that Admiralty’s board of directors determines in its good faith judgment, after consultation with its financial advisors, to be materially more favorable from a financial point of view to Admiralty’s stockholders than the merger and the other transactions contemplated by the merger agreement. In making this determination, the board must consider the likelihood of completion of the third-party transaction on the terms set forth in the third-party proposal, taking into account all legal, financial, regulatory and other aspects of that proposal and any other relevant factors permitted under applicable law. The Admiralty board must also notify Royal Bank of Canada that, absent action on the part of Royal Bank of Canada, it would consider the third-party acquisition proposal to be a superior proposal and must give Royal Bank of Canada at least two business days to respond to the third-party acquisition proposal. The Admiralty board must then consider any amendment or modification to the merger agreement proposed by Royal Bank of Canada in response to this proposal in determining whether it is a superior proposal.

      Admiralty has also agreed to:

•	terminate any activities, discussions or negotiations with any parties regarding acquisition proposals conducted prior to the date of the merger agreement; and

•	notify Royal Bank of Canada within one business day of receipt of any acquisition proposal and its material terms, including the identity of the person making the acquisition proposal.

Stock Options

      With respect to each stock option, prior to the closing of the merger, Admiralty will take all necessary actions, including obtaining consents from each option holder and adopting board resolutions, so that as of the closing of the merger, each outstanding stock option is cancelled. The holders of each stock option that is cancelled will be entitled to receive for each option an amount in cash equal to the difference between $26.00 and the exercise price per share of the option, multiplied by the number of shares of common stock covered by the option.

Other Employee Benefits

      Admiralty and Royal Bank of Canada have agreed that, after completion of the merger:

•	All compensation plans of Admiralty will be honored in accordance with their terms, and all change-in-control payments will be paid in accordance with the applicable program or agreement.

•	RBC Centura will provide generally to officers and employees of Admiralty who continue employment with RBC Centura or its subsidiaries retirement, welfare and other benefits that are generally comparable in the aggregate to those provided to similarly situated RBC Centura officers and employees.

•	The years of service of the Admiralty employees with Admiralty will be taken into account when determining eligibility and vesting (but not benefit accrual) under RBC Centura benefit plans.

•	Admiralty employees will retain credit for vacation pay accrued with Admiralty, and service of Admiralty employees will be treated as service with RBC Centura for determining entitlement to vacation pay.

•	Employees of Admiralty will not be subject to any waiting periods or pre-existing condition limitations under the medical, dental and health plans of RBC Centura in which they are eligible to participate.

•	Prior to the effective time of the merger, Admiralty will terminate its 401(k) plan.

Insurance and Indemnification.

      The merger agreement provides that for six years after the effective time of the merger, Royal Bank of Canada has agreed to indemnify, to the same extent currently provided by Admiralty in its certificate of incorporation and bylaws or under applicable law, Admiralty’s past and current officers and directors against all costs or expenses incurred in connection with any claims asserted before or after the effective time of the merger pertaining to acts or omissions in their capacities as officers and directors.

      The merger agreement also provides that, for four years after the effective time of the merger, Royal Bank of Canada will use its reasonable best efforts to maintain or cause to be maintained directors’ and officers’ liability insurance for claims relating to the period before the merger, on terms at least as favorable as those contained in Admiralty’s current directors’ and officers’ liability insurance policy.

Other Covenants

      The merger agreement contains additional covenants, including covenants relating to:

•	preparation, filing and distribution of this proxy statement;

•	access to information and confidentiality;

•	public announcements;

•	consents, approvals and filings;

•	accounting and regulatory matters; and

•	notice of developments.

      In addition, the merger agreement contains a general covenant requiring each party to use its reasonable best efforts in good faith to complete the merger.

Conditions to the Merger

      The merger will be completed only if certain conditions are satisfied or waived, including the following:

•	the merger agreement has been approved by the vote of the holders of a majority of the outstanding shares of Admiralty common stock;

•	all material consents and approvals have been obtained; and

•	no court or other legal or regulatory order or statute, rule or regulation restrains or prohibits the merger.

      Royal Bank of Canada’s obligation to complete the merger is subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

•	Admiralty’s representations and warranties must be true and correct in all material respects as of the closing date of the merger and Royal Bank of Canada must have received a certificate to such effect;

•	Admiralty must have performed in all material respects all of its covenants, agreements and obligations under the merger agreement and Royal Bank of Canada must have received a certificate to such effect;

•	The retention agreements with the 19 Admiralty officers and employees are still in full force and effect, and the relevant individual is still employed by Admiralty, except in certain circumstances specified in the merger agreement; and

•	If requested by Royal Bank of Canada, Admiralty must have obtained environmental assessments on up to two properties, and the assessments must not have revealed any conditions that would have a material adverse effect on Admiralty.

      Admiralty’s obligation to complete the merger is subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

•	Royal Bank of Canada’s representations and warranties must be true and correct in all material respects as of the closing of the merger and Admiralty must have received a certificate to such effect; and

•	Royal Bank of Canada must have performed in all material respects all of its covenants, agreements and obligations under the merger agreement and Admiralty must have received a certificate to such effect.

Termination of the Merger Agreement

      At any time prior to the completion of the merger, the merger agreement may be terminated under the following circumstances if the terminating party is authorized to do so by its board of directors:

•	by mutual written consent of Admiralty and Royal Bank of Canada;

•	by either Royal Bank of Canada or Admiralty, if:

•	a breach by the other party of any representation, warranty, covenant or agreement contained in the merger agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of the breach; and which breach, individually or in the aggregate with other breaches, would cause a condition of the merger agreement not to be satisfied or is reasonably likely to prevent, materially delay or materially impair the ability of the parties to complete the merger;

•	the merger is not completed on or before March 31, 2003; or

•	the approval of any governmental authority required for completion of the merger has been denied by final non-appealable action of the governmental authority.

•	By Royal Bank of Canada, if:

•	at any time prior to the special meeting, Admiralty’s board of directors fails to recommend stockholder approval of the merger agreement, withdraws its recommendation to approve the merger agreement, or modifies or changes its recommendation in a manner adverse to the interests of Royal Bank of Canada; or

•	Admiralty or its board of directors recommends that Admiralty’s stockholders approve any acquisition proposal other than the merger.

Fee if the Merger Agreement Is Terminated

      Admiralty must pay to Royal Bank of Canada a cash termination fee of $6,000,000 for any of the following reasons:

•	if Royal Bank of Canada terminates the merger agreement because Admiralty has breached any of its covenants with respect to (1) the solicitation of acquisition proposals or (2) convening a special meeting of stockholders to vote on approval of the merger agreement as promptly as practicable and soliciting stockholder approval of the merger agreement; or if, prior to the approval of the merger agreement and merger by Admiralty’s stockholders, (x) Admiralty’s board fails to recommend that the stockholders approve the merger agreement or (y) Admiralty’s board (i) provides information to, or engages in discussions or negotiations with, any person other than Royal Bank of Canada that makes a bona fide written acquisition proposal after the date of the merger agreement, or (ii) recommends the acquisition proposal referred to in (i) above to Admiralty’s stockholders;

provided that Royal Bank of Canada is not in material breach of any of its covenants or agreements such that Admiralty would be entitled to terminate the merger agreement;

•	if Admiralty terminates the merger agreement at any time prior to the approval of the merger agreement by Admiralty’s stockholders, and when Admiralty is not in breach of any material term of the merger agreement, because Admiralty’s board of directors determines to enter into a definitive written agreement regarding a transaction that constitutes a “superior proposal” and notifies Royal Bank of Canada of this intention;

•	if Admiralty has not previously paid a termination fee to Royal Bank of Canada and any of the following events occur prior to a “fee termination event” described below:

•	any person other than Royal Bank of Canada acquires beneficial ownership of 25% or more of Admiralty’s then-outstanding common stock; or

•	Admiralty agrees, without the consent of Royal Bank of Canada, to enter into an “acquisition transaction” with a person other than Royal Bank of Canada. An acquisition transaction, for purposes of determining if a termination fee is due under this provision, includes a merger, sale of substantially all of Admiralty’s assets or any similar transaction, or a purchase of 25% or more of Admiralty’s voting power.

      A “fee termination event” is any of the following events:

•	the effective time of the merger;

•	the termination of the agreement in accordance with its terms prior to the occurrence of any “tolling events” listed below, except if the merger agreement is terminated by Royal Bank of Canada due to a breach by Admiralty that is wholly not volitional of any of its representations, warranties, covenants or agreements contained in the merger agreement; or

•	upon the lapse of 18 months after the termination of the merger agreement by Royal Bank of Canada after a “tolling event” or due to a breach by Admiralty that is wholly not volitional of any of its representations, warranties, covenants or agreements contained in the merger agreement.

      A “tolling event” occurs when:

•	Admiralty agrees, without the consent of Royal Bank of Canada, to enter into an acquisition transaction with a person other than Royal Bank of Canada;

•	Admiralty or its board of directors recommends that Admiralty enter into an “acquisition transaction” with a third party, without Royal Bank of Canada’s prior written consent;

•	a person other than Royal Bank of Canada acquires or obtains the right to acquire 20% or more of Admiralty’s outstanding shares of common stock;

•	Admiralty’s stockholders fail to approve the merger or the special meeting is not held and a proposal to engage in an “acquisition transaction” with a third party is publicly announced;

•	Admiralty’s board of directors withdraws, modifies or qualifies its recommendation with respect to the merger, or Admiralty proposes, authorizes or recommends an agreement to engage in an “acquisition transaction” with a third party;

•	any person other than Royal Bank of Canada or one of its subsidiaries files with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would result in an acquisition transaction with Admiralty, or if any person files a preliminary proxy statement with the SEC with respect to a potential vote by its stockholders to approve the issuance of shares to be offered in such an exchange offer;

•	Admiralty willfully breaches a covenant or obligation of the merger agreement in anticipation of an “acquisition transaction” and the breach entitles Royal Bank of Canada to terminate the merger agreement; or

•	any person other than Royal Bank of Canada files an application or notice with any regulators or antitrust authority regarding an “acquisition transaction.”

      An “acquisition transaction” for purposes of a “tolling event” is a merger, sale of substantially all of Admiralty’s assets or any similar transaction, or a purchase of securities representing 20% or more of Admiralty’s voting power.

      The payment of this fee is in addition to any other rights that Royal Bank of Canada has under the merger agreement or otherwise.

Expenses

      Each party will bear all expenses incurred by it in connection with the merger agreement, except that the printing and postage expenses and any other fees and expenses related to the proxy statement will be shared equally between Royal Bank of Canada and Admiralty.

Amendment and Waiver

      Before the merger is completed, any provision of the merger agreement may be waived by the party benefited by the provision in a written document signed by that party, or amended or modified at any time by an agreement in writing executed in the same manner as the merger agreement. After Admiralty’s stockholders approve the merger agreement, however, no amendment may be made that under applicable law would require further approval of the stockholders without obtaining the required further approval.

Voting and Support Agreements

      This section describes the material terms of the voting and support agreements between Royal Bank of Canada, on the one hand, and each of the directors of Admiralty, on the other hand. The following description is not complete and you should read the form of voting and support agreement carefully and in its entirety for a more complete understanding of the voting and support agreements. The complete text of the form of voting and support agreement is attached to this proxy statement as Annex C and is incorporated by reference into this proxy statement.

      Pursuant to the voting and support agreements, each of the Admiralty directors has agreed, from the date of the merger agreement until the date on which the merger agreement is terminated that he will:

•	appear at each meeting of the stockholders of Admiralty (including any adjournments or postponements thereof) or otherwise cause his shares of Admiralty common stock owned beneficially and of record by and subject to the voting and support agreement to be counted as present at each stockholder meeting (including any adjournments or postponements thereof) for purposes of calculating a quorum;

•	vote (or cause to be voted) at each stockholder meeting, in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering all of the shares of Admiralty common stock and any other voting securities of Admiralty that are owned beneficially and of record by each director or as to which each director has, directly or indirectly, the right to vote or direct the voting (1) in favor of adoption of the merger agreement and any other action requested by Royal Bank of Canada in furtherance of the merger agreement; (2) against any action or agreement submitted for approval of the stockholders that would result in a breach of any covenant, representation, warranty or any other obligation or agreement of Admiralty in the merger agreement or of the director in the voting and support agreement; and (3) against any competing acquisition proposal or any other action, agreement or transaction submitted for approval of the stockholders that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, or delay, postpone, discourage or materially and adversely affect the merger or the voting and support agreement;

•	not enter into any voting agreement or voting trust with respect to shares owned beneficially and of record by such director, and has not and will not grant a proxy, consent or power of attorney with respect to those shares;

•	grant Royal Bank of Canada a proxy to vote the shares of Admiralty common stock that are owned beneficially and of record by each director if the director fails for any reason to vote his shares as described above, which proxy would be irrevocable for so long as the voting and support agreement is in effect; and

•	not sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of, or enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with Admiralty or any other person, or enter into any contract, option or other arrangement or understanding with respect to any of the foregoing, any shares of Admiralty common stock owned beneficially and of record by each director or any securities exercisable or exchangeable for or convertible into shares of Admiralty common stock, any other capital stock of Admiralty or any interest in any of the foregoing with any person.

      Each director made certain representations to Royal Bank of Canada in his voting and support agreement, relating primarily to his ownership of Admiralty common stock, his ability to enter into the voting and support agreement, and whether the voting and support agreement conflicts with any other agreement, license, permit or obligation to which he is a party. In addition, each director represents as to the change-in-control payments and other consideration, if any, to be received by him in connection with the merger as follows:

•	Bruce A. Mahon’s agreement provides that he is entitled to $200,000 under the Change in Control Program for the Chairman, $108,000 under the Directors’ 2002 Change in Control Bonus Program and certain other entitlements not to exceed $50,000 as previously approved by Admiralty’s board of directors. These amounts do not include the excise tax gross-up payment, if any, that may be payable pursuant to the terms of the applicable program. He is also entitled to continued health and welfare benefits, which include medical insurance benefits for him for the remainder of his life. He is not a participant in the Amended Senior Management 1998 Change in Control Program or any other severance or change-in-control program.

•	Ward Kellogg’s agreement provides that he is entitled to $36,000 under the Directors’ 2002 Change in Control Bonus Program, a total of $715,000 under his Employment Agreement dated June 23, 1998 (as amended) and the Senior Management 2002 Change in Control Bonus Program, and certain other entitlements not to exceed $40,000 as previously approved by Admiralty’s board of directors. These amounts do not include the excise tax gross-up payment, if any, that may be payable pursuant to the terms of the applicable program. He is also entitled to continued health and welfare benefits for up to 104 weeks from the date of the change in control. He is not a participant in the Amended Senior Management 1998 Change in Control Program or any other severance or change-in-control program.

•	The other directors’ agreements provide that each director is entitled to a change-in-control payment in an amount no greater than $36,000 in the aggregate, which amount does not include the excise tax gross-up payment, if any, that may be payable pursuant to the terms of the applicable program.

      Each director also agreed to refrain from engaging in competitive businesses, as described in the voting and support agreements, in the state of Florida for one year from the date of the merger.

      The voting and support agreements will terminate on the earlier of (1) the date on which the merger agreement is terminated in accordance with its terms or (2) the effective time of the merger. As of the record date, an aggregate of 1,378,430 shares, representing approximately      % of the outstanding shares of Admiralty common stock, are subject to voting and support agreements.

PRICE RANGE OF ADMIRALTY COMMON STOCK

AND DIVIDEND INFORMATION

      Admiralty’s common stock is traded on the Nasdaq National Market under the symbol “AAAB.” For the periods indicated, the table below sets forth the high and low sales prices per share of Admiralty’s common stock as reported by the Nasdaq National Market.

	Admiralty Common
	Stock
	Sales Price($)

	High	Low

2000
First Quarter	$9.048	$5.893
Second Quarter	$6.667	$5.000
Third Quarter	$9.048	$6.667
Fourth Quarter	$8.869	$6.964
2001
First Quarter	$17.143	$7.916
Second Quarter	$14.048	$11.310
Third Quarter	$21.952	$13.333
Fourth Quarter	$24.050	$15.857
2002
First Quarter	$23.450	$17.210
Second Quarter	$21.500	$16.750
Third Quarter	$25.790	$18.100
Fourth Quarter (through October , 2002)

      Admiralty has never paid any cash dividends on its common stock. In January 2000, the Company declared a 12.91% stock dividend on its common stock, and in October 2001, the Company declared a 5% stock dividend on its common stock. As required by the merger agreement, Admiralty will not pay cash or stock dividends prior to the closing of the merger.

      On August 28, 2002, the business day prior to public announcement of the merger agreement, the closing price per share of the Admiralty common stock was $23.319 as reported by the Nasdaq National Market. On October   , 2002, the most recent practicable date prior to the mailing of this proxy statement, the closing price per share of the Admiralty common stock was $          as reported by the Nasdaq National Market. We urge stockholders to obtain a current quotation.

      As of October   , 2002, there were                shares of Admiralty common stock outstanding, held by approximately  stockholders of record. This number does not reflect the number of persons or entities who may hold their stock in nominee or “street” name through brokerage firms.

BENEFICIAL SECURITY OWNERSHIP OF ADMIRALTY

      The following table sets forth, as of October   , 2002, information with respect to the beneficial ownership of Admiralty’s common stock by each director of Admiralty, executive officers of Admiralty as specified by applicable SEC rules, and all directors and executive officers of Admiralty as a group. Admiralty is not aware of any beneficial owner of more than 5% of the outstanding common stock. Unless otherwise indicated, and subject to the voting and support agreements with Royal Bank of Canada, each beneficial owner reflected in the table possesses sole voting and investment power with respect to the shares shown.

	Number of Shares	Percent of
Name and Address of Beneficial Owner(1)	Beneficially Owned	Class Outstanding

Directors:
Bruce A. Mahon(2)	157,023	2.94%
Craig Spencer(3)	167,670	3.16%
Richard Rosa(4)	72,411	1.36%
Mark Wolters(5)	58,691	1.10%
Sidney Hofing(6)	194,363	3.66%
Peter L.A. Pantages(7)	114,195	2.15%
Thomas L. Gray(8)	121,315	2.28%
Leslie E. Goodman(9)	117,638	2.21%
George Zoffinger(10)	52,186	*
Ward Kellogg(11)	149,204	2.76%
David Dickenson(12)	23,793	*
Thomas Hanford(13)	93,012	1.76%
Joseph Veccia(14)	55,633	1.05%
William Berger(15)	10,358	*
Randy O. Burden(16)	183,627	3.45%
Douglas Hooker(17)	154,122	2.91%
Patrick C. Mathes III(18)	85,767	1.62%
Directors and executive officers of Admiralty
as a group(21 persons)	1,946,672	33.31%

*	Less than 1%.

(1)	The address for each director is 4400 PGA Boulevard, Palm Beach Gardens, Florida 33410.
(2)	Includes 49,328 shares purchasable upon the exercise of stock options and 100,000 shares held by the estate of Mr. Mahon’s spouse.
(3)	Includes 24,266 shares purchasable upon the exercise of stock options and 143,404 shares held jointly with Mr. Spencer’s wife.
(4)	Includes 24,266 shares purchasable upon the exercise of stock options and 14,906 shares held in Mr. Rosa’s self-directed IRA.
(5)	Includes 24,266 shares purchasable upon the exercise of stock options. Also includes 16,573 shares held by Mr. Wolters as custodian for his children and 14,986 shares held in Mr. Wolters’ self-directed IRA.
(6)	Includes 24,266 shares purchasable upon the exercise of stock options. Of the reported shares, 52,363 shares are held by a limited partnership of which Mr. Hofing is a member. Also includes 3,150 shares held by Mr. Hofing’s wife.
(7)	Includes 24,266 shares purchasable upon the exercise of stock options and 12,364 shares held in Mr. Pantages’ self-directed IRA. In addition, of the reported shares, 3,557 shares are held in Mr. Pantages’ wife’s IRA and 9,630 shares are held in trusts over which Mr. Pantages is trustee and 1,050 shares are held jointly with Mr. Pantages’ son.
(8)	Includes 24,266 shares purchasable upon the exercise of stock options and 2,010 shares held in Mr. Gray’s self-directed IRA and 640 shares are held by Mr. Gray for the benefit of his son.

(9)	Includes 93,372 shares held by a limited liability company of which Mr. Goodman is a member. Also includes 24,266 shares purchasable upon the exercise of stock options.

(10)	Includes 24,266 shares purchasable upon the exercise of stock options.
(11)	Includes 126,525 shares purchasable upon the exercise of stock options and 4,116 shares held in Mr. Kellogg’s IRA.
(12)	Includes 7,805 shares purchasable upon the exercise of stock options and 3,913 shares held by Mr. Dickenson’s wife.
(13)	Includes 7,805 shares of Common Stock purchasable upon the exercise of stock options. Also includes shares held as follows: 5,899 shares by an investment partnership of which Mr. Hanford is a member and 12,944 shares by an investment corporation in which Mr. Hanford has a controlling interest; 1,186 shares by his wife; 3,882 shares as custodian for family members.
(14)	Includes 7,805 shares purchasable upon the exercise of stock options. Also includes 11,856 shares held by Mr. Veccia’s IRA and 35,472 shares of Common Stock held by a limited partnership in which members of Mr. Veccia’s immediate family have a membership interest and 500 shares held by Mr. Veccia for the benefit of his daughter.
(15)	Includes 7,122 shares purchasable upon the exercise of stock options and 3,236 shares held jointly with his wife.
(16)	Includes 28,122 shares purchasable upon the exercise of stock options.
(17)	Includes 7,122 shares purchasable upon the exercise of stock options and 147,000 shares held jointly with his wife.
(18)	Includes 7,122 shares purchasable upon the exercise of stock options. Also includes 5,145 shares held in Mr. Mathes’ IRA and 42,000 shares held by a corporation in which Mr. Mathes has a controlling interest.

ADDITIONAL INFORMATION

Admiralty Stockholder Proposals

      We do not currently expect to hold a 2003 annual meeting of stockholders if the merger is completed as Admiralty will be wholly owned by RBC Centura and Admiralty will no longer have public stockholders.

      If the merger is not completed, the annual meeting will be held, and stockholder proposals for inclusion in our proxy statement for our 2003 annual meeting would have to be submitted to our secretary in writing and received by us at our principal executive offices, 4400 PGA Boulevard, Palm Beach Gardens, Florida 33410, Attn: Corporate Secretary, within a reasonable time before we begin to print and mail our proxy materials. Stockholder proposals must also meet the other requirements of the SEC rules relating to stockholder proposals.

Who Can Help Answer Your Questions

      If you have additional questions about the merger or would like additional copies of this document, you should contact:

Admiralty Bancorp, Inc.

4400 PGA Boulevard
Palm Beach Gardens, Florida 33410
Attention: Ward Kellogg
Phone Number: (561) 624-4701

Where You Can Find More Information

      Admiralty files annual, quarterly and special reports, proxy statements and other information with the SEC. Admiralty’s SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document Admiralty files at the SEC’s public reference room at 450 Fifth Street, N.W. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

ANNEX A

AGREEMENT AND PLAN OF MERGER

dated as of
August 29, 2002
among
ADMIRALTY BANCORP, INC.
RBC CENTURA BANKS, INC.
and
ROYAL BANK OF CANADA

Page

ARTICLE I
CERTAIN DEFINITIONS; INTERPRETATION
1.01	Certain Definitions	A-1
1.02	Interpretation	A-6
ARTICLE II
THE MERGER
2.01	The Merger	A-6
2.02	Effective Time	A-7
2.03	Closing	A-7
2.04	Reservation of Right to Revise Structure	A-7
ARTICLE III
CONSIDERATION
3.01	Effect on Capital Stock	A-7
3.02	Rights as Stockholders; Stock Transfers	A-8
3.03	Payment for Shares	A-8
3.04	Dissenting Stockholders	A-8
3.05	Company Stock Options	A-9
ARTICLE IV
ACTIONS PENDING THE MERGER
4.01	Forbearances of the Company	A-9
4.02	Forbearances of the Acquiror	A-11
4.03	Cooperation; Communication	A-12
ARTICLE V
REPRESENTATIONS AND WARRANTIES
5.01	Disclosure Schedule	A-12
5.02	Standard	A-12
5.03	Representations and Warranties of the Company	A-12
5.04	Representations and Warranties of the Acquiror	A-22
ARTICLE VI
COVENANTS
6.01	Reasonable Best Efforts	A-23
6.02	Stockholder Approvals	A-24
6.03	Proxy Statement	A-24
6.04	Press Releases	A-24
6.05	Access; Information	A-25
6.06	Acquisition Proposals	A-25
6.07	Takeover Laws	A-26
6.08	No Rights Triggered	A-26
6.09	Regulatory Applications	A-26
6.10	Indemnification	A-27
6.11	Notification of Certain Matters	A-28
6.12	Employee Benefits	A-28

A-i

EXHIBIT A	List of Persons to Execute Voting Agreements
EXHIBIT B	Form of Voting Agreement
EXHIBIT C	Form of Employment Agreement
ANNEX A	List of Designated Employees to Execute Employment Agreements

A-ii

AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER, dated as of August 29, 2002, by and among Admiralty Bancorp, Inc. (the “COMPANY”), RBC Centura Banks, Inc. (“RBC CENTURA”) and Royal Bank of Canada (the “ACQUIROR”).

RECITALS

      A. The Company. The Company is a Delaware corporation, having its principal place of business in Palm Beach Gardens, Florida.

      B. The Acquiror and RBC Centura. The Acquiror is a Canadian chartered bank, having its principal places of business in Toronto, Ontario and Montreal, Quebec. RBC Centura is a North Carolina corporation, having its principal place of business in Rocky Mount, North Carolina and is a wholly owned subsidiary of the Acquiror.

      C. Acquiror Sub. Acquiror Sub (“ACQUIROR SUB”) will be a Delaware corporation and a direct or indirect wholly owned subsidiary of Acquiror that will have been organized as of the Closing Date for the purpose of effecting the Merger in accordance with this Agreement.

      D. The Merger. On the terms and subject to the conditions contained in this Agreement, the parties to this Agreement intend to effect the merger of Acquiror Sub with and into the Company, with the Company as the surviving corporation.

      E. Voting Agreements. The stockholders of the Company identified on EXHIBIT A have agreed to execute a Voting and Support Agreement (the “VOTING AGREEMENT”) in substantially the form of EXHIBIT B.

      F. Board Action. The respective Boards of Directors of each of the Company, RBC Centura and the Acquiror have adopted resolutions approving this Agreement and the transactions contemplated by this Agreement and, in the case of the Company Board, declaring the advisability of this Agreement in accordance with the Delaware General Corporation Law (the “DGCL”).

      G. Employment Agreements. As further conditions and inducements to the willingness of the Acquiror and RBC Centura to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of the Designated Employees (as defined herein) has executed and delivered an employment agreement with the Company (each, an “EMPLOYMENT AGREEMENT”).

      NOW, THEREFORE, in consideration of the premises, and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS; INTERPRETATION

      1.01     Certain Definitions. The following terms are used in this Agreement with the meanings assigned below:

      “ACQUIROR” has the meaning assigned in the preamble to this Agreement.

      “ACQUIROR SUB” has the meaning assigned in RECITAL C.

      “ACQUIROR SUBSIDIARY” has the meaning assigned in Section 8.03(c)(i).

      “ACQUISITION PROPOSAL” has the meaning assigned in Section 6.06.

      “ACQUISITION TRANSACTION” shall mean (x) a merger or consolidation, or any similar transaction, involving the Company or any of its Significant Subsidiaries, PROVIDED, HOWEVER, that in no event shall any merger, consolidation or similar transaction involving only the Company and one or more of its Significant Subsidiaries or involving only any two or more of such Subsidiaries, if such transaction is not in violation of the terms of this Agreement, be deemed to be an Acquisition Transaction, (y) a purchase, lease or other acquisition of all or any substantial part of the assets or business operations of the Company or any of its Significant Subsidiaries, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 20% or more of the voting power of the Company or any of its Significant Subsidiaries.

      “AGREEMENT” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

      “AWARD HOLDER” has the meaning assigned in Section 3.05.

      “BANK” means Admiralty Bank, a Florida state chartered commercial bank.

      “BENEFICIAL OWNERSHIP” has the meaning assigned in Section 8.03(c)(ii).

      “BYLAWS” has the meaning assigned in Section 2.01(c).

      “CERTIFICATE OF INCORPORATION” has the meaning assigned in Section 2.01(b).

      “CIC BENEFITS CONTINUATION” has the meaning assigned in Section 6.12(f).

      “CIC PAYMENTS” mean payments that are required to be made as a result of the Merger in accordance with the terms of the Specified Compensation Plans.

      “CLAIM” has the meaning assigned in Section 6.10(a).

      “CLOSING DATE” has the meaning assigned in Section 2.02.

      “CODE” means the Internal Revenue Code of 1986.

      “COMPANY” has the meaning assigned in the preamble to this Agreement.

      “COMPANY BOARD” means the Board of Directors of the Company.

      “COMPANY COMMON STOCK” means the common stock, no par value, of the Company.

      “COMPANY IP RIGHTS” has the meaning assigned in Section 5.03(w).

      “COMPANY MEETING” has the meaning assigned in Section 6.02.

      “COMPANY PREFERRED STOCK” means the preferred stock, no par value, of the Company.

      “COMPANY REPORTS” has the meaning assigned in Section 5.03(j).

      “COMPANY REQUISITE VOTE” has the meaning assigned in Section 5.03(e).

      “COMPANY STOCK” means, collectively, the Company Common Stock and the Company Preferred Stock.

      “COMPANY STOCK OPTION” means each option to purchase shares of Company Common Stock outstanding under the Company Stock Plans.

      “COMPANY STOCK PLANS” has the meaning assigned in Section 5.03(b).

      “COMPANY STOCK RESOLUTION” has the meaning assigned in Section 3.05.

      “COMPANY’S SEC DOCUMENTS” has the meaning assigned in Section 5.03(g).

      “COMPENSATION PLANS” has, with respect to any person, the meaning assigned in Section 5.03(n).

      “CONFIDENTIALITY AGREEMENT” means the Mutual Confidentiality Agreement between the Company and the Acquiror, dated July 3, 2002.

      “CONSIDERATION” has the meaning assigned in Section 3.01(a).

      “CONSIDERATION PER SHARE” has the meaning assigned in Section 3.05.

      “CONSTITUTIVE DOCUMENTS” means with respect to any juridical person, such person’s articles or certificate of incorporation and its bylaws, or similar constitutive documents.

      “CONTRACT” means, with respect to any person, any agreement, indenture, undertaking, debt instrument, contract, lease, understanding or other commitment, whether oral or in writing, to which such person or any of its Subsidiaries is a party or by which any of them is bound or to which any of their properties is subject.

      “CORBEL DETERMINATION LETTER” has the meaning assigned in Section 5.03(y).

      “COSTS” has the meaning assigned in Section 6.10(a).

      “CRA” means the Community Reinvestment Act of 1977.

      “DESIGNATED EMPLOYEES” means, collectively, the individuals identified in ANNEX A.

      “DGCL” has the meaning assigned in RECITAL F.

      “DISCLOSURE SCHEDULE” has the meaning assigned in Section 5.01.

      “DISSENTERS’ SHARES” means shares of Company Common Stock the holders of which shall have perfected and not withdrawn or lost their appraisal rights in accordance with Section 262 of the DGCL.

      “EFFECTIVE TIME” means the date and time at which the Merger becomes effective.

      “EMPLOYMENT AGREEMENT” has the meaning assigned in RECITAL G.

      “ENVIRONMENTAL LAWS” means any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (1) the protection or restoration of the environment, health or safety (in each case as relating to the environment) or natural resources; or (2) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance.

      “ERISA” means the Employee Retirement Income Security Act of 1974.

      “ERISA AFFILIATE” has, with respect to any person, the meaning assigned in Section 5.03(n).

      “ERISA AFFILIATE PLAN” has the meaning assigned in Section 5.03(n).

      “EXCHANGE ACT” means the Securities Exchange Act of 1934.

      “FDBF” means the Florida Department of Banking and Finance.

      “FEE PAYMENT EVENT” has the meaning assigned in Section 8.03(d).

      “FEE TERMINATION EVENT” has the meaning assigned in Section 8.03(b).

      “GOVERNMENTAL AUTHORITY” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

      “HAZARDOUS SUBSTANCE” means any substance in any concentration that is: (1) listed, classified or regulated pursuant to any Environmental Law; (2) any petroleum or coal product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (3) any other substance that may be the subject of regulatory action by any Governmental Authority or a source of liability pursuant to any Environmental Law.

      “HSR ACT” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

      “INDEMNIFIED PARTY” has the meaning assigned in Section 6.10(a).

      “INSURANCE AMOUNT” has the meaning assigned in Section 6.10(b).

      “INSURANCE POLICIES” has the meaning assigned in Section 5.03(u).

      “INTELLECTUAL PROPERTY RIGHTS” shall mean all worldwide industrial and intellectual property rights, including patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyright, copyright applications, franchises, licenses, inventories, know-how, trade secrets, customer lists, proprietary processes and formulae, all source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools, software, databases and all documentation and media constituting, describing or relating to the above, including manuals, memoranda and records.

      “IRS” means the United States Internal Revenue Service.

      “LIENS” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance of any nature whatsoever.

      “LISTED TERMINATION” has the meaning assigned in Section 8.03(b).

      “LOANS” means loans, leases, extensions of credit (including guaranties), commitments to extend credit and other similar assets.

      “MATERIAL ADVERSE EFFECT” means, with respect to the Acquiror or the Company, any effect that (1) is materially adverse to the financial position, results of operations, shareholder’s equity or business of the Acquiror and its Subsidiaries taken as a whole, or the Company and its Subsidiaries taken as a whole, respectively, other than (A) payments of expenses associated with the Merger as contemplated by this Agreement, (B) changes in generally accepted accounting principles applicable to bank holding companies generally in Canada or the United States, respectively, (C) any changes resulting primarily from changes in banking laws or regulations (or interpretations thereof) of general applicability in Canada or the United States, respectively and (D) any change or effect arising out of general economic conditions or conditions generally affecting the banking industry that do not have a materially more adverse effect on such party than that experienced by similarly situated financial services companies; or (2) would materially impair the ability of either the Acquiror or the Company to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement.

      “MATERIAL INTEREST” has the meaning assigned in the definition of Related Person.

      “MERGER” has the meaning assigned in Section 2.01(a).

      “MULTIEMPLOYER PLAN” means, with respect to any person, a multiemployer plan within the meaning of Section 3(37) of ERISA.

      “NCCOB” means the North Carolina Commissioner of Banks.

      “OPERATING AGREEMENT” has the meaning assigned in Section 6.19.

      “PAYING AGENT” has the meaning assigned in Section 3.03.

      “PBGC” means the Pension Benefit Guaranty Corporation.

      “PENSION PLAN” has, with respect to any person, the meaning assigned in Section 5.03(n).

      “PERMITTED TERMINATION DATE” has the meaning assigned in Section 8.01(c).

      “PERSON” means any individual, bank, savings bank, corporation, partnership, limited liability company, association, joint-stock company, business trust or unincorporated organization.

      “PREVIOUSLY DISCLOSED” means, with respect to the Company or the Acquiror, information set forth in such party’s Disclosure Schedule in a paragraph or section identified therein as corresponding to the provision of this Agreement in respect of which such information has been so set forth or has otherwise been set forth therein in a manner reasonably indicating to a reader the provisions to which such information may be relevant.

      “PROXY STATEMENT” has the meaning assigned in Section 6.03(a).

      “RBC CENTURA” has the meaning assigned in the preamble to this Agreement.

      “RELATED PERSON” means any person (or family member of such person) (1) that directly or indirectly, controls, or is under common control with, the Company or any of its affiliates, (2) that serves as a director, officer, employee, partner, member, executor, or trustee of the Company or any of its affiliates or Subsidiaries (or in any other similar capacity), (3) that has, or is a member of a group having, direct or indirect beneficial ownership (as defined for purposes of Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 5 percent of the outstanding voting power or equity securities or other equity interests representing at least 5 percent of the outstanding equity interests (a “MATERIAL Interest”) in the Company or any of its affiliates or (4) in which any person (or family member of such person) that falls under (1), (2) or (3) above directly or indirectly holds a Material Interest or serves as a director, officer, employee, partner, member, executor, or trustee (or in any other similar capacity).

      “REPRESENTATIVES” means, with respect to any person, such person’s directors, officers, employees, legal or investment or financial advisors or any representatives of such legal or financial advisors.

      “REQUIRED PARTY” has the meaning assigned in Section 6.05(b).

      “RIGHTS” means, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.

      “RISK MANAGEMENT CONTRACT” has the meaning assigned in Section 5.03(r).

      “SEC” means the Securities and Exchange Commission.

      “SECURITIES ACT” means the Securities Act of 1933.

      “SIGNIFICANT STOCKHOLDER” means a record holder who beneficially owns at least 52,884 shares of Company Common Stock.

      “SIGNIFICANT SUBSIDIARY” has the meaning assigned to that term in Rule 1-02 of Regulation S-X of the SEC.

      “SPECIFIED COMPENSATION PLANS” means the following plans and agreements of the Company: the Amended Senior Management 1998 Change in Control Program, the Change in Control Program for the Chairman of the Board, the Directors’ 2002 Change in Control Bonus Program, the Senior Management 2002 Change in Control Bonus Program and the Employment Agreement of Ward Kellogg, dated June 23, 1998.

      “SUBSIDIARY” includes either a “subsidiary” as defined in Rule 1-02 of Regulation S-X of the SEC or a “subsidiary” as defined in Section 225.2(o) of Title Twelve of the Code of Federal Regulations.

      “SUPERIOR PROPOSAL” has the meaning assigned in Section 6.06.

      “SURVIVING CORPORATION” has the meaning assigned in Section 2.01(a).

      “TAKEOVER LAWS” has the meaning assigned in Section 5.03(e).

      “TAXES” means all taxes, charges, fees, levies or other assessments, however denominated, including all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, or charges of any kind whatsoever, together with any interest and any penalties or additions to tax with respect thereto and with respect to any information reporting requirements imposed by the Code or any similar provision of foreign, state or local law and any interest in respect of such additions or penalties imposed by any taxing authority whether arising before, on or after the Closing Date.

      “TAX RETURNS” means all reports and returns required to be filed on or before the Closing Date with respect to the Taxes of the Company or any of its Subsidiaries, including consolidated federal income tax returns and any documentation required to be filed with any taxing authority or to be retained by the Company or any of its Subsidiaries in respect of information reporting requirements imposed by the Code or any similar foreign, state or local law.

      “TERMINATION FEE” has the meaning assigned in Section 8.03(a).

      “TOLLING EVENT” has the meaning assigned in Section 8.03(c).

      “TREASURY SHARES” means shares of Company Common Stock owned, directly or indirectly, by the Company or any of its Subsidiaries.

      “VOTING AGREEMENT” has the meaning assigned in RECITAL E.

      1.02     Interpretation. When a reference is made in this Agreement to Recitals, Sections, Exhibits, Annexes or Schedules, such reference shall be to a Recital in, Section of, or Exhibit, Annex or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “INCLUDE,” “INCLUDES” or “INCLUDING” are used in this Agreement, they shall be deemed to be followed by the words “WITHOUT LIMITATION.” References herein to “TRANSACTION CONTEMPLATED BY THIS Agreement” include the Merger as well as the other transactions contemplated hereby and the transactions contemplated by the Voting Agreement. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement. Whenever this Agreement shall require a party to take an action, such requirement shall be deemed to constitute an undertaking by such party to take, to cause its Subsidiaries to take, and to use its reasonable best efforts to cause its other affiliates to take, appropriate action in connection therewith. References to “KNOWLEDGE” of a person means knowledge after reasonable diligence in the circumstances. All references to “DOLLARS” or “$” mean the lawful currency of the United States, and all references to “CANADIAN DOLLARS” or “C$” mean the lawful currency of Canada, unless otherwise indicated. Any reference in this Agreement to any law, rule or regulation shall be deemed to include a reference to any amendments, revisions or successor provisions to such law, rule or regulation.

ARTICLE II

THE MERGER

      2.01     The Merger. At the Effective Time, on the terms and subject to the conditions set forth in this Agreement, the following shall occur:

(a) Structure and Effects of the Merger. Acquiror Sub shall merge with and into the Company, and the separate corporate existence of Acquiror Sub shall thereupon cease (the “MERGER”). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “SURVIVING CORPORATION”) and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the DGCL.

(b) Certificate of Incorporation. At the Effective Time, and without any further action on the part of the Acquiror, RBC Centura, Acquiror Sub or any holder of any shares of capital stock of the Company as in effect at the Effective Time, the certificate of incorporation of the Company shall be amended to read in its entirety as the certificate of incorporation of Acquiror Sub as in effect immediately prior to the Effective Time (the “CERTIFICATE OF INCORPORATION”), until duly amended in accordance with the terms thereof and the DGCL.

(c) Bylaws. The bylaws of the Surviving Corporation (the “BYLAWS”) will be the bylaws of the Acquiror Sub as in effect immediately prior to the Effective Time, until duly amended in accordance with the terms thereof and the Certificate of Incorporation.

(d) Directors. The directors of the Surviving Corporation will be the directors of Acquiror Sub immediately prior to the Effective Time, and such directors, together with any additional directors as may thereafter be elected, shall hold such office until such time as their successors shall be duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws.

(e) Officers. The officers of the Surviving Corporation will be the officers of Acquiror Sub immediately prior to the Effective Time, and such officers, together with any additional officers as may thereafter be elected, shall hold such office until such time as their successors shall be duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws.

      2.02     Effective Time. The Merger shall become effective upon the filing, in the office of the Secretary of State of the State of Delaware, of a certificate of merger in accordance with Section 251 of the DGCL, or at such later date and time as may be set forth in such certificate. Subject to the terms of this Agreement, the parties shall cause the Merger to become effective (1) on a day within ten business days after the last of the conditions set forth in Article VII (other than conditions relating solely to the delivery of documents dated the Closing Date) shall have been satisfied or waived in accordance with the terms of this Agreement (or, at the election of the Acquiror, on the last business day of the month in which such day occurs) or (2) on such date as the parties may agree in writing (the “CLOSING DATE”).

      2.03     Closing. The closing of the Merger shall take place at 10:00 a.m., New York City time, on the Closing Date at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York, or at such other time and place as the parties shall agree.

      2.04     Reservation of Right to Revise Structure. At the Acquiror’s election, the Merger may alternatively be structured so that a directly or indirectly wholly owned transitory subsidiary of the Acquiror other than Acquiror Sub is merged with and into the Company; PROVIDED, HOWEVER, that no such change shall (a) alter or change the amount or kind of the Consideration or alter or change adversely the treatment of the holders of Company Stock or Company Stock Options, (b) alter or change the Acquiror’s or the Company’s obligations hereunder, including with respect to the Company’s obligations to make CIC Payments (unless the employee, officer or director entitled to such CIC Payments consents) or (c) impede or delay consummation of the transactions contemplated by this Agreement. In the event the Acquiror makes such an election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

ARTICLE III

CONSIDERATION

      3.01     Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock:

(a) Conversion of Company Common Stock. Each share of Company Common Stock outstanding immediately prior to the Effective Time (other than Treasury Shares and Dissenters’ Shares) shall be converted into the right to receive consideration (the “CONSIDERATION”) comprising $26.00 in cash, without interest thereon. At the Effective Time, the shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and cease to exist, and from and after the Effective Time, certificates representing Company Common Stock immediately prior to the Effective Time shall be deemed for all purposes to represent the Consideration pursuant to this Section 3.01(a).

(b) Acquiror Sub Common Stock. Each share of Acquiror Sub common stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $1.00 per share, of the Surviving Corporation.

(c) Treasury and Dissenters’ Shares. Each share of Company Common Stock held as Treasury Shares or Dissenters’ Shares immediately prior to the Effective Time shall be canceled and retired at the Effective Time and, except as set forth in Section 3.04 with respect to Dissenters’ Shares, no consideration shall be issued in exchange therefor.

      3.02     Rights as Stockholders; Stock Transfers. At the Effective Time, holders of Company Common Stock (other than Dissenters’ Shares, if applicable) shall cease to be, and shall have no rights as, stockholders of the Company, other than to receive any dividend or other distribution with respect to such Company Common Stock with a record date occurring prior to the Effective Time and the right to receive Consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock (other than Dissenters’ Shares, if applicable).

      3.03     Payment for Shares. At or prior to the Effective Time, RBC Centura shall make available or cause to be made available to such bank as the Acquiror shall appoint (and shall be reasonably acceptable to the Company), as paying agent (the “PAYING AGENT”), amounts in immediately available funds sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments of Consideration to holders of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each person who was, at the Effective Time, a holder of record of outstanding shares of Company Common Stock a form (mutually agreed to by the Acquiror and the Company) of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any of such shares in exchange for payment therefor. Upon surrender to the Paying Agent of such certificates, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Surviving Corporation shall promptly cause the Paying Agent to pay to each person entitled thereto a check in the amount of the Consideration to which such person is entitled, after giving effect to any required tax withholdings. The Paying Agent shall pay the consideration to which a Significant Stockholder is entitled by wire transfer, at such Significant Stockholder’s request provided that such Significant Stockholder provides the Paying Agent sufficient notice of its account information. No interest will be paid or will accrue on any amount payable upon the surrender of any such certificate. If payment is to be made to a person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation or the Paying Agent that such tax has been paid or is not applicable. One hundred and eighty days following the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to it any funds (including any interest or other amounts received with respect thereto) made available to the Paying Agent that have not been disbursed to holders of certificates formerly representing shares of Company Common Stock outstanding on the Effective Time, and thereafter such holders shall be entitled to look to the Surviving Corporation only as general creditors thereof with respect to the cash payable upon due surrender of their certificates. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any holder of certificates formerly representing shares of Company Common Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar laws.

      3.04     Dissenting Stockholders. Dissenters’ Shares shall be purchased and paid for in accordance with Sections 262 of the DGCL. The Company shall give the Acquiror (a) prompt notice of any written demands for fair value received by the Company, withdrawals of such demands and any other related instruments served pursuant to the DGCL and received by the Company and (b) the opportunity to direct all negotiations and proceedings with respect to demands for fair value under the DGCL. The Company shall not, except with prior written consent of the Acquiror, voluntarily make any payment with respect to any demands for fair value for Dissenters’ Shares or offer to settle, or settle, any such demands.

      3.05     Company Stock Options. At the Effective Time, each vested Company Stock Option then outstanding, exercisable or unexercisable, without any action on the part of the holder, shall be converted into the right to receive payment of an amount in cash equal to the product of (1) the excess of the Consideration Per Share over the exercise price per share, if any, subject to such Company Stock Option and (2) the number of shares of Company Stock subject to such Company Stock Option immediately prior to the Effective Time; PROVIDED that the Company shall be entitled to withhold from such cash payment any amounts required to be withheld by applicable law. Each vested Company Stock Option to which this paragraph applies will be cancelled and shall cease to exist by virtue of such payment. For the purposes of this Section 3.05, “CONSIDERATION PER SHARE” means $26.00 cash. Prior to the Effective Time the Company shall take all necessary actions, including obtaining (1) consents of each award holder including employees of the Company and of its Subsidiaries and each of the directors on the Company Board and each of the directors on the board of directors of the Bank (each, an “AWARD HOLDER”), in each case, in their individual capacities and (2) resolutions of the Company Board, of the board of directors of the Bank or of a committee established under a Company Stock Plan (collectively, the “COMPANY STOCK RESOLUTIONS”), if applicable, to effect the foregoing.

ARTICLE IV

ACTIONS PENDING THE MERGER

      4.01     Forbearances of the Company. Until the Effective Time (or, if earlier, the termination of this Agreement), the Company agrees, except as expressly provided in this Agreement, without the prior written consent of an officer to be designated by the Acquiror, the Company will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct the business of the Company and its Subsidiaries other than in the ordinary and usual course consistent with past practice or, to the extent consistent therewith, fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates; or take any action that would reasonably be expected to have a Material Adverse Effect upon the Company’s ability to perform its obligations under this Agreement.

(b) New Activities. Engage in any material new activities or lines of business or make any material changes to its existing activities or lines of business.

(c) Capital Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (1) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Company Stock or any Rights, (2) permit any additional shares of Company Stock to become subject to new grants of employee or director stock options, or stock-based employee rights or arrangements, (3) repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Stock, (4) effect any recapitalization, reclassification, stock split or like change in capitalization or (5) enter into, or take any action to cause any holders of Company Stock to enter into, any agreement, understanding or commitment relating to the right of holders of Company Stock to vote any shares of Company Stock, or cooperate in any formation of any voting trust or similar arrangement relating to such shares.

(d) Subsidiaries. Issue, sell or otherwise permit to become outstanding, transfer, mortgage, encumber or otherwise dispose of or permit the creation of any Lien in respect of, or amend or modify the terms of, any equity interests held in a Subsidiary of the Company.

(e) Dividends, Etc. Make, declare, pay or set aside for payment any dividend, other than dividends from wholly owned Subsidiaries to the Company or to another wholly owned Subsidiary of the Company on or in respect of, or declare or make any distribution on any shares of its capital stock or split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(f) Compensation; Employment Contracts; Etc. Enter into, amend, modify, renew or terminate any employment, consulting, severance, change in control or similar Contracts with any directors, officers, employees of, or independent contractors with respect to, the Company or its Subsidiaries, or grant any salary, wage or other increase or increase any employee benefit (including incentive or bonus payments), except (1) for changes that are required by applicable law, (2) to satisfy Previously Disclosed Contracts existing on the date hereof, (3) for merit-based or annual salary increases in the ordinary course of business and in accordance with past practice (including with respect to timing and amount) to employees other than the Designated Employees, (4) terminate employees who are not Designated Employees on severance terms consistent with the terms of the Company’s Employee Severance Program or (5) for employment arrangements for newly hired non-executive employees in the ordinary and usual course of business consistent with past practice, PROVIDED that total annual guaranteed compensation for any such newly hired non-executive employee shall not exceed $50,000 and any such Contract shall not include any provision providing for payments to, or the conferring of other benefits on, the person arising from a change of control of the Company.

(g) Benefit Plans. Except as Previously Disclosed, enter into, establish, adopt, amend, modify or terminate any Compensation Plan in respect of any current or former directors, officers, employees, former employees of, or independent contractors with respect to, the Company or its Subsidiaries (or any dependent or beneficiary of any of the foregoing persons), including taking any action that accelerates the vesting or exercisability of or the payment or distribution with respect to, stock options, restricted stock or other compensation or benefits payable thereunder, except, in each such case, (1) as may be required by applicable law or (2) to satisfy Previously Disclosed Contracts existing on the date hereof.

(h) Dispositions. Except (1) pursuant to Previously Disclosed Contracts existing on the date hereof, or (2) for sales of Loans, debt securities or similar investments in the ordinary and usual course of business consistent with past practice, sell, transfer, mortgage, lease, encumber or otherwise dispose of or permit the creation of any Lien (except for a Lien for Taxes not yet due and payable) in respect of, or discontinue any material portion of, its assets, deposits, business or properties.

(i) Acquisitions. Except (1) pursuant to Previously Disclosed Contracts existing on the date hereof, or (2) by way of foreclosures in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice, acquire any material amount, taken individually or in the aggregate, of assets, business, properties or deposits of another person in any one transaction or a series of related transactions.

(j) Constitutive Documents. Amend (or suffer to be amended) the Constitutive Documents of the Company or any of its Subsidiaries.

(k) Accounting Methods. Implement or adopt any change in the accounting principles, practices or methods used by the Company and its Subsidiaries, other than as may be required by generally accepted accounting principles.

(l) Contracts. Except in the ordinary course of business consistent with past practice or pursuant to Section 6.14, (1) enter into, amend, renew or terminate any material Contract or any agreement that provides for either (A) aggregate payments of $25,000 or more or (B) a term exceeding 30 days or (2) amend or modify in any material respect any of its existing material Contracts.

(m) Claims. Settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually and in the aggregate for all such settlements, not more than $60,000 and that would not reasonably be expected to establish an adverse precedent or basis for subsequent settlements or require material changes in business practices.

(n) Risk Management. Except as required by applicable law or regulation: (1) implement or adopt any material change in its credit risk and interest rate risk management and hedging policies, procedures or practices; (2) fail to follow its existing policies or practices with respect to managing its exposure to credit and interest rate risk; or (3) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(o) Indebtedness. Other than in the ordinary course of business (including by way of creation of deposit liabilities, entry into repurchase agreements, purchases or sales of federal funds, Federal Home Loan Bank advances, and sales of certificates of deposit) consistent with past practice, (1) incur any indebtedness for borrowed money, (2) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person or (3) cancel, release, assign or modify any material amount of indebtedness of any other person.

(p) Loans. (1) Make any Loan other than in the ordinary course of business consistent with lending policies as in effect on the date hereof; (2) except pursuant to Contracts existing on the date hereof, make any Loan in excess of $3,000,000; (3) make forward rate commitments (that is, commitments for a period in excess of three months) with respect to the interest rate on any Loan; or (4) make any Loan (other than a residential real estate mortgage loan) with a term greater than five years; PROVIDED that the Company or any of its Subsidiaries may make any such Loan in the event (A) the Company or any of its Subsidiaries has delivered to the Acquiror or a representative to be designated by the Acquiror a notice of its intention to make such Loan or advance and such additional information as the Acquiror or its designated representative may reasonably require and (B) the Acquiror or its designated representative shall not have reasonably objected to such Loan or advance by giving notice of such objection within three business days following the actual receipt by the Acquiror of the applicable notice of intention; or (5) sell, transfer, mortgage, encumber or otherwise dispose of, or permit the creation of, any Lien in respect of mezzanine Loans made by the Company or any Subsidiary of the Company.

(q) Adverse Actions. (1) Subject to Section 6.06, take any action that is intended or would reasonably be expected to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied or (C) a material breach of any provision of this Agreement; EXCEPT, in each case, as may be required by applicable law, or (2) engage in any new line of business or make any acquisition that would not be permissible for a United States bank holding company (as defined in the Bank Holding Company Act of 1956) or would subject the Acquiror, the Company or any Subsidiary of either to material regulation by a Governmental Authority that does not presently regulate such company or to regulation by a Governmental Authority that is materially different from current regulation.

(r) Taxes. Make or change any election with respect to Taxes, settle any material Tax audit or proceeding, enter into any Tax closing agreement, or request any Tax private letter or similar ruling.

(s) Related Person Transactions. Except pursuant to Previously Disclosed Contracts entered into in the ordinary course of business before the date of this Agreement, make any payment of cash or other consideration to, or make any Loan to or on behalf of, or enter into, amend or grant a consent or waiver under, or fail to enforce, any Contract with, any Related Person.

(t) Capital Expenditures. Make any capital expenditures in excess of $50,000 in any one case or $125,000 in the aggregate or enter into any agreement contemplating capital expenditures in excess of $50,000 for any twelve (12) month period.

(u) Commitments. Agree or commit to do, or enter into any Contract regarding, anything that would be precluded by clauses (a) through (t) without first obtaining the Acquiror’s consent.

      4.02     Forbearances of the Acquiror. From the date hereof until the Effective Time (or, if earlier, the termination of this Agreement), except as expressly contemplated by this Agreement, without the prior written consent of the Company, the Acquiror will not, and will cause each of its Subsidiaries not to take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (b) any of the conditions to the Merger set forth in Article VII not being satisfied on or before the date specified in Section 8.01 or (c) a material breach of any provision of this Agreement; except, in each case, as may be required by applicable law.

      4.03     Cooperation; Communication. The parties agree to develop a methodology of communication with respect to the forbearances of the Company intended to effectuate the purposes of this Article IV while permitting the Company to operate in the ordinary course of business consistent with the terms of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

      5.01     Disclosure Schedule. On or prior to the date hereof, the Company has delivered to the Acquiror and the Acquiror has delivered to the Company a schedule (respectively, its “DISCLOSURE SCHEDULE”) setting forth, among other things, items the disclosure of which is necessary or appropriate either (a) in response to an express disclosure requirement contained in a provision hereof or (b) as an exception to one or more representations or warranties contained in Section 5.03 or 5.04, respectively, or to one or more of its covenants contained in Article IV; PROVIDED that the inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the disclosing party that such item (or any undisclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance with respect to the Company or the Acquiror, respectively.

      5.02     Standard. No representation or warranty of the Company or the Acquiror contained in Section 5.03 or 5.04 shall be considered untrue or incorrect, and no party hereto shall be considered to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance, (a) is not Previously Disclosed and (b) individually or taken together with all other facts, events or circumstances that should have been Previously Disclosed with respect to any one or more representations or warranties contained in Section 5.03 (other than Section 5.03(h)) or 5.04, has had or is reasonably likely to have a Material Adverse Effect with respect to the Company or the Acquiror, respectively.

      5.03     Representations and Warranties of the Company. Except as Previously Disclosed, the Company represents and warrants to the Acquiror, RBC Centura and Acquiror Sub as set forth in its Disclosure Schedule and as follows:

(a) Organization, Standing and Authority. The Company is duly organized, validly existing and in good standing as a corporation under the laws of Delaware and is duly qualified to do business and is in good standing in all the jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(b) Company Stock. As of the date hereof, the authorized capital stock of the Company consists solely of 8,500,000 shares of Company Common Stock, of which not more than 5,288,437 shares are outstanding as of August 26, 2002, and 2,000,000 shares of Company Preferred Stock, no shares of which are outstanding. The outstanding shares of Company Stock have been duly authorized and are validly issued, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). Except as Previously Disclosed, there are no shares of Company Stock reserved for issuance, the Company does not have any Rights issued or outstanding with respect to Company Stock, and the Company does not have any commitment to authorize, issue or sell any Company Stock or Rights, except pursuant to this Agreement. The Company has Previously Disclosed a list of each Compensation Plan under which any shares of capital stock of the Company or any Rights with respect thereto have been or may be awarded or issued (“COMPANY

STOCK PLANS”). As of August 26, 2002, the Company has outstanding Company Stock Options representing the right to acquire no more than 760,136 shares of Company Common Stock. The Company has Previously Disclosed the weighted average exercise price for the Company Stock Options under each of its Company Stock Plans. Except as described in the immediately preceding sentence, the Company has no Company Common Stock authorized for issuance pursuant to any Company Stock Plans. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(c) Subsidiaries. (1)(A) The Company has Previously Disclosed a list of all its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) except as Previously Disclosed, the Company owns, directly or indirectly, all the outstanding equity securities of each of its Subsidiaries, (C) except as Previously Disclosed, no equity securities of any of its Subsidiaries are or may become required to be issued (other than to the Company or its Subsidiaries), (D) except as Previously Disclosed, there are no Contracts by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to the Company or its Subsidiaries), (E) except as Previously Disclosed, there are no Contracts relating to its rights to vote or to dispose of such securities (other than to the Company or its Subsidiaries), and (F) all the equity securities of each such Subsidiary held by the Company or its Subsidiaries are fully paid and nonassessable and except as Previously Disclosed, are owned by the Company or its Subsidiaries free and clear of any Liens.

(2) The Company has Previously Disclosed, as of the date hereof, a list of all equity securities it or one of its Subsidiaries holds involving, in the aggregate, beneficial ownership or control by the Company or any such Subsidiary of 5% or more of any class of the issuer’s voting securities or 25% or more of any class of the issuer’s securities, including a description of any such issuer and the percentage of the issuer’s voting and/or non-voting securities and, as of the Effective Time, no additional persons would need to be included on such a list. The Company has Previously Disclosed a list, as of the date hereof, of all partnerships, limited liability companies, joint ventures or similar entities, in which it owns or controls an equity, partnership or membership interest, directly or indirectly, and the nature and amount of each such interest, and as of the Effective Time, no additional persons would need to be included on such a list.

(3) Each of the Company’s Subsidiaries has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in all the jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. The Bank is the Company’s only depository institution Subsidiary, and it (A) is an “insured depository institution” as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder and (B) has a rating of “Satisfactory” or better under the CRA as of the date hereof.

(d) Corporate Power. The Company and each of its Subsidiaries has the requisite power and authority to carry on its business as it is now being conducted and to own all its properties and assets; the Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, and the Company has made available to the Acquiror a brief description of each line of business in which the Company or any of its Subsidiaries is engaged.

(e) Corporate Authority and Action. (1) The Company has taken all corporate action necessary in order (A) to authorize the execution and delivery of, and performance of its obligations under, this Agreement and (B) subject only to receipt of the approval of the plan of merger contained in this Agreement by the holders of a majority of the outstanding shares of Company Common Stock (the “COMPANY REQUISITE VOTE”) and to the approvals of applicable Government Authorities, to consummate the Merger. This Agreement is a valid and legally binding obligation of the Company, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(2) The Company has taken all action required to be taken by it in order to exempt this Agreement, the Voting Agreement and the transactions contemplated hereby from, and each of this Agreement, the Voting Agreement and the transactions contemplated hereby is exempt from, (A) the requirements of any applicable “moratorium,” “control share,” “fair price,” or other antitakeover laws and regulation of any state (collectively, “TAKEOVER LAWS”), including Section 203 of the DGCL and (B) any other applicable provision of the Constitutive Documents of the Company or any of its Subsidiaries.

(3) The Company has received the opinion of Sandler O’Neill & Partners, L.P., dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Consideration to be received in the Merger by the stockholders of the Company is fair to the stockholders of the Company from a financial point of view.

(f) Regulatory Filings; No Defaults. (1) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company of this Agreement, or to consummate the Merger or the other transactions contemplated hereby, except for (A) the filing with the SEC of the Proxy Statement in definitive form, (B) the filing and approval of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System, the NCCOB and the FDBF, and expiration of any related waiting periods, with respect to the Merger, (C) the filing of a notification, if required, and expiration of the related waiting period under the HSR Act, (D) the filing of a certificate of merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (E) the filings of applications and notices, as applicable, required to be made pursuant to the Bank Act (Canada). As of the date hereof, the Company is not aware of any reason why the approvals of all Governmental Authorities necessary to permit consummation of the transactions contemplated by this Agreement will not be received without the imposition of a condition or requirement described in Section 7.01(b).

(2) Subject to receipt of the regulatory approvals, and expiration of the waiting periods, referred to in the preceding paragraph and the making of required filings under federal and state securities laws, if any, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or Contract of the Company or of any of its Subsidiaries or to which the Company or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Constitutive Documents of the Company or any of its Subsidiaries or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or Contract.

(g) SEC Documents; Financial Statements. The Company’s Annual Reports on Form 10-KSB for the fiscal years ended December 31, 1999, 2000 and 2001, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by the Company or any of its Subsidiaries subsequent to December 31, 2001 under the Securities Act, or under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, the “COMPANY’S SEC DOCUMENTS”) with the SEC, as of the date filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not (or if amended or superseded by a filing prior to the date of this Agreement, then did not as of the date of such filing) and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of the Company and its Subsidiaries as of its date, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of the Company and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

(h) Absence of Undisclosed Liabilities and Changes. (1) Except as disclosed in the Company’s SEC Documents filed prior to the date hereof, none of the Company or its Subsidiaries has any obligation or liability (whether or not required to be reflected in financial statements prepared in accordance with generally accepted accounting principles or otherwise), that, individually or in the aggregate, would reasonably be expected to constitute or have a Material Adverse Effect on the Company, and, since December 31, 2001, on a consolidated basis the Company and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

(2) Since December 31, 2001, except for execution of this Agreement and performance of its obligations hereunder, (A) the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice, and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, events and circumstances (described in any paragraph of Section 5.03 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to the Company.

(i) Litigation. Except as Previously Disclosed, no litigation, claim or other proceeding before any court, arbitrator or Governmental Authority is pending against the Company or any of its Subsidiaries and, to the Company’s knowledge, no such litigation, claim or other proceeding has been threatened.

(j) Compliance with Laws. (1) The Company and each of its Subsidiaries and, to the knowledge of the Company, their respective officers and employees:

(A) conducts its business in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including applicable fair lending laws and other laws relating to discriminatory business practices, the USA PATRIOT Act of 2001, the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, and the Sarbanes-Oxley Act of 2002, in each case as in effect and applicable to such business and employees;

(B) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Company’s knowledge, no suspension or cancellation of any of them is threatened or would reasonably be expected to occur, and all such filings, applications and registrations are current;

(C) has received, since December 31, 1997, no notification or communication from any Governmental Authority (i) asserting that the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances that such Governmental Authority enforces, (ii) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to the Company’s knowledge, do grounds for any of the foregoing exist)

or (iii) restricting or disqualifying their activities (except for restrictions generally imposed by rule, regulation or administrative policy on banking organizations generally);

(D) is not aware of any pending or threatened investigation, review or disciplinary proceedings by any Governmental Authority against the Company, any of its Subsidiaries or any officer, director or employee thereof;

(E) is not subject to any order or decree issued by, or a party to any agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or a recipient of any supervisory letter from, and has not adopted any board resolutions at the request of any Governmental Authority and has not been advised by any Governmental Authority that it is considering issuing or requesting any such agreement or other action; and

(F) since December 31, 1997, has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed under any applicable law, regulation or rule, with any applicable Governmental Authority (collectively, the “COMPANY REPORTS”). As of their respective dates, the Company Reports complied with the applicable statutes, rules, regulations and orders enforced or promulgated by the regulatory authority with which they were filed.

(2) None of the Company or its Subsidiaries has engaged in any of the practices listed in Office of the Comptroller of the Currency Advisory Letter AL 2000-7 as “indications that an institution may be engaging in abusive lending practices” or as practices that “may suggest the potential for fair lending violations” or has originated, owned or serviced or currently owns or services any Loan subject to the requirements of Section 226.32 of title 12 of the Code of Federal Regulations as will be in effect on October 1, 2002.

(k) Material Contracts; Defaults. The Company has Previously Disclosed a complete and accurate list of all material Contracts (and in the case of material Contracts constituting Loans by the Company or any of its Subsidiaries, the total amounts committed and outstanding under such Loans as of the date hereof) to which the Company or any of its Subsidiaries is a party, including the following:

(1) any Contract not constituting a Loan that (A) is not terminable at will both without cost or other liability to the Company or any of its Subsidiaries and upon notice of 30 days or less and (B) provides for fees or other payments in excess of $20,000 per annum or in excess of $40,000 for the remaining term of the Contract;

(2) any Contract with a third party to perform services for the Company or any of its Subsidiaries on a regular or ongoing basis;

(3) any Contract that contains an “exclusivity” clause (that is, obligates the Company or any of its Subsidiaries to conduct business with another party on an exclusive basis or restricts the ability of the Company or any of its Subsidiaries to conduct business with any person);

(4) any Loan by the Company or any of the Subsidiaries pursuant to which total amounts committed or outstanding under such Loan exceed $1,000,000;

(5) any Contract with a term beyond the Effective Time under which the Company or any of its Subsidiaries created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness for borrowed money (including capitalized lease obligations);

(6) any Contract to which the Company or any of its Subsidiaries is a party, on the one hand, and under which any affiliate, officer, director, employee or equity holder or other Related Person of the Company or any of its Subsidiaries, on the other hand, is a party or beneficiary;

(7) any Contract with respect to the employment of, or payment to, any present or former directors, officers, employees or consultants;

(8) any Contract involving the purchase or sale of assets with a book value greater than $50,000 entered into since December 31, 1999; and

(9) any Contract involving a capital expenditure in excess of $50,000 in a twelve month period or $125,000 in the aggregate.

      Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party thereto is in default under any such Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. The Contracts referred to in Section 5.03(k)(6) above are on arm’s-length terms or terms more favorable to the Company and its Subsidiaries.

(l) Non-Competition/ Non-Solicitation. Except as Previously Disclosed, neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition or non-solicitation agreement or any other agreement or obligation (1) that limits, purports to limit, or would limit in any respect the manner in which, or the localities in which, any business of the Company or its affiliates is or could be conducted or the types of business that the Company or its affiliates conducts or may conduct, (2) that would reasonably be understood to limit or purport to limit in any respect the manner in which, or the localities in which, any business of the Acquiror or its affiliates is or could be conducted or the types of business that the Acquiror or its affiliates conducts or may conduct or (3) that limits, purports to limit or would limit in any way the ability of the Company and its Subsidiaries to solicit prospective employees or would so limit or purport to limit the ability of the Acquiror or its affiliates to do so.

(m) Properties. Except as disclosed in the financial statements filed in its SEC Documents on or before the date hereof, the Company and its Subsidiaries have good and marketable title, free and clear of all Liens (other than Liens for current Taxes not yet delinquent, mechanics liens, materialmen Liens, or other inchoate Liens) to the properties and assets, tangible or intangible, reflected in such financial statements (including the notes thereto) as being owned by the Company and its Subsidiaries as of the dates thereof. All buildings and all fixtures, equipment, and other property and assets that are material to its business and are held under leases or subleases by any of the Company and its Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general equity principles).

(n) Employee Benefit Plans. (1) The Company has Previously Disclosed a complete list of all bonus, vacation, deferred compensation, commission-based, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock appreciation and stock option plans, all employment or severance contracts, all medical, dental, disability, severance, health and life plans, all other employee benefit and fringe benefit plans, contracts, programs or arrangements and any “change of control” or similar provisions in any plan, contract, program or arrangement maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former officers, employees or directors or the beneficiaries or dependents of any of the foregoing (collectively, (and including the Specified Compensation Plans) the “COMPENSATION PLANS”) other than plans, programs or arrangements that cost less than $2,000 per annum to maintain in the aggregate.

(2) With respect to each Compensation Plan, if applicable, the Company has provided to the Acquiror, true and complete copies of the existing: (A) Compensation Plan documents and amendments thereto; (B) trust instruments and insurance contracts; and (C) two most recent Forms 5500 filed with the IRS.

(3) Except as Previously Disclosed, each of the Compensation Plans has been administered and operated in accordance with the terms thereof and with applicable law, including ERISA, the Code and the Securities Act. Each of the Compensation Plans that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“PENSION PLAN”) and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Company is not aware of any circumstances that would likely result in the revocation or denial of any such favorable determination letter. None of the Company, any of its Subsidiaries or an Indemnified Party has engaged in any transaction with respect to any Compensation Plan that has subjected, or (assuming the taxable period with respect to the transaction expired as of the date hereof) could subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA in an amount that would be material. There is no pending or, to the Company’s knowledge, threatened litigation or governmental audit, examination or investigation relating to the Compensation Plans.

(4) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any “single-employer plan” (within the meaning of Section 4001 (a)(15) of ERISA) or Multiemployer Plan currently or formerly maintained or contributed to by any of them, or the single-employer plan or Multiemployer Plan of any entity (an “ERISA AFFILIATE”) that is considered one employer with the Company under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an “ERISA AFFILIATE PLAN”). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived or extended, other than pursuant to PBGC Reg. Section 4043.66, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof. The PBGC has not instituted proceedings to terminate any Pension Plan or ERISA Affiliate Plan, and, to the Company’s knowledge, no condition exists that presents a material risk that such proceedings will be instituted. The Company and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate).

(5) All contributions, premiums and payments required to have been made under the terms of any of the Compensation Plans or applicable law have been timely made or reflected in the Company’s SEC Documents. Neither any of the Pension Plans nor ERISA Affiliate Plans has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. None of the Company, any of its Subsidiaries or any ERISA Affiliate has provided, or is required to provide, security to any Pension Plan or any ERISA Affiliate Plan pursuant to Section 401(a)(29) or Section 412(n) of the Code.

(6) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such plan. Under each of the Pension Plans, there has been no adverse change in the financial condition of any Pension Plan (with respect to either assets or benefits) since the last day of the most recent plan year.

(7) There is no material pending or, to the knowledge of the Company, threatened, litigation relating to the Compensation Plans. Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Compensation Plan, except as Previously Disclosed. The Company or the Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder. There has been no communication to employees, former employees or their spouses, beneficiaries or dependents by the Company or any of its Subsidiaries that promised or guaranteed such employees retiree health or life insurance or other retiree death benefits on a permanent basis or promised or guaranteed that any such benefits could not be modified, eliminated or terminated.

(8) Except as Previously Disclosed, there has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Compensation Plan which would increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recently ended fiscal year. Except as Previously Disclosed, neither the execution of this Agreement, stockholder adoption of this Agreement nor the consummation of the transactions contemplated hereby will (v) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (w) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation Plans, (x) limit or restrict the right of the Company to merge, amend or terminate any of the Compensation Plans, (y) cause the Company or any of its Subsidiaries to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award or (z) result in payments under any of the Compensation Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

(9) The Company has Previously Disclosed a complete list stating the current base salary, 2001 earned incentive compensation and 2002 target incentive compensation, and additional payments triggered by the Merger and the Company’s estimate of the excise tax gross-up for each such amount for all current officers, employees and directors of the Company or any of its Subsidiaries.

(o) Labor Matters. Each of the Company and its Subsidiaries is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including the Immigration Reform and Control Act of 1986, any such laws respecting employment discrimination, disability rights or benefits, equal opportunity, affirmative action, workers’ compensation, employee benefits, severance payments, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters. Neither the Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining Contract with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to the Company’s knowledge, threatened, nor is the Company aware of any activity involving it or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity. The consummation of the Merger and the other transactions contemplated by this Agreement will not entitle any third party (including any labor union or labor organization) to any payments under any Contract to which the Company or any Subsidiary of the Company is a party.

(p) Environmental Matters. (1) The Company and each of its Subsidiaries have complied at all times with all applicable Environmental Laws; (2) to the Company’s knowledge, no property (including soils, groundwater, buildings and any other structures) currently or formerly owned or operated by the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries has a Lien, has been contaminated with, or has had any release of, any Hazardous Substance; (3) to the Company’s knowledge, neither the Company nor any of its Subsidiaries could be deemed the owner or operator under any Environmental Law of any property in connection with any Loans or in which it has currently or formerly held a Lien or security interest; (4) to the Company’s knowledge, neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any other third-party property; (5) neither the

Company nor any of its Subsidiaries has received any notice, demand letter, claim or request for information relating to any violation of, or liability under, any Environmental Law; (6) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (7) to the Company’s knowledge, there are no other circumstances or conditions involving the Company or any of its Subsidiaries, any currently or formerly owned or operated property, or any Lien held by the Company or any of its Subsidiaries (including the presence of asbestos, underground storage tanks, contamination, polychlorinated biphenyls or gas station sites) that could be expected to result in any claims, liability or investigations or result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (8) the Company has made available to the Acquiror copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to the Company, any of its Subsidiaries, any currently or formerly owned or operated property or any property in which the Company or any of its Subsidiaries has held a Lien and, to its knowledge, could be deemed an owner or operator of such property pursuant to any Environmental Law.

(q) Tax Matters. (1) All Tax Returns that are required to be filed with respect to the Company or any of its Subsidiaries, have been or will be timely filed, or requests for extensions have been timely filed and have not expired; (2) all Tax Returns filed by the Company and its Subsidiaries are complete and accurate; (3) all Taxes that are due and payable (without regard to whether such Taxes have been assessed) have been timely paid or adequate reserves have been established for the payment of such Taxes; (4) except as Previously Disclosed, all income Tax Returns referred to in clause (1) have been examined by the IRS or the appropriate taxing authority or the period for assessment of the Taxes for which such return has been filed has expired; (5) no audit or examination or refund litigation with respect to any such Tax Return is pending or, to the Company’s knowledge, has been threatened; (6) all deficiencies asserted or assessments made as a result of any examination of a Tax Return of the Company or any of its Subsidiaries, have been paid in full or are being contested in good faith; (7) no waivers of statute of limitations have been given by or requested with respect to any Taxes of the Company or its Subsidiaries for any currently open taxable period; (8) the Company and each of its Subsidiaries has complied with all information reporting requirements and has in its respective files all Tax Returns that it is required to retain in respect of information reporting requirements imposed by the Code or any similar foreign, state or local law; (9) the Company and its Subsidiaries have never been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return (other than a consolidated group of which the Company was the common parent); (10) no closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries; (11) no tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement; (12) except as Previously Disclosed, the Company and its Subsidiaries are not bound by any tax indemnity, tax sharing or tax allocation agreement or arrangement; (13) all Taxes that the Company or any Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other person; (14) there are no Liens on any of the assets of any member of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax; (15) neither the Company nor any predecessor to the Company has made with respect to the Company, or any predecessor of the Company any consent under Section 341 of the Code; and (16) none of the Company or any of its Subsidiaries has been a party to any distribution occurring during the last 3 years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any similar provision of state, local or foreign law) applied.

(r) Risk Management; Allowance for Loan Losses. (1) All swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for the Company’s own account, or for the account of one or more of the Company’s Subsidiaries or their customers (each a “RISK MANAGEMENT CONTRACT”), were entered into

(A) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (B) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and are in full force and effect. Neither the Company nor its Subsidiaries, nor to the Company’s knowledge any other party thereto, is in breach of any of its obligations under any Risk Management Contract.

(2) The allowances for loan losses reflected on the consolidated balance sheets included in the Company’s SEC Documents are, in the reasonable judgment of the Company’s management, adequate as of their respective dates under the requirements of generally accepted accounting principles and applicable regulatory requirements and guidelines.

(s) Books and Records. The books and records of the Company and its Subsidiaries have been properly and accurately maintained, and there are no inaccuracies or discrepancies contained or reflected therein.

(t) Accounting Controls. Each of the Company and its Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances, in the judgment of the Company Board, that (1) all material transactions are executed in accordance with management’s general or specific authorization; (2) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied with respect to any criteria applicable to such statements, (3) access to the material property and assets of the Company and its Subsidiaries is permitted only in accordance with management’s general or specific authorization; and (4) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(u) Insurance. The Company has made available to the Acquiror all of the insurance policies, binders, or bonds maintained by or for the benefit of the Company or its Subsidiaries (“INSURANCE POLICIES”) or their representatives. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with industry practices. All of the Insurance Policies are in full force and effect; the Company and its Subsidiaries are not in default thereunder; and all claims thereunder have been filed in due and timely fashion.

(v) No Brokers. No action has been taken by the Company or its Subsidiaries (including their directors, officers or employees) that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, except that the Company has employed Sandler O’Neill & Partners, L.P. in connection with this transaction on Previously Disclosed terms.

(w) Intellectual Property. The Company and its Subsidiaries own or have the right to use all material Intellectual Property Rights necessary or required for the operation of their business as currently conducted (collectively, “COMPANY IP RIGHTS”), and have the right to use, license, sublicense or assign the same without material liability to, or any requirement of consent from, any other person or party. The Company has Previously Disclosed all Company IP Rights. The Company’s use of the Company IP Rights does not infringe any Intellectual Property Rights of any person; there is no pending or, to the knowledge of the Company, threatened litigation, adversarial proceeding, administrative action or other challenge or claim relating to any Company IP Rights; to the knowledge of the Company, there is currently no infringement by any person of any Company IP Rights; and the Company IP Rights owned, used or possessed by the Company and its Subsidiaries are sufficient and adequate to conduct the business of the Company and its Subsidiaries to the full extent as such business is currently conducted.

(x) Contracts with Related Persons. The Company has Previously Disclosed all Contracts with Related Persons.

(y) Profit Sharing Plan. The Company’s 401(k) Profit Sharing Plan is identical (except for sponsor identifying information) to the Corbel & Co. plan that has received the favorable IRS determination letter dated September 4, 2001 provided to the Acquiror (the “CORBEL DETERMINATION LETTER”), and the Company has chosen only the options permitted by that plan. The Company has followed the terms of the plan and is entitled to rely on the Corbel Determination Letter for purposes of qualification.

(z) Operating Agreement. The Operating Agreement is the only Contract creating rights or obligations on the part of the Company or any of its Subsidiaries with respect to Admiralty Insurance Services, L.L.C.

(aa) Disclosure. The information Previously Disclosed or otherwise provided to the Acquiror in connection with this Agreement, when taken together with the representations and warranties contained herein, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances in which they are being made, not misleading. The copies of all documents furnished to the Acquiror hereunder are true and complete.

      5.04     Representations and Warranties of the Acquiror. The Acquiror represents and warrants to the Company as follows:

(a) Organization, Standing and Authority. The Acquiror is duly organized, validly existing and in good standing under the laws of Canada. RBC Centura is duly organized, validly existing and in good standing under the laws of North Carolina. Following its formation, Acquiror Sub will be duly organized, validly existing and in good standing under the laws of Delaware. The Acquiror and RBC Centura are, and Acquiror Sub will be, following its formation, duly qualified to do business and in good standing in the jurisdictions where the ownership or leasing of property or assets or the conduct of business requires such qualification.

(b) Corporate Power. The Acquiror and RBC Centura and each of their Significant Subsidiaries each has, and Acquiror Sub will have, as of the Closing Date, the requisite power and authority to carry on its business as it is now being or, in the case of Acquiror Sub, will be, conducted and to own all its properties and assets; the Acquiror and RBC Centura each has, and Acquiror Sub will have, as of the date it executes a supplement to this Agreement, the corporate power and authority to execute, deliver and perform its obligations under this Agreement and, in the case of Acquiror Sub, to adopt the plan of merger contained in this Agreement and, in accordance therewith, to consummate the transactions contemplated hereby.

(c) Corporate Authority and Action. Each of the Acquiror and RBC Centura has, and Acquiror Sub will have, as of the date it executes a supplement to this Agreement, taken all corporate action necessary in order to authorize the execution and delivery of, and performance of its obligations under, this Agreement and to consummate the Merger. This Agreement is a valid and legally binding agreement of the Acquiror and RBC Centura, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). Upon the execution of a supplement to this Agreement by Acquiror Sub, this Agreement will be the valid and binding agreement of Acquiror Sub, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(d) Regulatory Approvals; No Defaults. (1) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the Acquiror or any of its Subsidiaries in connection with the execution, delivery or performance by the Acquiror of this Agreement or to consummate the Merger or the other transactions contemplated hereby except for (A) the filing of applications and notices, as applicable, with the Federal Reserve System, the NCCOB and the FDBF with respect to the Merger; (B) the filing of a notification, if required, and expiration of the related waiting period under the HSR Act, (C) the filing of a certificate of merger with the Secretary of State of the State of Delaware pursuant to the DGCL; and (D) approval by the Superintendent of Financial Institutions under the Bank Act (Canada). As of the date hereof, the Acquiror is not aware of any reason why the approvals of all Governmental Authorities necessary to permit consummation of the transactions contemplated hereby will not be received without the imposition of a condition or requirement described in Section 7.01(b).

(2) Subject to receipt of the regulatory approvals, and expiration of the waiting periods, referred to in the preceding paragraph and the making of all required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or Contract of the Acquiror or of any of its Subsidiaries or to which the Acquiror or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Constitutive Documents of the Acquiror or any of its Subsidiaries or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(e) Funds. At the Effective Time, the Acquiror will have the funds necessary to consummate the Merger and pay the Consideration in accordance with the terms of this Agreement.

(f) Interim Operations of Acquiror Sub. Acquiror Sub will be formed solely for the purpose of engaging in the transactions contemplated hereby and, as of the Closing Date, will have engaged in no business other than in connection with the transactions contemplated by this Agreement. Acquiror Sub will be a direct or indirect wholly owned subsidiary of the Acquiror.

(g) No Brokers. No action has been taken by the Acquiror, RBC Centura or Acquiror Sub that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other, like payment with respect to the transactions contemplated by this Agreement, except that the Acquiror has employed RBC Dain Rauscher in connection with this transaction.

(h) Litigation. No litigation, claim or other proceeding before any court, arbitrator or Governmental Authority is pending against the Acquiror or any of its Subsidiaries and, to the Acquiror’s knowledge, no such litigation, claim or other proceeding has been threatened, that would materially impair the ability of the Acquiror to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS

      6.01 Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each of the Company, the Acquiror, RBC Centura and Acquiror Sub agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

(b) Without limiting the generality of Section 6.01(a), the Company agrees to use its reasonable best efforts to obtain the consent or approval of all persons party to a Contract with the Company or any of its Subsidiaries, to the extent such consent or approval is required in order to consummate the Merger or for the Surviving Corporation to receive the benefits of such Contract.

      6.02 Stockholder Approvals. The Company agrees to take, in accordance with applicable law, applicable NASDAQ National Market System rules and the Company’s Constitutive Documents, all action necessary to convene an appropriate meeting of stockholders of the Company to consider and vote upon the approval of this Agreement and any other matters required to be approved by the Company’s stockholders for consummation of the Merger and the transactions contemplated hereby (including any adjournment or postponement, the “COMPANY MEETING”), and to solicit stockholder approval, as promptly as practicable after the date hereof. The Company Board has adopted a resolution contemplated by DGCL Section 251 recommending that the stockholders approve this Agreement (and will keep such resolution in effect) and take any other action required to permit consummation of the transactions contemplated hereby. The obligation of the Company to hold the Company Meeting shall not be affected by any Acquisition Proposal or other event or circumstance.

      6.03 Proxy Statement. (a) The Acquiror and the Company will cooperate in the preparation of a proxy statement and other proxy solicitation materials of the Company (the “PROXY STATEMENT”). The Acquiror agrees to provide as promptly as reasonably practicable all necessary information for inclusion in the Proxy Statement. The Company agrees to file the Proxy Statement in preliminary form with the SEC as promptly as reasonably practicable. The Company will advise the Acquiror promptly of the time when the Proxy Statement and any amendment or supplement to the Proxy Statement has been filed, and of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. The Company agrees to use its reasonable best efforts, after consultation with the Acquiror, to respond promptly to all such comments of and requests by the SEC.

(b) Each of the Company and the Acquiror agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Company Meeting, contain any untrue statement that, at the time and in the light of the circumstances under which such statement is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of the Company and the Acquiror further agrees that if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to inform promptly the other party thereof and to take the necessary steps to correct the Proxy Statement.

(c) The Company will use its reasonable best efforts to cause the definitive Proxy Statement and all required amendments and supplements thereto to be mailed to its stockholders as promptly as practicable after the date hereof.

      6.04     Press Releases. The initial press release concerning the Merger and the other transactions contemplated by this Agreement shall be a joint press release in such form agreed to in advance by the parties, and thereafter each of the Company and the Acquiror agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby (except for any release or statement that, in the written opinion of outside counsel to the Company or the Acquiror, as the case may be, is required by law or regulation and as to which the Company or the Acquiror, as the case may be, has used its best efforts to discuss with the other in advance, provided that such release or statement has not been caused by, or is not the result of, a previous disclosure by or at the direction of the Company or the Acquiror, as the case may be, or any of its representatives that was not permitted by this Agreement).

      6.05     Access; Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall afford the Acquiror and its officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including credit files, tax returns and work papers of independent auditors), properties, personnel and to such other information as it may reasonably request and, during such period, the Company shall furnish promptly (1) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws and (2) all other information concerning its business, properties and personnel as the other may reasonably request.

(b) Each of the Company and the Acquiror agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05, and, with respect to the Company, in connection with the transactions contemplated hereby, unless such information (1) was already known to such party, (2) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (3) is disclosed with the prior written approval of the party to which such information pertains, (4) is or becomes readily ascertainable from published information or trade sources or (5) is such that such party is required by law or court order to disclose. If either party is required or reasonably believes that it is required to disclose any information described in this section by (i) law, (ii) any court of competent jurisdiction or (iii) any inquiry or investigation by any governmental, official or regulatory body which is lawfully entitled to require any such disclosure, such party (the “REQUIRED PARTY”) shall, so far as it is lawful, notify the other party of such required disclosure on the same day that the Required Party (a) is notified of a request for such disclosure from the relevant authority, body or other entity or (b) determines that such disclosure is required, whichever is earlier. Immediately thereafter, and to the extent practical on the same day, and subject to applicable laws, the parties shall discuss and use their reasonable best efforts to agree as to the mandatory nature, the required timing and the required content of such disclosure. The Required Party will furnish only that portion of the information described in this section that is legally required to be disclosed and will exercise its reasonable best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the information described in this section so furnished. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same, or at the other party’s request, destroyed.

(c) No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

      6.06     Acquisition Proposals. The Company agrees that it shall not, and shall cause its Subsidiaries and its and its Subsidiaries’ representatives not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing, an “ACQUISITION PROPOSAL”); PROVIDED that nothing contained in this Agreement shall prevent the Company Board from (i) making any disclosure to its stockholders if, in the good faith judgment of the Company Board, failure so to disclose would be inconsistent with its obligations under applicable law; (ii) before the date of the Company Meeting, providing (or authorizing the provision

of) information to, or engaging in (or authorizing) such discussions or negotiations with, any person who has made a bona fide written Acquisition Proposal received after the date hereof which did not result from a breach of this Section 6.06; or (iii) recommending such an Acquisition Proposal to its stockholders if and only to the extent that, in the case of actions referred to in clause (ii) or (iii), (x) such Acquisition Proposal is a Superior Proposal, (y) the Company Board, after having consulted with and considered the advice of outside counsel to the Company Board, determines in good faith that providing such information or engaging in such negotiations or discussions, or making such recommendation is required in order to discharge the directors’ fiduciary duties to the Company and its stockholders in accordance with the DGCL and (z) the Company receives from such person a confidentiality agreement substantially in the form of the Confidentiality Agreement. For purposes of this Agreement, a “SUPERIOR PROPOSAL” means any Acquisition Proposal by a third party on terms that the Company Board determines in its good faith judgment, after receiving the advice of its financial advisors, to be materially more favorable from a financial point of view to the Company and its stockholders than the Merger and the other transactions contemplated hereby, after taking into account the likelihood of consummation of such transaction on the terms set forth therein, taking into account all legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law, after giving the Acquiror at least two business days to respond to such third-party Acquisition Proposal once the Board has notified the Acquiror that in the absence of any further action by the Acquiror it would consider such Acquisition Proposal to be a Superior Proposal, and then taking into account any amendment or modification to this Agreement proposed by the Acquiror. The Company also agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than the Acquiror, with respect to any of the foregoing. The Company shall promptly (within one business day) advise the Acquiror following the receipt by it of any Acquisition Proposal and the material terms thereof (including the identity of the person making such Acquisition Proposal), and advise the Acquiror of any developments (including any change in such terms) with respect to such Acquisition Proposal promptly upon the occurrence thereof. The Company agrees that neither it nor any of its Subsidiaries shall terminate, amend, modify or waive any provision of or release any of its rights under any confidentiality or standstill agreement to which it is a party. The Company shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

      Nothing contained in this Section 6.06 or any other provision of this Agreement will prohibit the Company or the Company Board from notifying any third party that contacts the Company on an unsolicited basis after the date hereof concerning an Acquisition Proposal of the Company’s obligations under this Section 6.06.

      6.07     Takeover Laws. No party shall knowingly take any action that would cause the transactions contemplated by this Agreement or the Voting Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from any applicable Takeover Law, as now or hereafter in effect.

      6.08     No Rights Triggered. The Company shall take all reasonable steps necessary to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result in the grant of any rights to any person (a) under the Constitutive Documents of the Company or (b) under any material Contract to which it or any of its Subsidiaries is a party except, in each case, as Previously Disclosed or contemplated by this Agreement.

      6.09     Regulatory Applications. (a) The Acquiror and the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. The

Acquiror and the Company will promptly file applications, notices or other materials required to be filed with Governmental Authorities by applicable law in connection with the Merger and promptly file any additional information requested as soon as practicable after receipt of request thereof; PROVIDED that each party shall duly file such filings (including the Proxy Statement in preliminary form) no later than 25 business days after the date HEREOF. The Acquiror shall have the right to review in advance, and to the extent practicable to consult with the Company, subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, the Acquiror agrees to act reasonably and as promptly as practicable. Each of the Acquiror and the Company agrees that it will consult with the other party hereto with respect to the obtaining of all material consents, registrations, approvals, permits and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b) Each of the Acquiror and the Company agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

      6.10     Indemnification. (a) Following the Effective Time and for a period of six years thereafter, the Acquiror shall, or shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former directors and officers of the Company and its Subsidiaries (each, an “INDEMNIFIED PARTY”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “COSTS”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time (each, a “CLAIM”), to the fullest extent that the Company is permitted to indemnify its directors and officers under applicable law and its Constitutive Documents in effect on the date hereof (and the Acquiror shall, or shall cause the Surviving Corporation to, also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification); PROVIDED that any determination required to be made with respect to whether such an officer’s or director’s conduct complies with the standards set forth under applicable law and the Company’s Constitutive Documents shall be made by independent counsel reasonably acceptable to both the Indemnified Party and the Surviving Corporation.

(b) For a period of four years from the Effective Time, the Acquiror shall use its reasonable best efforts to provide (or cause the Surviving Corporation to provide) that portion of director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of the Company or any of its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by the Company; PROVIDED, HOWEVER, that in no event shall the Acquiror be required to expend more than twice the current amount spent by the Company (the “INSURANCE AMOUNT”) to maintain or procure such directors’ and officers’ insurance coverage; PROVIDED, FURTHER, that if the Acquiror is unable to maintain or obtain the insurance called for by this Section 6.10(b), the Acquiror shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; PROVIDED, FURTHER, that officers and directors of the Company or any Subsidiary may be required to make application and provide customary representations and warranties to the Acquiror’s insurance carrier for the purpose of obtaining such insurance.

(c) Any Indemnified Party wishing to claim indemnification under Section 6.10(a), upon learning of a Claim, shall promptly notify the Acquiror thereof; PROVIDED that the failure so to notify shall not affect the obligations of the Acquiror under Section 6.10(a) unless and to the extent that the Acquiror is actually prejudiced as a result of such failure. In the event of a Claim (whether arising before or after the Effective Time), (1) the Acquiror or the Surviving Corporation shall have the right to assume the defense thereof and the Acquiror shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Acquiror or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between the Acquiror or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Acquiror or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; PROVIDED, HOWEVER, that the Acquiror shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (2) the Indemnified Parties will cooperate in the defense of any such matter and (3) the Acquiror shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld; and PROVIDED, FURTHER, that the Acquiror shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

(d) If the Acquiror or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of the Acquiror shall assume the obligations set forth in this Section 6.10.

(e) The provisions of this Section 6.10 are intended to benefit, and may be enforced by, all Indemnified Parties and their respective heirs and representatives. An Indemnified Party shall be entitled to be reimbursed for all expenses (including reasonable attorneys’ fees) incurred in successfully enforcing this Section.

      6.11     Notification of Certain Matters. (a) Each of the Company and the Acquiror shall give prompt notice to the other of any fact, event or circumstance known to it that would reasonably be expected, individually or taken together with all other facts, events and circumstances known to it, (1) to result in any Material Adverse Effect with respect to it or (2) to cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

(b) The Company shall promptly notify the Acquiror of any written notice or other bona fide communication from any person alleging that the consent of such person is or may be required as a condition to the Merger.

(c) The Company and each of its Subsidiaries shall, prior to the Closing Date, notify its insurers in writing of all known incidents, events and circumstance that would reasonably be expected to give rise to a claim against the Company or its Subsidiaries, as applicable.

      6.12     Employee Benefits.

(a) Following the Effective Time, the Acquiror agrees to permit or cause the Company or its Subsidiaries to honor all Compensation Plans in accordance with their terms.

(b) The Company shall and the Acquiror shall permit or cause the Company to pay the CIC Payments in accordance with the Specified Compensation Plans.

(c) Following the Effective Time, the employees of the Company and its Subsidiaries will be subject to the policies of RBC Centura that are applicable to similarly situated employees of RBC Centura and its Subsidiaries and will be provided employee retirement, welfare and other benefits, fringes, and perquisites that are generally comparable in the aggregate to those provided by RBC Centura to similarly situated employees of RBC Centura and its Subsidiaries.

(d) The Acquiror will cause each employee benefit plan of RBC Centura and its Subsidiaries in which employees of the Company and its Subsidiaries are eligible to participate to take into account for purposes of eligibility and vesting thereunder, but not for purposes of benefit accrual, the prior service of such employees with the Company and its Subsidiaries as if such service were with RBC Centura and its Subsidiaries, to the same extent that such service was credited under a comparable plan of the Company. Employees of the Company and its Subsidiaries shall not be subject to any waiting periods or pre-existing condition limitations under the medical, dental and health plans of RBC Centura and its Subsidiaries in which they are eligible to participate. Employees of the Company and its Subsidiaries will retain credit for vacation pay which has been accrued as of the Effective Time and for purposes of determining the entitlement of such employees to vacation pay following the Effective Time, the service of such employees with the Company and its Subsidiaries shall be treated as if such service was with RBC Centura and its Subsidiaries.

(e) Prior to the Effective Time, the Company shall take all actions necessary to terminate the Admiralty 401(k) Profit Sharing Plan effective as of the day prior to the Closing Date, including adopting resolutions of the Company Board.

(f) Ten days prior to the Effective Time, for each current officer, employee or director of the Company or its Subsidiaries entitled to receive any payments or benefits triggered by the Merger, the Company shall deliver to the Acquiror, in a form reasonably satisfactory to the Acquiror, a general waiver and release of claims signed by such officer, employee or director. Such release shall provide that if a termination of employment occurs during a period in which an officer, employee or director is entitled to the continued provision of benefits triggered by the Merger under any Compensation and Benefit Plan (the “CIC BENEFITS CONTINUATION”), then the Company will provide such benefits on substantially the same terms and at the same employee costs as then in effect for the remainder of the period covered by the CIC Benefits Continuation, and that such period shall be coincident with the period of required coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA).

(g) The Company shall be responsible for providing or discharging any and all notifications, benefits and liabilities to employees and Governmental Authorities required by the Workers Adjustment and Retraining Notification Act of 1988 (WARN Act) or by any other applicable law relating to plant closings or employee separations or severance pay that are required to be provided before the Effective Time as a result of the transactions contemplated by this Agreement and RBC Centura shall be responsible for any and all such matters following the Effective Time. The Company shall cooperate in preparing and distributing any notices that RBC Centura may desire to provide prior to the Effective Time, in connection with actions by RBC Centura after the Effective Time would result in a notice requirement under such laws.

      6.13     Certain Adjustments. Upon the request of the Acquiror, the Company shall (a) consistent with generally accepted accounting principles and regulatory accounting principles, use its best efforts to record any accounting adjustments required to conform the (1) loan, litigation and other reserves (including loan classifications and levels of reserves) and (2) real estate and securities valuation policies and practices of the Company and its Subsidiaries so as to reflect consistently on a mutually satisfactory basis the policies and practices of the Acquiror and (b) make reasonable adjustments to the corporate structure of the Company or its direct or indirect subsidiaries and transfer assets or liabilities between the Company and its Subsidiaries or between Subsidiaries; PROVIDED, HOWEVER, that the Company shall not be obligated to record any such accounting adjustments (1) unless and until the Company shall be satisfied that the conditions to the obligation of the parties to consummate the Merger will be satisfied or waived on or before the Closing Date and (2) in no event until the day prior to the Closing Date.

      6.14     Certain Contracts. Prior to the Effective Time, the Company (a) shall cause any Contracts with Related Persons (other than Compensation Plans) to be terminated (effective prior to or as of the Effective Time) without any penalty or other adverse consequences to the Company and (b) will use its reasonable best efforts to cause the Contracts with third parties reasonably requested by the Acquiror to be terminated (effective prior to or as of the Effective Time) without any penalty or other adverse consequences to the Company or to be amended in the manner reasonably requested by the Acquiror; PROVIDED, HOWEVER, that the Company shall not be obligated to cause any such Contract to be terminated unless and until the Company shall be satisfied that the conditions to the obligation of the parties to consummate the Merger will be satisfied or waived on or before the Closing Date.

      6.15     Regulatory Compliance. In consultation with the Acquiror, the Company will take all reasonable measures to ensure that the Surviving Corporation’s subsidiary depository institutions will perform at a level of at least “satisfactory” under the CRA and that the Surviving Corporation and its subsidiary depository institutions should be deemed “well managed” by their “appropriate Federal banking agency” (as such term is defined in Section 3(q) of the Federal Deposit Insurance Act).

      6.16     Formation of Acquiror Sub. As soon as practicable following the date of this Agreement, the Acquiror shall cause Acquiror Sub to be duly organized as a direct or indirect wholly owned Subsidiary of the Acquiror and to become a party to this Agreement by executing and delivering a supplement hereto.

      6.17     IBB Line of Credit. Prior to the Effective Time, the Company shall repay in full any outstanding amounts borrowed under its line of credit with the Independent Bankers’ Bank of Florida, terminate such line of credit, satisfy all of its obligations under such line of credit and obtain release and return of the stock of the Bank pledged to secure such line of credit.

      6.18     Leases. (a) Within 30 days after the date of this Agreement, the Company shall deliver to the Acquiror an estoppel certificate for each lease of real property to which it is a party, each in a form reasonably satisfactory to the Acquiror.

(b) The Company shall consult with the Acquiror in connection with any discussions it has with third parties concerning the Company’s lease of real property in Palm Beach Gardens, Florida and shall use reasonable best efforts to accommodate the views of the Acquiror in connection with such discussions and any decisions relating to such property.

      6.19     Admiralty Insurance Services, L.L.C. Within 30 days after the date of this Agreement, the Company shall cause to be terminated all of the obligations of and restrictions on the Company and each of its Subsidiaries under the Operating Agreement relating to Admiralty Insurance Services, L.L.C., dated as of March 31, 2000, by and among Karp Insurance Consultants, Inc. and the Company (the “OPERATING AGREEMENT”), and provide for the change of the name of Admiralty Insurance Services, L.L.C., all in a manner reasonably satisfactory to the Acquiror.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

      7.01     Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each of the Acquiror, RBC Centura, Acquiror Sub and the Company to consummate the Merger is subject to the fulfillment or written waiver by the Acquiror and the Company prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. This Agreement shall have been duly approved and adopted and a plan of merger shall have been duly approved by the affirmative vote of the holders of the requisite number of the outstanding shares of Company Common Stock entitled to vote thereon in accordance with applicable law and the Company’s Constitutive Documents.

(b) Governmental and Regulatory Consents. All approvals and authorizations of, filings and registrations with, and notifications to, all Governmental Authorities required for the consummation of the Merger, and for the prevention of any termination of any material right, privilege, license or agreement of either the Acquiror or the Company or their respective Subsidiaries, shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired; PROVIDED, HOWEVER, that none of the preceding shall be deemed obtained or made if it shall be subject to any condition or restriction the effect of which, together with any other such conditions or restrictions, would be reasonably expected to have a Material Adverse Effect on the Surviving Corporation or the Acquiror or its operations in the United States after the Effective Time.

(c) Third Party Consents. All consents or approvals of all persons, other than Governmental Authorities, required for or in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation.

(d) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

      7.02     Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver by the Company prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Acquiror set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date), and the Company shall have received a certificate, dated the Closing Date, signed on behalf of the Acquiror by a senior officer of the Acquiror to such effect.

(b) Performance of Obligations of the Acquiror. The Acquiror shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate, dated the Closing Date, signed on behalf of the Acquiror by a senior officer of the Acquiror to such effect.

      7.03     Conditions to Obligation of the Acquiror. The obligations of the Acquiror, RBC Centura and Acquiror Sub to consummate the Merger are also subject to the fulfillment or written waiver by the Acquiror prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. Subject to the standard set forth in Section 5.02, the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date), and the Acquiror shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement (provided that the Company’s obligations pursuant to Section 6.17 and Section 6.19 shall have been performed in full) at or prior to the Effective Time, and the Acquiror shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(c) Employment Agreements. The Employment Agreements of (1) each individual comprising Group A as set forth in ANNEX A and (2) at least 15 of the 17 individuals comprising Group B as set forth in ANNEX A shall be in full force and effect and shall not have been amended and, in each case, such individual shall still be employed by the Company or a Subsidiary of the Company, and shall not have committed an act or omission that would permit their termination for “cause” thereunder; PROVIDED, HOWEVER, that this condition shall not be deemed unsatisfied as a result of the death or disability of one of the individuals named in Group A as set forth in ANNEX A or any or all of the individuals named in Group B as set forth in ANNEX A.

(d) Environmental Assessments. The Company shall have caused ASTM 1527 “Phase I” and/or “Phase II” environmental site assessment reports reasonably requested by the Acquiror to be prepared on up to two properties for such of the real properties owned, operated or controlled by the Company or any of the Company’s Subsidiaries and identified by the Acquiror in a form and substance reasonably acceptable to the Acquiror and, as a result of such assessments, no conditions shall be revealed or discovered that would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company.

ARTICLE VIII

TERMINATION

      8.01     Termination. This Agreement may be terminated and the Merger may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of the Acquiror and the Company, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b) Breach. At any time prior to the Effective Time, by the Acquiror or the Company (and with written notice to the other party), in each case if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (1) a breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (2) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach and which breach, individually or in the aggregate with other such breaches, would cause the conditions set forth in Section 7.03(a) or (b), in the case of a breach or breaches by the Company, or Section 7.02(a) or (b), in the case of a breach or breaches by the Acquiror, not to be satisfied or would reasonably be expected to prevent, materially delay or materially impair the ability of the Company or the Acquiror to consummate the Merger and the other transactions contemplated by this Agreement.

(c) Delay. At any time prior to the Effective Time, by the Acquiror or the Company (and with written notice to the other party), in each case if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by March 31, 2003 (the “PERMITTED TERMINATION DATE”), except to the extent that the failure of the Merger then to be consummated arises out of or results from the action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

(d) No Approval. By the Company or the Acquiror (and with written notice to the other party), in each case if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority.

(e) Failure to Recommend, Etc. By the Acquiror (and with written notice to the other party), if (i) at any time prior to the receipt of the approval of the Company’s stockholders contemplated by

Section 7.01(a), the Company Board shall not recommend that the stockholders give such approval, or (ii) the Company Board takes any of the actions described in clause (ii) or (iii) of the proviso to Section 6.06.

(f) Superior Proposal. At any time prior to the adoption of this Agreement by the Company’s stockholders contemplated by Section 7.01(a), by the Company, if the Company Board so determines by vote of a majority of the members of its entire Company Board if (1) the Company is not in breach of any material term of this Agreement, (2) the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into a definitive written agreement concerning a transaction that constitutes a Superior Proposal and (3) the Company notifies the Acquiror in writing that it intends to enter into such an agreement as soon as practicable upon termination of this Agreement, attaching the most current version of such agreement to such notice. The Company agrees to notify the Acquiror promptly if it shall determine not to enter into the written agreement referred to in its notification at any time after giving such notification.

(g) Admiralty Insurance Services. By the Acquiror, if the Operating Agreement shall not have been terminated within 30 days after the date of this Agreement.

      8.02     Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (a) as set forth in Sections 8.03 and 9.01 and (b) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

      8.03     Termination Fee. (a) In addition to any other rights that the Acquiror has under this Agreement and/or otherwise, the Company shall pay to the Acquiror $6,000,000 (the “TERMINATION FEE”) (it being understood that such fee is not intended as liquidated damages), if either:

(i) this Agreement is terminated by the Acquiror pursuant to (A) Section 8.01(b) with respect to a breach of Section 6.02 or 6.06 on the part of the Company or (B) Section 8.01(e), PROVIDED, HOWEVER, that the Acquiror shall not be in material breach of any of its covenants or agreements contained in this Agreement such that the Company shall be entitled to terminate this Agreement pursuant to Section 8.01(b); or

(ii) this Agreement is terminated by the Company pursuant to Section 8.01(f); or

(iii) a Fee Payment Event shall have occurred prior to the occurrence of a Fee Termination Event; PROVIDED that the Company has not previously paid a Termination Fee to the Acquiror pursuant to clause (i) or (ii) of this Section 8.03(a).

(b) Each of the following shall be a “FEE TERMINATION EVENT”: (i) the Effective Time; (ii) termination of this Agreement in accordance with its terms, other than a Listed Termination, if such termination occurs prior to the occurrence of a Tolling Event; or (iii) the passage of eighteen (18) months after termination of this Agreement if such termination follows the occurrence of a Tolling Event or is a Listed Termination. The term “LISTED TERMINATION” shall mean a termination by the Acquiror pursuant to Section 8.01(b) (unless the breach giving rise to such right of termination is wholly not volitional on the part of Company, its Affiliates or representatives).

(c) The term “TOLLING EVENT” shall mean any of the following events or transactions occurring on or after the date hereof:

(i) The Company or any of its Significant Subsidiaries, without having received the Acquiror’s prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction with any person other than the Acquiror or any of its Subsidiaries (each an “ACQUIROR SUBSIDIARY”), or the Company Board shall have recommended that the stockholders of the Company approve or accept any Acquisition Transaction with any person other than the Acquiror or an Acquiror Subsidiary.

(ii) Any person other than the Acquiror or any Acquiror Subsidiary shall have acquired beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding shares of Company Common Stock (the term “BENEFICIAL OWNERSHIP” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act, and the rules and regulations thereunder);

(iii) The stockholders of the Company shall have voted and failed to approve this Agreement at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held or shall have been canceled prior to termination of this Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been canceled, prior to such termination), it shall have been publicly announced that any person (other than the Acquiror or any of its Subsidiaries) shall have made, or disclosed an intention to make, a bona fide proposal to engage in an Acquisition Transaction;

(iv) The Company Board shall have withdrawn, modified or qualified (or publicly announced its intention to withdraw, modify or qualify) in any manner adverse in any respect to the Acquiror its recommendation that the stockholders of the Company approve the transactions contemplated by this Agreement in anticipation of engaging in an Acquisition Transaction, or Company shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than the Acquiror or a Acquiror Subsidiary;

(v) Any person other than the Acquiror or any Acquiror Subsidiary shall have filed with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its stockholders to approve the issuance of shares to be offered in such an exchange offer);

(vi) The Company shall have willfully breached any covenant or obligation contained in this Agreement after an overture is made by a third party to Company or its stockholders to engage in an Acquisition Transaction, and following such breach the Acquiror would be entitled to terminate this Agreement (whether immediately or after the giving of notice or passage of time or both); or

(vii) Any person other than the Acquiror or any Acquiror Subsidiary, without Acquiror’s prior written consent, shall have filed an application or notice with any regulatory or antitrust authority regarding an Acquisition Transaction.

(d) The term “FEE PAYMENT EVENT” shall mean any of the following events or transactions occurring after the date hereof:

(i) The acquisition by any person (other than the Acquiror or any Acquiror Subsidiary) of beneficial ownership of 25% or more of the then outstanding Company Common Stock; or

(ii) The occurrence of the Tolling Event described in clause (i) of the definition of the term “Tolling Event”, except that the percentage referred to in clause (z) of the definition of the term “Acquisition Transaction” shall be 25%.

(e) Any payment required to be made under Section 8.03(a)(i) shall be payable within three business days following such termination; any payment required to be made under Section 8.03(a)(ii) shall be made prior to or contemporaneously with such termination; and any payment required to be made under Section 8.03(a)(iii) shall be payable within three business days following the Fee Payment Event. In any case such payment shall be made, without setoff, by wire transfer in immediately available funds, to an account specified by the Acquiror.

(f) The Company acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement and are cumulative with, and not intended to limit, other remedies that may be available, and that, without these agreements, the

Acquiror would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.03, and, in order to obtain such payment, the Acquiror commences a suit which results in a judgment against the Company for the payment set forth in this Section 8.03, the Company shall pay the Acquiror’s costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on any amount due pursuant to this Section 8.03 from the date such amount becomes payable until the date of such payment at the prime rate of Citibank N.A. in effect on the date such payment was required to be made plus two (2) percent.

(g) The Company shall notify the Acquiror promptly in writing of the occurrence of any Tolling Event or Fee Payment Event, it being understood that the giving of such notice by the Company shall not be a condition to the Acquiror’s rights pursuant to this Section 8.03.

ARTICLE IX

MISCELLANEOUS

      9.01     Survival. No representations, warranties, agreements and covenants contained in this Agreement (a) other than those contained in Sections 6.05(b), 8.02, and 8.03 and in this Article IX, shall survive the termination of this Agreement if this Agreement is terminated prior to the Effective Time or (b) other than those contained in Section 6.10 and in this Article IX, shall survive the Effective Time.

      9.02     Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefitted by the provision, or (b) amended or modified at any time, by an agreement in writing executed by both parties, except that, after adoption of this Agreement by the stockholders of the Company, no amendment may be made which under applicable law requires further approval of such stockholders without obtaining such required further approval.

      9.03     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

      9.04     Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

      9.05     Expenses. Subject to Section 8.03, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing and postage expenses and any other fees and expenses related to the Proxy Statement shall be shared equally between the Company and the Acquiror. The Acquiror shall be entitled to select a printing company of its choice.

      9.06     Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given (a) on the date of delivery, if personally delivered or telecopied (with confirmation), (b) on the first business day following the date of dispatch, if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing, if mailed by registered or certified mail (return receipt requested), in each case to such party at its address or telecopy number set forth below or such other address or numbers as such party may specify by notice to the parties hereto.

      If to the Company, to:

Admiralty Bancorp, Inc.
4400 PGA Boulevard
Palm Beach Gardens, Florida 33410
Attention: Ward Kellogg
Facsimile: (561) 391-4908

      With a copy to:

Nina S. Gordon, P.A.
Broad and Cassel
Corporate Centre at Boca Raton, Suite 300
7777 Glades Road
Boca Raton, Florida 33434
Facsimile: (561) 218-8978

      If to the Acquiror, RBC Centura or Acquiror Sub, to:

Royal Bank of Canada
200 Bay Street
14th Floor, North Tower
Royal Bank Plaza
Toronto, Ontario
Canada M5J 2J5
Attention: W. Michael Wilson
Facsimile: (416) 974-9344

      With a copy to:

Donald J. Toumey, Esq.
Sullivan & Cromwell
125 Broad Street
New York, New York 10004
Facsimile: (212) 558-3588

      9.07     Entire Understanding; No Third-Party Beneficiaries. This Agreement (together with the Disclosure Schedule, the Exhibits and the Annex hereto) represents the entire understanding of the parties hereto with reference to all the matters encompassed or contemplated herein or agreed to in contemplation hereof and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for Section 6.10, insofar as such Section expressly provides certain rights to the Indemnified Parties named therein, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

      9.08     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part (except by operation of law), by any of the parties hereto without the prior written consent of each other party hereto, except that the Acquiror, RBC Centura and Acquiror Sub may assign or delegate in their sole discretion any or all of their rights, interests or obligations under this Agreement to any direct or indirect, wholly owned subsidiary of the Acquiror, but no such assignment shall relieve the Acquiror of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ADMIRALTY BANCORP, INC.

By:	/s/ WARD KELLOGG

Name: Ward Kellogg
Title: President and CEO

ROYAL BANK OF CANADA

By:	/s/ JAMES T. RAGER

Name: James T. Rager
Title: Vice Chairman

By:	/s/ PETER W. CURRIE

Name: Peter W. Currie
Title: Vice Chairman and CFO

RBC CENTURA BANKS, INC.

By:	/s/ SHAUNEEN BRUDER

Name: Shauneen Bruder
Title: President

ANNEX B

OPINION OF SANDLER O’NEILL & PARTNERS, L.P.

                              , 2002

Board of Directors

Admiralty Bancorp, Inc.
1401 North Federal Highway
Boca Raton, FL 33432

Gentlemen:

      Admiralty Bancorp, Inc. (“Admiralty”), RBC Centura Banks, Inc. (“RBC Centura”) and Royal Bank of Canada (“RBC”) have entered into an Agreement and Plan of Merger (the “Agreement”), dated as of August 29, 2002, pursuant to which Admiralty will be acquired by RBC through the merger of a newly formed subsidiary of RBC with and into Admiralty (the “Merger”). Under the terms of the Agreement, upon consummation of the Merger, each share of Admiralty common stock, no par value, issued and outstanding immediately prior to the Merger (the “Admiralty Shares”), other than certain shares specified in the Agreement, will be converted into the right to receive $26.00 in cash without interest (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Admiralty Shares.

      Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement, certain of the exhibits and schedules thereto, and related documents; (ii) certain publicly available financial statements and other historical financial information of Admiralty that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of RBC and RBC Centura that we deemed relevant; (iv) internal financial projections for Admiralty for the years ending December 31, 2002 and 2003 prepared by and reviewed with management of Admiralty and the views of senior management of Admiralty, based on limited discussions with them, regarding Admiralty’s business, financial condition, results of operations and future prospects; (v) the publicly reported historical price and trading activity for Admiralty’s common stock, including a comparison of certain financial and stock market information for Admiralty with similar publicly available information for certain other companies the securities of which are publicly traded; (vi) the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available; (vii) the current market environment generally and the banking environment in particular; and (viii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

      In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Admiralty, RBC or RBC Centura or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of Admiralty, RBC and RBC Centura that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Admiralty or RBC or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Admiralty or RBC or any of

B-1

their subsidiaries nor have we reviewed any individual credit files relating to Admiralty or RBC or any of their subsidiaries and, with your permission, we have assumed that their respective allowances for loan losses are adequate to cover such losses. We are not accountants and have relied upon the reports of the independent accountants for each of Admiralty and RBC for the accuracy and completeness of the audited financial statements made available to us. With respect to the financial projections reviewed with Admiralty’s management, Admiralty’s management has confirmed that they reflect the best currently available estimates and judgments of such management of the future financial performance of Admiralty and we have assumed that such performance will be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in Admiralty’s, RBC’s or RBC Centura’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Admiralty, RBC and RBC Centura will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Agreement are not waived.

      Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to the prices at which Admiralty’s common stock may trade at any time.

      We have acted as Admiralty’s financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We have also received a fee for rendering this opinion. In the past, we have also provided certain other investment banking services for Admiralty and have received compensation for such services. As of the date hereof, Sandler O’Neill & Partners, L.P. owns an aggregate of 100,207 shares of Admiralty common stock.

      In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Admiralty and RBC or their affiliates. We may also actively trade the equity and/or debt securities of Admiralty and RBC or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

      Our opinion is directed to the Board of Directors of Admiralty in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Admiralty as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness of the Merger Consideration to Admiralty shareholders from a financial point of view and does not address the underlying business decision of Admiralty to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Admiralty or the effect of any other transaction in which Admiralty might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent; provided, however, that we hereby consent to the inclusion of this opinion as an appendix to Admiralty’s proxy statement dated the date hereof and to the references to this opinion therein.

      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Admiralty Shares is fair to such shareholders from a financial point of view.

Very truly yours,

B-2

ANNEX C

FORM OF VOTING AND SUPPORT AGREEMENT

      VOTING AND SUPPORT AGREEMENT, dated August 29, 2002 (this “AGREEMENT”), between Royal Bank of Canada, a Canadian chartered bank (“ACQUIROR”), and the stockholder named on the signature page (the “STOCKHOLDER”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement.

WITNESSETH:

      WHEREAS, Admiralty Bancorp, Inc., a Delaware corporation (the “COMPANY”), RBC Centura Banks, Inc. and Acquiror are, concurrently with the execution and delivery of this Agreement, entering into an Agreement and Plan of Merger, dated the date hereof (the “MERGER AGREEMENT”), providing for the merger of a wholly owned subsidiary of Acquiror with and into the Company (the “MERGER”); and

      WHEREAS, as of the date hereof, the Stockholder is the record and/or beneficial owner of the shares of Company Common Stock listed next to the Stockholder’s name on the signature page hereto (the “EXISTING SHARES” and, together with any shares of Company Common Stock or other voting capital stock of the Company acquired by Stockholder after the date hereof, the “SHARES”);

      NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

VOTING

      1.1     Agreement to Vote. The Stockholder agrees that, from and after the date hereof and until the date on which this Agreement is terminated pursuant to Section 4.1, at the Company Meeting or any other meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, the Stockholder shall:

(a) appear at each such meeting or otherwise cause the Shares owned beneficially or of record by the Stockholder to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares, and any other voting securities of the Company (whenever acquired), that are owned beneficially or of record by the Stockholder or as to which the Stockholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption of the Merger Agreement and any other action of the Company’s stockholders requested in furtherance thereof; (ii) against any action or agreement submitted for approval of the stockholders of the Company that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of the Stockholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction submitted for approval to the stockholders of the Company that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the Merger or this Agreement, including: (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries (other than the Merger); (B) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; (C) a material change in the policies or management of the Company; (D) an election of new members to the board of directors of the Company, except where the vote is cast in favor of the nominees of a majority of the existing directors; (E) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Articles of Incorporation or Bylaws of the Company; or (F) any other material change in the Company’s corporate structure or business; PROVIDED, HOWEVER, that nothing in this Agreement shall prevent any representative of the Stockholder from discharging his or her fiduciary duties as a member of the board of directors of the Company.

      1.2     No Inconsistent Agreements. The Stockholder hereby covenants and agrees that, except for this Agreement and, if applicable, the agreement specified on the Stockholder’s signature page to this Agreement, the Stockholder (a) has not entered, and the Stockholder shall not enter at any time while this Agreement remains in effect, into any voting agreement or voting trust with respect to the Shares owned beneficially or of record by the Stockholder and (b) has not granted, and the Stockholder shall not grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Shares owned beneficially or of record by the Stockholder.

      1.3     Proxy. The Stockholder agrees to grant to Acquiror a proxy to vote the Shares owned beneficially and of record by the Stockholder as indicated in Section 1.1 above if the Stockholder fails for any reason to vote such Shares in accordance with Section 1.1. The Stockholder agrees that such a proxy would be coupled with an interest and irrevocable for so long as this Agreement is in effect, and the Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of such proxy.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

      2.1     Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Acquiror as follows:

(a) Authorization; Validity of Agreement; Necessary Action. The Stockholder has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Stockholder of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by the Stockholder and no other actions or proceedings on the part of the Stockholder are necessary to authorize the execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Acquiror, constitutes a valid and binding obligation of the Stockholder, enforceable against it in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general equity principles).

(b) Ownership. The Existing Shares listed opposite the name of the Stockholder on the signature page hereof are, and such Existing Shares and any additional shares of Company Common Stock acquired by the Stockholder after the date hereof and prior to the Effective Time will be, owned beneficially and of record by the Stockholder. As of the date hereof, the number of shares of Company Common Stock owned by the Stockholder is listed opposite the Stockholder’s name on the signature page hereof. As of the date hereof, the Existing Shares listed opposite the name of the Stockholder on the signature page hereof constitute all of the shares of Company Common Stock held of record, owned by or for which voting power or disposition power is held or shared by the Stockholder or any of its affiliates (except for the Shares owned beneficially and of record by any affiliates of the Stockholder that are parties to this Agreement). Except as may be specified on the Stockholder’s signature page to this Agreement, the Stockholder has and will have at all times through the Effective Time sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article I or Section 3.2 hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares and with respect to all of the Shares at the Effective Time, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. Subject to such existing pledges, if any, as may be specified on the Stockholder’s signature page to this Agreement (the “EXISTING PLEDGES”), the Stockholder has good and marketable title to the Existing Shares listed opposite the name of the Stockholder on the signature page hereof, free and clear of any Liens and the Stockholder will have good and marketable title to such Existing Shares and any additional shares of Company Common Stock acquired by the Stockholder after the date hereof and prior to the Effective Time, free and clear of any Liens.

(c) No Violation. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement will not, (i) conflict with or violate any law, ordinance or regulation of any Governmental Authority applicable to the Stockholder or by which any of its assets or properties is bound or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or require redemption or repurchase of or otherwise require the purchase or sale of any securities, or result in the creation of any Lien on the properties or assets of the Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of its assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(d) Consents and Approvals. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement will not, require the Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority based on the law, ordinance or regulation of any applicable Governmental Authority, except for any of the foregoing as would not reasonably be expected, either individually or in the aggregate, materially to impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(e) Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of the Stockholder, threatened against the Stockholder before or by any Governmental Authority that could reasonably be expected materially to impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f) Absence of Agreements with the Company. Except for, if applicable, the agreement specified on the Stockholder’s signature page to this Agreement, there are no existing Agreements or arrangements between the Stockholder or any of its affiliates, on one hand, or the Company or any of its Subsidiaries, on the other hand, relating to the Shares owned beneficially and of record by the Stockholder or any other securities of or investment in the Company.

(g) Competitive Business. Annex A to this Agreement is an accurate and complete list of the Stockholder’s participation in any business that could be considered to be a Competitive Business (as defined in Section 3.2) and a description of each such participation.

(h) Change in Control Bonus.

[Section 2.1(h) varies in the agreements signed by the directors as follows:]

[For Bruce Mahon, Section 2.1(h) reads as follows: The Stockholder is entitled to $200,000 under the Change in Control Program for the Chairman, $108,000 under the Directors’ 2002

Change in Control Bonus Program and certain other entitlements not to exceed $50,000 as previously approved by the Board of Directors of the Company. These amounts do not include the excise tax gross-up payment, if any, that may be payable pursuant to the terms of the applicable plan. The Stockholder is also entitled to continued health and welfare benefits, which include medical insurance benefits for the Stockholder and his current spouse for their respective lives. The Stockholder is not a participant in the Amended Senior Management 1998 Change in Control Program or any other severance or change in control program.]

[For Ward Kellogg, Section 2.1(h) reads as follows: The Stockholder is entitled to $36,000 under the Directors’ 2002 Change in Control Bonus Program, a total of $715,000 under his Employment Agreement dated June 23, 1998 (as amended) and the Senior Management 2002 Change in Control Bonus Program, and certain other entitlements not to exceed $40,000 as previously approved by the Board of Directors of the Company. These amounts do not include the excise tax gross-up payment, if any, that may be payable pursuant to the terms of the applicable plan. The Stockholder is also entitled to continued health and welfare benefits for up to 104 weeks from the date of the Change in Control. The Stockholder is not a participant in the Amended Senior Management 1998 Change in Control Program or any other severance or change in control program.]

[For the other 15 directors, Section 2.1(h) reads as follows: The Stockholder is entitled to CIC Payments in an amount no greater than $36,000 in the aggregate (which amount does not include the excise tax gross-up payment, if any, that may be payable pursuant to the terms of the applicable plan.]

      2.2     Representations and Warranties of Acquiror. Acquiror hereby represents and warrants to the Stockholder as follows:

(a) Organization; Authorization; Validity of Agreement; Necessary Action. Acquiror is a Canadian chartered bank and is validly existing and in good standing under the laws of Canada. Acquiror has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Acquiror of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by Acquiror and no other corporate actions or proceedings on the part of Acquiror are necessary to authorize the execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquiror and, assuming this Agreement constitutes a valid and binding obligation of the Stockholder, constitutes a valid and binding obligation of Acquiror, enforceable against it in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general equity principles).

(b) No Violation. The execution and delivery of this Agreement by Acquiror does not, and the performance by Acquiror of its obligations under this Agreement will not, (i) conflict with or violate the constitutive documents of Acquiror, (ii) conflict with or violate any law, ordinance or regulation of any Governmental Authority applicable to Acquiror or by which any of its assets or properties is bound or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or require redemption or repurchase of or otherwise require the purchase or sale of any securities, or result in the creation of any Lien on the properties or assets of Acquiror pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror is a party or by which Acquiror or any of its assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of Acquiror to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

ARTICLE III

OTHER COVENANTS

      3.1     Further Agreements of Stockholder. (a) The Stockholder hereby agrees, while this Agreement is in effect, and except as expressly contemplated hereby, not to sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (collectively, a “TRANSFER”) or enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with the Company or any other person or enter into any contract, option or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the Existing Shares owned beneficially and of record by the Stockholder, any Shares acquired by the Stockholder after the date hereof, any securities exercisable or exchangeable for or convertible into Company Common Stock, any other capital stock of the Company or any interest in any of the foregoing with any person.

(b) In case of a stock dividend or distribution, or any change in Company Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “SHARES” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

(c) The Stockholder hereby agrees that during the term of this Agreement it shall not, and shall not permit any of its respective representatives to, (i) initiate, solicit, encourage or knowingly facilitate, directly or indirectly, any inquiries or the making of any proposal with respect to any matter described in Section 3.1(a) or any Acquisition Proposal, (ii) participate in any negotiations concerning, or provide to any other person any nonpublic information or data relating to the Company or any of its Subsidiaries for the purpose of, or have any discussions with, any person relating to, or cooperate with or assist or participate in, or knowingly facilitate, any inquiries or the making of any proposal which constitutes, or would reasonably be expected to lead to, any effort or attempt by any other person to seek to effect any matter described in Section 3.1(a) or any Acquisition Proposal or (iii) agree to or release any person from any obligation under any existing standstill agreement or arrangement relating to the Company. The Stockholder agrees immediately to cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal, or any matter described in Section 3.1(a), and the Stockholder will take the necessary steps to inform its respective representatives of the obligations undertaken by the stockholder pursuant to this Section 3.1. Nothing contained in this Section 3.1(c) shall prevent (1) any representative of the Stockholder from discharging his or her fiduciary duties as a member of the board of directors of the Company or (2) the Stockholder from taking action authorized by the Company Board to the extent such action is permitted by Section 6.06 of the Merger Agreement.

(d) The Stockholder hereby agrees, while this Agreement is in effect, to notify Acquiror promptly in writing of (i) the number of any additional shares of Company Common Stock or other securities of the Company acquired by the Stockholder, if any, after the date hereof and (ii) any such inquiries or proposals that are received by, any such information which is requested from, or any such negotiations or discussions which are sought to be initiated or continued with, the Stockholder with respect to any matter described in Section 3.1(a) or (c).

      3.2     Non-Competition. The Stockholder will not, inside the State of Florida, for a period of one (1) year after the Closing Date, own any interest in, manage, operate or control, or participate in the ownership, management, operation or control of (such as by serving as a director, officer, employee, member, partner, consultant, agent or advisor), any business or enterprise that is involved in the business of banking or other financial services (the “COMPETITIVE BUSINESS”); PROVIDED, HOWEVER, nothing contained herein shall prohibit the Stockholder from (i) continuing to participate in the ownership, management, operation or control of a particular Competitive Business to the extent set forth in Annex A or (ii) acquiring and maintaining an ownership interest in a Competitive Business provided that the acquired ownership interest, when aggregated with any ownership interest of (A) family members of the Stockholder and (B) any person who, together with the Stockholder and any other person would be deemed to be a group (as defined for purposes of Rule 13d-3 under the Exchange Act), represents less than 5% of the equity and voting power in such Competitive Business. The Stockholder acknowledges that the covenants in this section are executed in order to induce Acquiror to enter into and consummate the transactions contemplated by the Merger Agreement, are required by Acquiror for the purpose of preserving the business acquired by it in connection with the transactions contemplated by the Merger Agreement and that Acquiror would not enter into and consummate the transactions contemplated by the Merger Agreement without the agreement of the Stockholder to the covenants contained in this section. The Stockholder also acknowledges that the scope, duration and geographic limitations contained in this section are reasonable given the nature of the Company’s business and the nature of the Competitive Business. In the event that any of the provisions of this section should ever be adjudicated to exceed the time, scope, geographic, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, scope, geographic or other limitations enforceable under applicable law. The Stockholder further acknowledges that a violation of this section would cause immeasurable injury to Acquiror and that, in the event of a breach by the Stockholder of this section, Acquiror will not have an adequate remedy at law. Accordingly, in the event of any such breach, Acquiror shall be entitled to such equitable and injunctive relief as may be available to restrain the Stockholder and any other person participating in such breach from the violation of the provisions hereof in any court of competent jurisdiction and injunctive relief without the necessity of posting a bond or proving special damages. Nothing herein, however, shall be construed as prohibiting Acquiror from pursuing any other remedies available at law or equity for such breach, including the recovery of damages.

ARTICLE IV

MISCELLANEOUS

      4.1     Termination. Sections 1.1, 1.2, 1.3 and 3.1 of this Agreement, and any proxy granted pursuant to Section 1.3, shall terminate upon the earlier of (i) the date on which the Merger Agreement is terminated in accordance with Article VIII thereof or (ii) the Effective Time (such earlier date the “TERMINATION DATE”). Nothing in this Section 4.1 shall relieve or otherwise limit any party of liability for breach of this Agreement.

      4.2     Stop Transfer Order. In furtherance of this Agreement, the Stockholder shall and hereby does authorize and instruct the Company to instruct its transfer agent to enter a stop transfer order with respect to all of the Existing Shares owned beneficially and of record by the Stockholder and all Shares acquired by the Stockholder after the date hereof.

      4.3     Further Assurances. From time to time, at the other party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

      4.4     No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, and Acquiror shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Shares, except as otherwise provided herein.

      4.5     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or delivered by an overnight courier

(with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Acquiror to:

Royal Bank of Canada 200 Bay Street 14th Floor, North Tower Royal Bank Plaza Toronto, Ontario Canada M5J 2J5 Attention: W. Michael Wilson Facsimile: (416) 974-9344

with a copy to:

Sullivan & Cromwell 125 Broad Street New York, New York 10004 Fax: (212) 558-3588 Attention: Donald J. Tourney

(b) if to Stockholder to the address listed next to the Stockholder’s name on the signature page hereto.

      4.6     Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No provision of this Agreement shall be construed to require Acquiror, the Stockholder or any of its respective Subsidiaries or affiliates to take any action which would violate any applicable law (whether statutory or common), rule or regulation.

      4.7     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

      4.8     Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

      4.9     Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to contracts made and performed entirely within such State.

      4.10     Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      4.11     Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

      4.12     Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders or limited partners. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

      4.13     Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

      IN WITNESS WHEREOF, the parties hereto have signed or have caused this Agreement to be signed by their respective officers or other authorized persons thereunto duly authorized as of the date first written above.

ROYAL BANK OF CANADA

By:

Name:

Title:	Executive Vice President, Corporate Development

By:

Name:

Title:	Executive Vice President, Corporate Development

VOTING AND SUPPORT AGREEMENT

COUNTERPART SIGNATURE PAGE

      IN WITNESS WHEREOF, the Stockholder has signed or has caused this Agreement to be signed by its respective officers or other authorized persons thereunto duly authorized as of the date first written above.

Number of Shares

owned beneficially and of record:

Name:                                                                  Address for notices:

ANNEX D

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

      § 262. Appraisal rights.

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ADMIRALTY BANCORP, INC.

SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER ______, 2002

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
ADMIRALTY BANCORP, INC.

     The undersigned stockholder(s) of Admiralty Bancorp, Inc. hereby appoint(s) Bruce A. Mahon and Ward Kellogg, or either of them, as proxies, each with full power to appoint his substitute, to represent and to vote, with all the powers the undersigned would have if personally present, all the shares of Common Stock, no par value per share, of Admiralty Bancorp, Inc. held of record by the undersigned on October      , 2002 at the special meeting of stockholders to be held at                , on December      , 2002 at      a.m. local time, or at any adjournments or postponements thereof, as described in the accompanying notice of special meeting and proxy statement, receipt of which is hereby acknowledged.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given to the contrary, this proxy will be voted for the approval of the merger agreement and the resulting merger in accordance with the recommendation of the board of directors of Admiralty Bancorp, Inc. The proxies cannot vote your shares unless you sign and return this proxy card.

     The board of directors of Admiralty Bancorp, Inc. recommends a vote FOR the merger agreement and the merger proposal.

     Proposal. To approve the Agreement and Plan of Merger, dated August 29, 2002, among Admiralty Bancorp, Inc., RBC Centura Banks, Inc. and Royal Bank of Canada and the resulting merger, whereby a wholly owned subsidiary of RBC Centura Banks, Inc. will merge with and into Admiralty Bancorp, Inc., which will survive the merger and become a wholly owned subsidiary of RBC Centura Banks, Inc., as described in the accompanying proxy statement.

FOR     ☐            AGAINST     ☐            ABSTAIN     ☐

     The proxies are hereby authorized to vote, in their discretion, upon other business as may come before the special meeting or any adjournment or postponement thereof, including adjourning the meeting to permit the further solicitation of proxies, if necessary.

(Reverse side of proxy card)

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, the proxy will be voted FOR the approval of the merger agreement and merger.

Dated: _________________________, 2002

(Signature)

(Signature)

PLEASE SIGN HERE

Please date this proxy and sign your name exactly as it appears on this proxy card.

Where there is more than one owner, each must sign. When signing as an agent, attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer who should indicate his or her office.

PLEASE DATE, SIGN AND MAIL THIS PROXY CARD IN THE
ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE.
NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.